                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-32518


Prospectus

Better Minerals & Aggregates Company

Offer To Exchange All Outstanding
13% Senior Subordinated Notes due 2009 for
13% Senior Subordinated Notes due 2009, Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer

  . We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that are freely tradable.

  . You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  . The exchange offer expires at 5:00 p.m., New York City time, on May 9,
    2000, unless we extend the offer.

  . The exchange will not be a taxable event for U.S. federal income tax purposes.

The New Notes

  . The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes issued on October 1, 1999, except that the new notes will be freely tradable.

  . No public market currently exists for the old notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

      ----------------------------------------------------------

   YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

      ----------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      ----------------------------------------------------------

                The date of this prospectus is April 11, 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................  ii
Forward-Looking Statements...............................................  ii
Industry Data............................................................ iii
Measurements............................................................. iii
Summary..................................................................   1
Risk Factors.............................................................  16
The Exchange Offer.......................................................  25
Use of Proceeds..........................................................  36
Capitalization...........................................................  36
Unaudited Pro Forma Consolidated Financial Data..........................  37
Selected Financial Data..................................................  41
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
Industry Overview........................................................  51
Business.................................................................  53
Management...............................................................  64
Certain Relationships and Related Transactions...........................  68
Security Ownership of Certain Beneficial Owners and Management...........  70
Description of the New Credit Facilities.................................  75
Description of the New Notes.............................................  78
Exchange and Registration Rights Agreement............................... 120
Certain United States Federal Tax Consequences........................... 123
Book-Entry; Delivery and Form............................................ 127
Plan of Distribution..................................................... 130
Legal Matters............................................................ 130
Experts.................................................................. 131
Index to Consolidated Financial Statements............................... F-1

                      WHERE YOU CAN FIND MORE INFORMATION

   Upon effectiveness of the registration statement of which this prospectus is a part, we will file annual and quarterly reports and other information with the Securities and Exchange Commission. You may read and copy any reports, documents and other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the new notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission's rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement.

   We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our plans, intentions and expectations reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that our plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements we make in this prospectus are set forth in this prospectus, including factors disclosed under "Risk Factors." We believe that the following factors, among others, could affect our future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this prospectus:

  . general and regional economic conditions, including the economy in the states in which we have production facilities and in which we sell our products;

  .  demand for residential and commercial construction;

  .  demand for automobiles and other vehicles;

  . levels of government spending on road and other infrastructure construction;

  . the competitive nature of the industrial minerals and aggregates industries;

  . operating risks typical of the industrial minerals and aggregates industries;

  . difficulties in, and unanticipated expense of, assimilating newly-acquired businesses;

  . fluctuations in prices for, and availability of, transportation and power;

  .  unfavorable weather conditions;

  . regulatory compliance, including compliance with environmental and silica exposure regulations, by us and our customers;

  .  litigation affecting us and our customers;

  . changes in the demand for our products due to the availability of substitutes for products of our customers; and

  .  labor unrest.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, our future performance may differ materially from that expressed or implied by the forward-looking statements discussed in this prospectus.

                                 INDUSTRY DATA

   Information contained in this prospectus concerning the industrial minerals and aggregates industries, our general expectations concerning these industries and our market position and market share within these industries and the end use markets we serve are based on estimates prepared by us using data from various sources (primarily the U.S. Geological Survey, including its web site at www.usgs.gov, the Committee on Environment and Public Works of the United States Senate and data from our internal research) and on assumptions made by us, based on that data and our knowledge of these industries, which we believe to be reasonable. We believe data regarding the industrial minerals and aggregates industries and our market position and market share within those industries and the end use markets we serve are inherently imprecise, but are generally indicative of their size and our market position and market share within those industries and end use markets. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, particularly as they relate to our general expectations concerning the industrial minerals and aggregates industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors" in this prospectus. Information contained in this prospectus relating to the Transportation Equity Act for the 21st Century comes primarily from the United States Department of Transportation's web site located at www.fhwa.dot.gov.

                                  MEASUREMENTS

   When used in this prospectus:

  .  data in tons or tonnage is measured in "short" tons (2,000 pounds);

  . mesh refers to size measured in sieve openings per square inch and thus as mesh size increases, particle size decreases; and

  .  microns refer to size (1 micron is equal to 0.00004 of an inch).

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This prospectus includes information about the exchange offer, as well as information regarding our business, certain recent transactions entered into by us and detailed financial data. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes thereto. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "we," "us," "our" and similar terms, as well as references to "Better Minerals & Aggregates," refer to Better Minerals & Aggregates Company (formerly known as USS Intermediate Holdco, Inc.) and its direct and indirect subsidiaries, including Commercial Stone Co., Inc. ("Commercial Stone Co.") and Commercial Aggregates Transportation and Sales, L.P. ("CATS"), which we acquired on October 1, 1999, and all references to the "issuer" refer to Better Minerals & Aggregates Company only and not to any of its subsidiaries. In addition, all references in this prospectus to "USS Holdings" refer to USS Holdings, Inc., our indirect parent, all references to "BMAC Holdings" refer to BMAC Holdings, Inc., our direct parent, and all references to "U.S. Silica" refer to U.S. Silica Company, one of our subsidiaries. Unless otherwise indicated, when we set forth financial or other information in this prospectus on a pro forma basis for the year ended
December 31, 1999, that information gives effect to the Transactions (as defined below) and the acquisition of certain operating assets in southern New Jersey from Unimin Corporation (the "Morie Assets") on April 9, 1999 as if they had occurred on January 1, 1999. When we refer to our aggregates business in this prospectus, it includes our hot mixed asphalt business. Any reference to "notes" in this prospectus refers to both "old notes" and "new notes," unless the context otherwise requires.

                      Better Minerals & Aggregates Company

   We mine, process and market industrial minerals, principally silica, in the eastern and midwestern United States. We also mine, process and market aggregates and produce and market hot mixed asphalt in certain geographic areas in Pennsylvania and New Jersey. We are the second leading producer of silica in the United States, accounting for approximately 23% of industry volume in 1999. We believe that we have leading positions in most of our key end use markets for our silica products, typically occupying the number one or two position by sales. These end use markets include container glass, fiberglass, specialty glass, flat glass, fillers and extenders (primarily used in paints and coatings), chemicals and ceramics. We also supply our silica products to the foundry, building materials and other end use markets. Our customers use our aggregates, which consist of high quality crushed stone, construction sand and gravel, for road construction and maintenance, other infrastructure projects and residential and commercial construction and to produce hot mixed asphalt and concrete products. We also use our aggregates to produce hot mixed asphalt. We operate a network of 25 production facilities in 14 states. Many of our production facilities are located near major modes of transportation and our significant customers, which reduces transportation costs and enhances customer service. Our principal industrial minerals and aggregates properties each have deposits that we believe will support production in excess of 15 years. On a pro forma basis, our industrial minerals business (substantially all the net sales of which consist of silica products) and our aggregates business accounted for 65.2% and 34.8% of our net sales, respectively, for the year ended December 31, 1999. On a pro forma basis, we had net sales of $248.1 million for the year ended December 31, 1999.

                               Industry Overview

   In 1998, consumption of silica in the United States was approximately 29.0 million tons, generating sales of approximately $491 million. The distinct characteristics of silica--size, purity, color, inertness, hardness and resistance to high temperatures--make it difficult to substitute in a

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variety of applications. From 1988 to 1998, sales of silica in the United
States grew at a compound annual growth rate of approximately 2.7%. This growth resulted from increased demand across a wide variety of end use markets.

   In 1998, consumption of aggregates (not including hot mixed asphalt) in the United States was approximately 2.8 billion tons, generating sales of approximately $13.5 billion. Aggregates consist of crushed stone, construction sand and gravel. From 1988 to 1998, sales of aggregates in the United States grew at a compound annual growth rate of approximately 4.4%. This growth resulted from increased demand for road construction and maintenance, other infrastructure projects and residential and commercial construction. We believe demand for aggregates will increase due to the passage by Congress in 1998 of the Transportation Equity Act for the 21st Century ("TEA-21"). TEA-21 establishes a $218 billion transportation program that provides for increased federal funding for highways and related infrastructure improvements through 2003. TEA-21 authorizes average annual federal spending on highways and related infrastructure improvements of approximately $26 billion, approximately 44% higher than the average annual federal spending of $18 billion under the predecessor program. In Pennsylvania and New Jersey, our primary aggregates markets, average annual federal spending on highways and related infrastructure improvements under TEA-21 is projected to be approximately 47% and 30% higher, respectively, than under the predecessor program.

   Transportation costs are a significant portion of the total cost of industrial minerals and aggregates to customers, typically representing up to 50% of that cost. As a result, the industrial minerals and aggregates markets are typically local, and competition from beyond the local area is limited. Industrial minerals and aggregates are usually shipped within 200 miles and 75 miles of the plant, respectively, while hot mixed asphalt is usually shipped within 30 miles. However, certain high margin industrial minerals products, such as fine ground silica, may be distributed nationally and, in some cases, internationally due to the high value of these products relative to transportation costs.

                             Competitive Strengths

   Leading Positions in Attractive End Use Markets and Geographic Areas. We are the second leading producer of silica in the United States, accounting for approximately 23% of industry volume in 1999. We believe that we have leading positions in most of our key end use markets for our silica products, typically occupying the number one or two position by sales. These end use markets include container glass, fiberglass, specialty glass, flat glass, fillers and extenders, chemicals and ceramics. In addition, we believe that our aggregates business maintains leading positions in the key geographic areas we serve, including the Pittsburgh and Philadelphia metropolitan areas. Both the industrial minerals and aggregates industries in the United States have been characterized by stable historical growth. For the period between 1988 and 1998, sales of silica and aggregates in the United States have increased at a compound annual growth rate of approximately 2.7% and 4.4%, respectively. We believe the growth in sales for silica will continue at this stable rate. Furthermore, we believe demand for aggregates will grow due to the passage of TEA-21, which will increase average annual federal spending on highways and related infrastructure improvements through 2003 by approximately 44% over the predecessor program.

   Low Cost Supplier. We believe that we are a low cost supplier of industrial minerals and aggregates in the end use markets and geographic areas in which we compete. Our largest industrial minerals facilities are located on major railroad routes and near our significant customers. In addition, we utilize multiple modes of transportation such as trucks, rail and rail-truck transfer facilities to obtain competitive freight rates. Our western Pennsylvania aggregates business is positioned closer

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to the interstate highway system surrounding the Pittsburgh metropolitan area than the operations of many of our competitors, providing us with a cost advantage. In addition, our investments in technology have improved efficiencies and have also contributed to our position as a low cost supplier.

   Diverse Revenue Base. We provide a wide range of products to a diverse customer base, serving numerous end use markets. We believe that this diversity mitigates the impact of adverse economic conditions in any end use market that we serve. For example, on a pro forma basis for the year ended December 31, 1999, we exceeded $10 million in net sales in each of 10 distinct end use markets and no single customer accounted for more than 5% of our net sales.

   Strong Customer Relationships. We are a key supplier of silica to leaders in many of the end use markets that we serve. We have had relationships with many of our major customers for more than 20 years, including Corning Incorporated, Owens Corning, Owens-Illinois, Inc., PPG Industries, Inc., PQ Corporation and The Sherwin-Williams Company. We have also developed strong relationships with government contractors and others in our aggregates business that provide us with a diverse base of approximately 5,000 aggregates customers, primarily consisting of local contractors.

   Experienced Management Team. Our senior management team has an average of approximately 21 years of related industry experience. This experience has allowed us to improve productivity, reduce costs and enhance customer relationships in competitive markets. For example, during the period from the beginning of 1994 to the end of 1999, excluding the effect of acquisitions, we increased net sales in our industrial minerals business at a compound annual growth rate of approximately 4.0%. During the same period, excluding the effect of acquisitions, we reduced total operating costs per ton by 0.5%.

   Strong Financial Sponsors. D. George Harris & Associates, LLC ("DGHA") and Chase Capital Partners ("CCP") provide us with expertise in identifying and financing industrial minerals and aggregates acquisition opportunities. Since 1987, our chairman, D. George Harris, has overseen 30 acquisitions in the worldwide chemical and extractive minerals industries. DGHA is an independent private leveraged buyout group formed in 1987 whose principal business is to form investor groups to acquire and manage industrial businesses. DGHA has substantial experience in acquiring, operating and expanding chemical, industrial minerals and aggregates businesses, including Harris Chemical Group, Inc. and Harris Specialty Chemicals, Inc. CCP is the private equity group of The Chase Manhattan Corporation, one of the largest bank holding companies in the United States, and is one of the nation's largest private equity organizations, with over $15 billion under management. Through its affiliates, CCP invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine debt capital. Since its inception in 1984, CCP has made over 950 direct investments in a variety of industries, including investments in over 30 industrial minerals and chemicals companies.

                                    Strategy

   Our goals are to build on our leading market positions by continuing to improve our existing operations and by pursuing acquisition opportunities.

   For our current operations, we intend to:

  . expand our aggregates and hot mixed asphalt production capacity by investing in additional plant and equipment;

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  .  continue to focus on cost reductions by investing in technology, improving production processes and sharing manufacturing best practices throughout our organization as we integrate our acquisitions; and

  . introduce, at select locations, new products such as water filtration sand, golf course sands and a variety of other specialty products developed through new processing techniques and market knowledge gained through our recent acquisitions.

   In addition, we have grown through acquisitions and we will continue to pursue acquisitions that we believe will create value and enhance cash flow. We target opportunities that provide us with:

  . access to new geographic areas in close proximity to our existing operations;

  . an ability to market other industrial minerals in existing end use markets; and

  .  additional technological, production and marketing expertise.

                                The Transactions

   Commercial Stone Acquisition. On October 1, 1999 (the "closing date"), through two of our subsidiaries, we acquired Commercial Stone Co., CATS and related quarry properties (the "Commercial Stone acquisition"). The acquired companies and properties are collectively referred to in this prospectus as "Commercial Stone." The Commercial Stone acquisition substantially increased our aggregates business and expanded our presence in Pennsylvania to the Pittsburgh metropolitan area, where Commercial Stone is a leading producer of crushed stone and hot mixed asphalt. For its fiscal year ended March 31, 1999, Commercial Stone sold 3.2 million tons of crushed stone and 1.1 million tons of hot mixed asphalt. For the same period, Commercial Stone had net sales of $42.0 million.

   The total consideration for Commercial Stone was $139.0 million in cash, $8.0 million of which was placed in escrow to satisfy any future indemnity claims we may have against the sellers. The Commercial Stone acquisition was consummated simultaneously with the consummation of the other Transactions described below, including the offering of the old notes.

   New Credit Facilities. On the closing date, we entered into new senior secured credit facilities (the "new credit facilities") with Chase Securities Inc. ("CSI"), as syndication agent, book manager, lead arranger and documentation agent, and Banque Nationale de Paris, as administrative agent and collateral agent, and other lenders. The new credit facilities consisted of a $50.0 million revolving credit facility, a $45.0 million tranche A term loan facility, a $95.0 million tranche B term loan facility and a $40.0 million delayed draw term loan acquisition facility. Borrowings under the delayed draw term loan acquisition facility are conditioned on, among other things, meeting a specific leverage ratio. On the closing date, we borrowed the full amount of the term loans. See "Description of the New Credit Facilities."

   Cash Equity Contribution. On the closing date, USS Holdings issued and sold shares of common and preferred stock and warrants to purchase common stock of USS Holdings for $35.0 million (the "cash equity contribution"), which proceeds were contributed to us on the closing date. See "Security Ownership of Certain Beneficial Owners and Management."

   The Commercial Stone acquisition, the repayment of certain debt, the borrowings under the new credit facilities, the cash equity contribution and the offering of the old notes are collectively referred to in this prospectus as the "Transactions." The sources and uses of funds for the Transactions are presented in the following table:

                                                                  Amount
                                                           ---------------------
                                                           (Dollars in Millions)
      Sources:
        Tranche A term loan facility......................        $ 45.0
        Tranche B term loan facility......................          95.0
        Old notes.........................................         150.0
        Cash equity contribution..........................          35.0
                                                                  ------
          Total sources...................................        $325.0
                                                                  ======
      Uses:
        Purchase price of Commercial Stone................        $139.0
        Repayment of certain debt.........................         167.2
        Fees and expenses(1)..............................          18.8
                                                                  ------
          Total uses......................................        $325.0
                                                                  ======

--------
(1) Fees and expenses include the initial purchasers' discounts and other expenses in connection with the offering of the old notes, fees and expenses associated with the Commercial Stone acquisition and the new credit facilities and $1.3 million in bonuses paid to the management of Commercial Stone upon the consummation of the Commercial Stone acquisition.

                                ----------------

   The issuer is incorporated in Delaware with principal executive offices located at Route 522 North, P.O. Box 187, Berkeley Springs, West Virginia 25411. Its telephone number is (304) 258-2500.

                               The Exchange Offer

   On October 1, 1999, we completed the private offering of our 13% Senior Subordinated Notes due 2009. We entered into an exchange and registration rights agreement with the initial purchasers in the private placement in which we agreed to deliver to you this prospectus and we agreed to complete the exchange offer within 240 days after the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for new notes which are identical in all material respects to the old notes except that:

  . the new notes have been registered under the Securities Act of 1933;

  . the new notes are not entitled to certain rights which are applicable to the old notes under the exchange and registration rights agreement; and

  .  certain liquidated damages provisions are no longer applicable.

The Exchange Offer..........  We are offering to exchange up to $150.0 million aggregate principal amount of 13% Senior
                              Subordinated Notes due 2009 which have been registered under the Securities Act of 1933 for up to $150.0 million aggregate principal amount of 13% Senior Subordinated Notes due 2009 which were issued on October 1, 1999 in the private offering. Old notes may be exchanged only in integral multiples of $1,000. We will issue the new notes promptly after the expiration of the exchange offer.

Resales.....................  Based on an interpretation by the staff of the
                              Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that you are acquiring the new notes in the ordinary course of business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

                              Each participating broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. These broker-dealers may use this prospectus for this purpose. See "Plan of Distribution."

                              Any holder of old notes who

                                 .  is our affiliate,

                                 . does not acquire new notes in the ordinary course of its business, or

                                 . tenders in the exchange offer with the
                                   intention to participate, or for the
                                   purpose of participating, in a distribution of new notes,

                              cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of the new notes.

Expiration Date; Withdrawal
of Tenders..................  The exchange offer will expire at 5:00 p.m., New
                              York City time, on May 9, 2000, unless we decide to extend the exchange offer. We do not currently intend to extend the expiration date, although we reserve the right to do so. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, subject to compliance with the procedures for withdrawal described in "The Exchange Offer" section of this prospectus under the heading "Withdrawal of Tenders." Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange      The exchange offer is subject to customary
Offer.......................  conditions, any of which we may waive. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. See "The Exchange Offer--Conditions to Exchange Offer."

Procedures for Tendering
Old Notes...................  If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal on or prior to the expiration date. If you hold old notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 .  any new notes that you receive will be
                                    acquired in the ordinary course of your
                                    business;

                                 . you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

                                 .  if you are a broker-dealer that will
                                    receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the new notes; and

                                 . you are not our "affiliate" as defined in Rule 405 under the Securities Act of 1933, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act of 1933.

Special Procedures for
Beneficial Owners...........  If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those old notes for exchange, you should contact the registered holder promptly and instruct it to tender those notes on your behalf. If you wish to tender those notes yourself, you must either make appropriate arrangements to re-register ownership of those notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership to your own name may take considerable time and you may not be able to complete the transfer prior to the expiration date.

Guaranteed Delivery           If you wish to tender your old notes and your old
Procedures..................  notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer
                              Program on or prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures described in "The
                              Exchange Offer" section of this prospectus under the heading "Guaranteed Delivery Procedures."

Effect on Holders of Old      As a result of the making of, and upon acceptance
Notes.......................  for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the exchange and registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the exchange and registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold the old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the exchange and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to
Exchange....................  All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act of 1933.

Certain United States
Federal Tax Consequences....  The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Tax Consequences."

Use of Proceeds.............  We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent..............  The Bank of New York, the trustee under the indenture governing the notes, is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the "The Exchange Offer" section of this prospectus under the heading "Exchange Agent."

Exchange Offer;
Registration Rights.........  Subject to the applicable federal and state securities laws, we agreed to file on or prior to 135 days after the date of original issuance of the old notes, and to use our reasonable best efforts to cause to be declared effective within 195 days after the date of original issuance of the old notes, a registration statement with respect to an offer to exchange the old notes for new notes.

                              We also agreed, under certain circumstances, to file and to use our reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the old notes. As described in the exchange and registration rights agreement, liquidated damages with respect to the old notes are payable if we do not comply with certain of our registration obligations. The original filing of the registration statement of which this prospectus is a part was intended to satisfy the requirement to file the exchange offer registration statement.

                              The registration statement of which this prospectus is a part was not first filed with the Securities and Exchange

                              Commission within 135 days after the date of original issuance of the old notes and, as a result, pursuant to the terms of the exchange and registration rights agreement, we have made a payment of liquidated damages on the old notes on March 15, 2000 in the amount of $123,428.

                                 The New Notes

   The following summary contains basic information about the new notes. It does not contain all the information that may be important to you. For a more complete description of the new notes, please refer to the section of this prospectus entitled "Description of the New Notes."

Issuer......................  Better Minerals & Aggregates Company.

New Notes Offered...........  $150,000,000 aggregate principal amount of 13%
                              Senior Subordinated Notes due 2009.

Maturity....................  September 15, 2009.

Interest....................  Annual rate: 13%.

                              Payment frequency: every six months on March 15 and September 15.

                              Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from March 15, 2000 (the first interest payment date of the old notes) to the date of issuance of the new notes. Consequently, holders who exchange their old notes for new notes will receive the same interest payment on September 15, 2000 (the next interest payment date with respect to the old notes and the new notes following consummation of the exchange offer) that they would have received had they not accepted the exchange offer.

Optional Redemption.........  After September 15, 2004, the issuer may redeem some or all of the new notes at the redemption prices listed in the "Description of the New Notes" section of this prospectus under the heading "Optional Redemption." Prior to that date, the issuer may not redeem the new notes, except as described in the following paragraph.

                              At any time prior to September 15, 2002, the issuer may redeem up to 35% of the original aggregate principal amount of the new notes with the net cash proceeds of certain equity offerings at a redemption price equal to 113% of the principal amount thereof plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the new notes remain outstanding after each such redemption and (b) any such redemption by the issuer is made within 90 days of that equity offering. See "Description of the New Notes--Optional Redemption."

Change of Control...........  Upon the occurrence of a transaction meeting the definition of a change of control, unless the issuer has exercised its right to redeem all of the new notes as described above, you will have the right to require the issuer to purchase all or a portion of your new notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Description of the New Notes--Change of Control."

Note Guarantees.............  The new notes will be fully and unconditionally guaranteed by an unsecured note guarantee made by each of the issuer's existing and future Domestic Subsidiaries (as defined in "Description of the New Notes--Certain Definitions"). The new notes will also be fully and unconditionally guaranteed by an unsecured note guarantee made by each existing and future Foreign Subsidiary (as defined in "Description of the New Notes--Certain Definitions") that guarantees any debt (other than debt of a Restricted Subsidiary (as defined) that is not a note guarantor) (collectively, the "note guarantors"). The new notes will be guaranteed by all of the issuer's subsidiaries except its Canadian subsidiary. This Canadian subsidiary is an inactive company that has an immaterial amount of assets and liabilities. The note guarantees will be subordinated to the guarantees of senior debt of the issuer issued by the note guarantors under the new credit facilities. See "Description of the New Notes-- Note Guarantees."

Ranking.....................  The new notes will be unsecured and:

                                 . will be subordinated in right of payment to all of the existing and future senior debt of the issuer;

                                 . will rank equally in right of payment with any of the issuer's future senior subordinated debt;

                                 .  will rank senior in right of payment to
                                    any of the issuer's future subordinated
                                    debt;

                                 .  will be effectively subordinated to any
                                    secured debt of the issuer and its
                                    subsidiaries to the extent of the value of the assets securing that debt; and

                                 .  will be effectively subordinated to all
                                    liabilities (including trade payables) and preferred stock of each subsidiary of the issuer that is not a note guarantor.

                              The issuer is a holding company that derives all of its operating income and cash flow from its subsidiaries.

                              Similarly, the note guarantees of each note guarantor will be unsecured and:

                                 . will be subordinated in right of payment to all of that note guarantor's existing and future senior debt;

                                 . will rank equally in right of payment with any of that note guarantor's future senior subordinated debt;

                                 .  will rank senior in right of payment to
                                    any of that note guarantor's future
                                    subordinated debt; and

                                 .  will be effectively subordinated to any
                                    secured debt of that note guarantor and
                                    its subsidiaries to the extent of the
                                    value of the assets securing that debt.
                                    See "Description of the New Notes--
                                    Ranking."

                              As of December 31, 1999:

                                 .  the issuer had $135.9 million of senior
                                    debt (excluding unused commitments under the new credit facilities), all of which was secured debt;

                                 .  the issuer did not have any senior
                                    subordinated debt other than the old notes or any debt that was subordinate in right of payment to the old notes;

                                 .  the note guarantors had $1.6 million of
                                    senior debt (excluding their guarantees of the issuer's debt under the new credit facilities);

                                 .  the note guarantors did not have any
                                    senior subordinated debt other than their note guarantees or any debt that was subordinate in right of payment to the note guarantees; and

                                 .  the issuer's Canadian subsidiary had an
                                    immaterial amount of liabilities.

                              The indenture governing the new notes permits us to incur a significant amount of additional senior debt.

Certain Covenants...........  The indenture will, among other things, restrict the issuer's ability and the ability of its Restricted Subsidiaries to:

                                 .  incur debt;

                                 .  guarantee other debt;

                                 .  make distributions, redeem equity
                                    interests or redeem subordinated debt;

                                 .  make investments;

                                 .  sell assets;

                                 .  enter into agreements that restrict
                                    dividends from subsidiaries;

                                 .  merge or consolidate;

                                 .  enter into transactions with affiliates;
                                    and

                                 .  sell capital stock of subsidiaries.

                               These covenants will be subject to a number of important exceptions and qualifications. See "Description of the New Notes--Certain Covenants" and "Description of the New Notes-- Merger and Consolidation."

                                ----------------

                                  Risk Factors

   Prospective investors in the new notes should carefully consider all of the information in this prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 16 for risks involved with an investment in the new notes.

      Summary Condensed Historical and Unaudited Pro Forma Financial Data

   The following table sets forth our summary condensed historical and unaudited pro forma financial data. The summary condensed historical financial data as of and for the years ended December 31, 1997, 1998 and 1999 have been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary condensed unaudited pro forma financial data is derived from the unaudited pro forma statement of operations contained under "Unaudited Pro Forma Consolidated Financial Data." The unaudited pro forma statement of operations data for the year ended December 31, 1999 gives effect to the Transactions and the acquisition of the Morie Assets as if they had occurred on January 1, 1999.

   The pro forma adjustments, as described in the notes to the unaudited pro forma statement of operations contained under "Unaudited Pro Forma Consolidated Financial Data," are estimates based on currently available information and certain adjustments that management believes are reasonable. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Transactions or the acquisition of the Morie Assets been consummated on or as of the date indicated nor is it necessarily indicative of future operating results. The unaudited pro forma financial data should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                 Pro Forma Year
                                                                 Ended December
                                Year Ended December 31,               31,
                                 1997       1998(1)     1999(2)       1999
                               --------    --------    --------  --------------
                                        (Dollars in Thousands)
Statement of Operations Data:
Net sales....................  $128,512    $142,294    $209,075     $248,053
Cost of goods sold...........    88,097      98,478     140,244      166,091
Depreciation, depletion and
 amortization................    17,886      19,888      28,481       34,206
Selling, general and
 administrative..............    14,345      16,930      21,843       23,437
Incentive stock compensation
 expense(3)..................       --       14,227         --           --
                               --------    --------    --------     --------
Operating income (loss)......     8,184      (7,229)     18,507       24,319
Interest expense.............    10,513      10,269      19,590       34,705
Accretion of preferred stock
 warrants(4).................     1,374       1,254          56           56
Other income net, including
 interest income.............    (1,742)     (1,881)     (2,171)      (2,665)
                               --------    --------    --------     --------
(Loss) income before income
 taxes.......................    (1,961)    (16,871)      1,032       (7,777)
Provision (Benefit) for
 income taxes................    (2,239)     (2,204)     (2,714)      (6,754)
                               --------    --------    --------     --------
Net income (loss) before
 extraordinary loss..........       278     (14,667)      3,746       (1,023)
Extraordinary loss(5)........       --       (2,102)     (2,747)      (2,747)
                               --------    --------    --------     --------
Net income (loss)............  $    278    $(16,769)   $    999     $ (3,770)
                               ========    ========    ========     ========
Other Financial Data:
Capital expenditures.........  $  5,537    $  9,399    $ 14,572     $ 17,879
Cash interest expense........     8,731       9,269      10,925       32,617
Ratio of earnings to fixed
 charges(6)..................       -- (7)      -- (7)      1.1          -- (7)

                                            As of
                                         December 31,
                                             1999
                                         ------------
Balance Sheet Data:
Cash....................................   $ 13,573
Working capital.........................     45,715
Total assets............................    551,603
Total debt..............................    287,505
Stockholder's equity....................     64,335

--------
(1) Includes (i) the results of the Nicks Silica Assets from January 16, 1998, the date of acquisition, (ii) with respect to the year ended December 31, 1998, the results of Pettinos from July 25, 1998, the date of acquisition, and (iii) with respect to the year ended December 31, 1998, the results of Better Materials from December 14, 1998, the date of acquisition, in each case, as further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations".
(2) Includes the results of the Morie Assets from April 9, 1999, the date of acquisition, and the results of Commercial Stone from October 1, 1999, the date of acquisition.
(3) Represents non-cash compensation expense recorded in the second half of the year ended December 31, 1998 due to the waiver by USS Holdings of its right to repurchase certain capital stock held by our management.
(4) Represents the non-cash accretion in value of certain warrants granted with respect to preferred stock of USS Holdings. Better Minerals & Aggregates recognizes this charge as part of push down accounting because the warrants were issued in connection with debt issued by U.S. Silica. The obligation to satisfy any payment due in connection with these warrants was forgiven by USS Holdings during 1999.
(5) Represents non-cash charges and write-offs recorded in connection with the 1998 early retirement of certain subordinated debt and the 1999 early retirement of certain senior debt by Better Minerals & Aggregates.
(6) Under Item 503 of Regulation S-K, "earnings" for purposes of this calculation have been computed by adding to "income before extraordinary items" all taxes based on income or profits, total interest charges and the estimated interest element of rentals charged to income. "Fixed charges" include total interest charges and the estimated interest element of rentals charged to income.
(7) Earnings were insufficient to cover fixed charges by $2.0 million, $16.9 million and $7.8 million for the years ended December 31, 1997 and 1998 and on a pro forma basis for the year ended December 31, 1999, respectively.

                                  RISK FACTORS

   Prospective investors should carefully consider the following factors in addition to the other information set forth in this prospectus before participating in the exchange offer.

Our High Level of Debt May Adversely Affect Our Ability To Repay the Notes

   As a result of the Transactions, we have a substantial amount of debt. As of December 31, 1999, we had total debt of $287.5 million (excluding unused commitments) and total stockholder's equity of $64.4 million, giving us total debt representing 81.7% of total capitalization. Assuming that the Transactions and the acquisition of the Morie Assets had taken place on January 1, 1999, our interest expense for the year ended December 31, 1999 would have been $34.7 million. In addition, subject to restrictions in the new credit facilities and in the indenture, we may borrow more money for working capital, capital expenditures, acquisitions or other purposes.

   Our high level of debt could have important consequences for you, including the following:

  . we will need to use a large portion of the cash earned by our subsidiaries to pay principal and interest on the new credit facilities, the notes and other debt, which will reduce the amount of cash available to us to finance our operations, to invest in additional plant and equipment, to make improvements to existing plant and equipment and to improve our technology capabilities;

  . our debt level makes us more vulnerable to economic downturns and adverse developments in our business;

  . we may have a much higher level of debt than certain of our competitors, which may put us at a competitive disadvantage;

  . we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes; and

  . some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates.

To Service Our Indebtedness, We Will Require a Significant Amount of Cash. Our Ability to Generate Cash Depends on Many Factors Beyond Our Control

   We expect to obtain the cash to pay our expenses and to pay the principal and interest on the notes, the new credit facilities and other debt from the operations of our subsidiaries. Availability under the revolving credit facility will be important for us to maintain liquidity to pay obligations as they become due. Our ability to meet our expenses and debt service obligations depends on the future performance of our subsidiaries, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions and pressure from competitors. We cannot be certain that the cash earned by our subsidiaries will be sufficient to allow us to pay principal and interest on our debt (including the notes) and meet our other obligations. If we do not have enough cash, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We cannot guarantee that we will be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, or at all. For example, neither CCP nor DGHA is obligated to make any additional equity investments in USS Holdings. In addition, the terms of existing or future debt agreements, including the new credit facilities and the indenture, may restrict us from adopting any of these alternatives.

   The indenture contains certain limitations on our operating flexibility. See "Description of the New Notes--Certain Covenants." In addition, the new credit facilities contain many similar and more stringent limitations and will prohibit us from prepaying certain of our other debt (including the notes) while debt under the new credit facilities is outstanding. In addition, under the new credit facilities, we must also comply with certain specified financial ratios and tests. If we do not comply with these or other covenants and restrictions contained in the new credit facilities, we could default under the new credit facilities. Upon the occurrence of an event of default under the new credit facilities, the lenders could declare all amounts outstanding under the new credit facilities, together with accrued interest, to be immediately due and payable, which could cause all or a portion of our other debt, including the notes, to become immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that debt. If the lenders under the new credit facilities accelerate the payment of the debt, we cannot assure you that our assets would be sufficient to repay in full that debt and our other debt, including the notes. Furthermore, our ability to comply with the provisions of the new credit facilities may be affected by events beyond our control. See "Description of the New Credit Facilities."

Demand for Our Products Is Affected by External Factors

   Demand in the markets served by the industrial minerals and aggregates industries is affected by many external factors, including the following:

  . general and regional economic conditions, including the economy in the states in which we have production facilities and in which we sell our products;

  .  demand for automobiles and other vehicles;

  . the substitution of plastic or other materials for glass, a significant end use market for the industrial minerals business;

  . levels of government spending on road and other infrastructure construction; and

  .  demand for residential and commercial construction.

   General or localized economic downturns in areas where we sell products, or other external factors adversely affecting demand in the markets we serve, such as the factors noted above, could result in a decrease in net sales and operating income and, therefore, could have a material adverse effect on us. For example, because our aggregates business is more geographically concentrated than the businesses of some of our competitors, we may be more vulnerable to local economic conditions in Pennsylvania and New Jersey.

Demand for Our Aggregates May Be Affected by Weather

   Poor weather during the peak season of our aggregates business from April through November could result in lower sales of aggregates by reducing or delaying road construction and maintenance, other infrastructure projects and residential and commercial construction. In the past, significant changes in weather conditions during this period have caused variations in demand for aggregates. In addition, because we are not as geographically diverse as some of our aggregates competitors, we may be more vulnerable than these competitors to poor weather conditions in the geographic areas in which we operate.

Our Business Is Subject to Operating Risks

   All of our revenue is and will be derived from our industrial minerals and aggregates businesses. The mining, processing and related infrastructure facilities of these businesses are subject to risks normally encountered in the industrial minerals and aggregates industries. These risks include environmental hazards, industrial accidents, technical difficulties or failures, late delivery of supplies, the price and availability of power, the price and availability of transportation, unusual or unexpected geological formations or pressures, cave-ins, pit wall failures, rock falls, unanticipated ground, grade or water conditions, flooding and periodic or extended interruptions due to the unavailability of materials and equipment, inclement or hazardous weather conditions, fires, explosions or other accidents or acts of force majeure. In addition, the price or availability of oil, a raw material of hot mixed asphalt, could adversely affect operating costs, which could in turn adversely affect our operating results if we cannot pass these increased costs through to our customers. Any of these risks could result in damage to, or destruction of, our mining properties or production facilities, personal injury, environmental damage, delays in mining or processing, losses or possible legal liability. Any prolonged downtime or shutdowns at our mining properties or production facilities could have a material adverse effect on us.

We Rely Heavily on Third Party Transportation

   We rely heavily on railroads and trucking companies to ship our industrial minerals and aggregates products to our customers. Because freight costs represent a significant portion of the total cost to the customer, fluctuations in freight rates can change the relative competitive position of our production facilities. Rail and trucking operations are subject to various hazards, including extreme weather conditions, work stoppages, operating hazards and year 2000 computer problems. If we are unable to ship our products as a result of the railroads or trucking companies failing to operate or if there are material changes in the cost or availability of railroad or trucking services, we may not be able to arrange alternative and timely means to ship our products, which could lead to interruptions or slowdowns in our businesses and, therefore, have a material adverse effect on us.

Our Future Performance Will Depend on Our Ability To Succeed in Competitive Markets

   We compete in highly competitive industries. Due to the high cost of transportation relative to the value of our industrial minerals and aggregates products, competition tends to be limited to producers in proximity to our production facilities. The silica industry is a competitive market that is characterized by a small number of large, national producers and a larger number of small, regional producers. We are the second leading producer of silica in the United States, accounting for approximately 23% of industry volume in 1999. We compete with, among others, Unimin Corporation, Fairmount Minerals Ltd., Oglebay Norton Industrial Sands Inc. and Badger Mining Corporation. Competition in the industrial minerals industry is based on price, consistency and quality of product, site location, distribution capability, customer service, reliability of supply, breadth of product offering and technical support. In addition, there is significant unutilized capacity in the industrial minerals industry that could adversely affect the pricing of our industrial minerals products.

   In recent years, the aggregates industry has seen increasing consolidation, although competition remains primarily local. Competition in the aggregates industry is based primarily on price, quality of product, site location, distribution capability and customer service. In Pennsylvania and New Jersey we compete primarily with local or regional operations. In addition, slag, a residue from steel processing, also competes with our aggregates products.

   Many of our competitors are large companies that have greater financial resources than we do, may develop technology superior to ours and have production facilities that are located closer to key customers. There can be no assurance that we will be able to compete successfully against our competitors in the future or that competition will not have a material adverse effect on us.

Silica Health Issues and Litigation Could Have a Material Adverse Effect on Our Business

   The exposure of persons to silica and the accompanying health risks have been, and will continue to be, a significant issue confronting the industrial minerals industry. Concerns over silicosis and other potential adverse health effects, as well as concerns regarding potential liability from the use of silica, may have the effect of discouraging our customers' use of our silica products. The actual or perceived health risks of mining, processing and handling silica could materially and adversely affect silica producers, including us, through reduced use of silica products, the threat of product liability or employee lawsuits, increased levels of scrutiny by federal and state regulatory authorities of us and our customers (see "--Our Business Is Subject to Extensive Environmental, Health and Safety Regulations") or reduced financing sources available to the silica industry.

   The inhalation of respirable crystalline silica is associated with silicosis. There is recent evidence of an association between crystalline silica exposure or silicosis and lung cancer and a possible association with other diseases, such as immune system disorders like scleroderma. Since 1975, U.S. Silica has been named as a defendant in numerous products liability lawsuits brought by alleged employees or former employees of our customers alleging damages caused by silica exposure. As of March 1, 2000, there were an estimated 984 silica-related products liability claims pending in which U.S. Silica is a defendant. Almost all of the claims pending against U.S. Silica arise out of the alleged use of U.S. Silica products in foundries or as an abrasive blast media and have been filed in the states of Texas and Mississippi.

   We currently have certain limited sources of recovery for silica-related products liability claims, including an indemnity for those claims (including litigation expenses) from ITT Industries, Inc., successor to the former owner of U.S. Silica, and insurance coverage. The ITT Industries indemnity expires in 2005, only covers alleged exposure to U.S. Silica products for the period prior to September 12, 1985 and contains other limitations. Existing and potential insurance coverage only applies to occurrences of alleged silica exposure prior to certain dates in 1985 and 1986, respectively. We have no insurance or indemnity for claims relating to silica exposure after these dates. The silica-related litigation brought against us to date has not resulted in material liability to us. However, it is likely that we will continue to have silica-related products liability claims filed against us, including claims that allege silica exposure for periods after 1986. Any such claims or inadequacies of the ITT Industries indemnity or insurance coverage could have a material adverse effect on us. See "Business--Product Liability."

Our Business Is Subject to Extensive Environmental, Health and Safety
Regulations

   Environmental and Silica Exposure Regulations. We are subject to a variety of governmental regulatory requirements relating to the environment, including those relating to our handling of hazardous materials and air and wastewater emissions. Some environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act, impose strict, retroactive and joint and several liability upon persons responsible for releases of hazardous substances. If we fail to comply with present and future environmental laws and regulations, we could be subject to liabilities or our operations could be interrupted. In addition, future environmental laws and regulations could restrict our ability to expand our facilities or extract our mineral deposits or could require us to acquire costly equipment or to incur other significant expenses in connection with our business. Although we believe we have made sufficient capital expenditures to achieve substantial compliance with existing environmental laws and regulations, future events, including changes in environmental requirements and the costs associated with complying with any such requirements, could have a material adverse effect on us. See "Business-- Government Regulation--Environmental Matters."

   In addition to environmental regulation, we are also subject to laws relating to human exposure to crystalline silica. We believe that we materially comply with governmental requirements for crystalline silica exposure and emissions and other regulations relating to silica and plan to continue to comply with these regulations. Several federal and state regulatory authorities, including the Occupational Safety and Health Administration and the Mining Safety and Health Administration, have indicated that they will propose changes in their regulations regarding workplace exposure to crystalline silica. We cannot assure you that we will be able to comply with any new standards that are adopted or that these new standards will not have a material adverse effect on us by requiring us to modify our operations or equipment or shut down some of our plants. Additionally, we cannot assure you that our customers will be able to comply with any new standards or that any of these new standards will not have a material adverse effect on our customers by requiring them to shut down old plants or to relocate plants to locations with less stringent regulations that are further away from us. Accordingly, we cannot at this time reasonably estimate our costs of compliance or the timing of any costs associated with any new standards, or any material adverse effects that any new standards will have on our customers and, consequently, on us. See "Business--Government Regulation--Regulation of Silica."

   Other Regulations Affecting Mining Activity. In addition to the regulatory matters described above, the industrial minerals and aggregates industries are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife protection, wetlands protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Our future success depends upon the quantity of our industrial minerals and aggregates deposits and our ability to extract these deposits profitably. It is difficult for us to estimate quantities of recoverable deposits, in part due to future permitting and licensing requirements. We believe we have obtained all material permits and licenses required to conduct our present mining operations. However, we will need additional permits and renewals of permits in the future. We may be required to prepare and present to governmental authorities data pertaining to the impact that any proposed exploration or production activities may have upon the environment. New site approval procedures may require the preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites. Compliance with these regulatory requirements is expensive, requires an investment of funds well before the potential producer knows if its operation will be economically successful and significantly lengthens the time needed to develop a new site. Furthermore, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond our control. New legal requirements, including those related to the protection of the environment, could be adopted that could materially adversely affect our mining operations (including the ability to extract mineral deposits), our cost structure or our customers' ability to use our industrial minerals or aggregates products. Finally, we could be adversely affected if our current provisions for mine reclamation and closure costs were later determined to be insufficient, or if future costs associated with reclamation are significantly greater than our current estimates. Accordingly, there can be no assurance that current or future mining regulation will not have a material adverse effect on our business or that we will be able to obtain or renew permits in the future.

The Notes and Note Guarantees Are Contractually Subordinated to Senior Debt

   The notes are contractually subordinated in right of payment to all senior debt of the issuer and the note guarantees are contractually subordinated in right of payment to all senior debt of the applicable note guarantor. As of December 31, 1999, the issuer had approximately $135.9 million of senior debt (excluding unused commitments under the new credit facilities), all of which was secured debt, and the note guarantors had approximately $1.6 million of senior debt (excluding their guarantees of the issuer's debt under the new credit facilities). The indenture permits us to borrow certain additional debt, which may be senior debt, subject to certain restrictions.

   The issuer or the applicable note guarantor may not pay principal, premium (if any), interest or other amounts on account of the notes or a note guarantee in the event of a payment default or certain other defaults in respect of certain senior debt (including debt under the new credit facilities) unless that senior debt has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to that senior debt, the issuer or the applicable note guarantor may not be permitted to pay any amount on account of the notes or the note guarantees for a designated period of time. If the issuer or a note guarantor is declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior debt, the assets of the issuer or the applicable note guarantor, as the case may be, will be available to pay obligations on the notes or that note guarantor's note guarantee, as applicable, only after the senior debt of the issuer or the note guarantor has been paid in full. In such a case, there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the notes or any note guarantee.

   Further, the new credit facilities prohibit us, and our future senior debt may prohibit us, from purchasing any notes prior to maturity, even though the indenture requires the issuer to offer to purchase notes in certain circumstances. If the issuer or a note guarantor makes certain asset sales or if a change of control occurs when we are prohibited from purchasing notes, the issuer could ask the lenders under the new credit facilities (or such future senior debt) for permission to purchase the notes or the issuer could attempt to refinance the borrowings that contain those prohibitions. If the issuer does not obtain such a consent to repay those borrowings or is unable to refinance those borrowings, it would be unable to purchase the notes. The failure to purchase tendered notes at a time when their purchase is required by the indenture would constitute an event of default under the indenture, which, in turn, would constitute a default under the new credit facilities and may constitute an event of default under our future senior debt. In those circumstances, the subordination provisions in the indenture restrict payments to you.

Our Holding Company Structure Causes Us To Rely on Funds from Our Subsidiaries

   The issuer is a holding company and as such it conducts substantially all its operations through its subsidiaries. As a holding company, the issuer is dependent upon dividends or other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations. Generally, creditors of a subsidiary will have a superior claim to the assets and earnings of that subsidiary than the claims of creditors of its parent company, except to the extent the claims of the parent's creditors are guaranteed by the subsidiary.

   Although the note guarantees provide the holders of the notes with a direct claim against the assets of the note guarantors, enforcement of the note guarantees against any note guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of that note guarantor, and would be subject to certain defenses available to guarantors generally. See "--The Notes and the Note Guarantees Are Subject to Fraudulent Conveyance and Preferential Transfer Laws." To the extent that a note guarantee is not enforceable, the notes would be effectively subordinated to all liabilities (including trade payables) and preferred stock of the relevant note guarantor. In any event, the notes will be effectively subordinated to all liabilities (including trade payables) and preferred stock of the issuer's Canadian subsidiary, which will not be a guarantor of the notes unless it guarantees any indebtedness (other than indebtedness of a Restricted Subsidiary that is not a note guarantor) in the future. This Canadian subsidiary is an inactive company that has an immaterial amount of assets and liabilities. As of December 31, 1999, the note guarantors had total liabilities of $483.4 million (excluding the note guarantees and liabilities owed to the issuer).

   In addition, the payment of dividends and other payments to the issuer by its subsidiaries may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Although the indenture will limit the ability of those subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, those limitations are subject to a number of significant qualifications and exceptions. See "Description of the New Notes--Certain Covenants--Limitations on Restrictions on Distributions from Restricted Subsidiaries."

The Notes Are Unsecured Obligations, While the New Credit Facilities Are
Secured

   In addition to being contractually subordinated to all existing and future senior debt, our obligations under the notes are unsecured while our obligations under the new credit facilities are secured by a security interest in substantially all the tangible and intangible assets of BMAC Holdings, the issuer and each existing and subsequently acquired or organized domestic subsidiary of the issuer, including a pledge of (a) all the capital stock of the issuer, and (b) all the capital stock held by BMAC Holdings, the issuer and any domestic subsidiary of the issuer in each of the issuer's existing or subsequently acquired or organized domestic subsidiaries and 65% of the capital stock held by those entities in each of the issuer's existing or subsequently acquired or organized foreign subsidiaries. If we are declared bankrupt or insolvent or if we default under the new credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay that debt, the lenders could foreclose on the pledged stock of our subsidiaries and on the assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at that time. Furthermore, under the note guarantees, if all shares of any note guarantor are sold to persons pursuant to an enforcement of the pledge of shares in that note guarantor for the benefit of the lenders under the new credit facilities, then the applicable note guarantor will be released from its note guarantee automatically and immediately upon such sale. See "Description of the New Credit Facilities."

Our Aggregates Business Depends Heavily on Government Funding of Highways

   Many of our aggregates customers depend substantially on government funding of highway construction and maintenance and other infrastructure projects. Although the recently adopted TEA-21 program provides for increased federal funding for highways and related infrastructure improvements through 2003, there can be no assurance that any successor program adopted by Congress, if one is adopted at all, will provide for equivalent or increased government funding. Furthermore, although TEA-21 provides for federal funding through 2003, state and municipal governmental entities need to provide for matching funds in order to obtain federal funding under TEA-21, and state and municipal governmental entities have separate approval processes relating to the matching of any federal funding for highways that have not been completed. Accordingly, a decrease in federal funding of highways and related infrastructure improvements after the expiration of the TEA-21 program, or a failure of states or municipalities to match the federal funding to be provided by TEA-21, could adversely affect our revenue and profits in our aggregates business. In addition, unlike some of our competitors, we currently sell our aggregates products almost entirely in only two states, Pennsylvania and New Jersey. As a result, we are more vulnerable than our more geographically diverse competitors to decreases in state government highway spending in those states.

We Depend on Good Labor Relations

   As of March 1, 2000, we had approximately 1,048 employees, of which approximately 527 were represented by 12 local unions under 12 union contracts. These union contracts have remaining durations ranging from one to five years. Over the last 10 years, we have been involved in numerous labor negotiations, only two of which have resulted in a work disruption at two of our 25 facilities. During these disruptions, the operations of the facilities and the ability to serve our customers were not materially affected. Although we consider our current relations with our employees to be good, if we do not maintain these good relations, or if a work disruption were to occur, we could suffer a material adverse effect.

Our Expansion Strategy May Adversely Affect Our Operations

   We intend to actively pursue acquisition opportunities, some of which could be material. We may finance future acquisitions through internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of these sources. We might not be able to make acquisitions on terms that are favorable to us, or at all. If we do complete any future acquisitions, we will face many risks, including the possible inability to integrate an acquired business into our operations, diversion of our management's attention, failure to retain key acquired personnel and unanticipated problems or liabilities, some or all of which could have a material adverse effect on us. Acquisitions could place a significant strain on management, operating, financial and other resources and increased demands on our systems and controls.

Control of USS Holdings; Stockholders Agreement

   The holders of all of the capital stock of USS Holdings are party to a stockholders agreement. Subject to certain exceptions, the stockholders agreement provides that the holders of USS Holdings' capital stock will elect a board of directors comprised of two directors designated by D. George Harris, a principal of DGHA, one director designated by Anthony J. Petrocelli, a principal of DGHA, three directors designated by an affiliate of CCP, and the President of USS Holdings (currently Richard E. Goodell (who is not affiliated with DGHA or CCP)). In addition, upon the occurrence of certain "trigger events" described in the stockholders agreement, the CCP affiliate will have the right to appoint two additional directors to the board of USS Holdings, thus giving it the right to appoint five of the nine directors of USS Holdings. The interests of these stockholders may conflict with your interests as a holder of the notes. See "Security Ownership of Certain Beneficial Owners and Management--The Stockholders Agreement."

We May Be Unable To Purchase Your Notes upon a Change in Control

   Upon a change of control, the issuer will be required to offer to purchase all of the notes then outstanding at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. If a change of control were to occur, the issuer may not have sufficient funds to pay the purchase price for the outstanding notes tendered, and the issuer expects that it would require third-party financing; however, the issuer may not be able to obtain financing on favorable terms, if at all. In addition, the new credit facilities restrict our ability to purchase the notes, including pursuant to an offer in connection with a change of control. A change of control under the indenture may also result in an event of default under the new credit facilities and may cause the acceleration of other senior debt, if any, in which case the subordination provisions of the notes would require payment in full of the new credit facilities and any other senior debt before purchase of the notes. Our future debt may also contain restrictions on our ability to repay the notes upon certain events or transactions that could constitute a change of control under the indenture. The inability to repay senior debt upon a change of control or to purchase all of the tendered notes would each constitute an event of default under the indenture. See "--The Notes and the Note Guarantees Are Contractually Subordinated to Senior Debt," "Description of the New Notes-- Change of Control" and "Description of the New Credit Facilities."

   The change of control provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. This type of transaction may not involve a change in voting power or beneficial ownership, or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger those provisions. Except as described under "Description of the New Notes-- Change of Control," the indenture does not contain provisions that permit the holders of the notes to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Notes and the Note Guarantees Are Subject to Fraudulent Conveyance and Preferential Transfer Laws

   The incurrence of debt by the issuer or the note guarantors, such as the notes or the note guarantees, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors. Under these laws, if in such case or lawsuit a court were to find that, at the time the issuer or any note guarantor incurred debt (including debt under the notes or the note guarantees):

  . the issuer or any note guarantor, as applicable, incurred that debt with the intent of hindering, delaying or defrauding current or future creditors; or

  . the issuer or any note guarantor, as applicable, received less than reasonably equivalent value or fair consideration for incurring that debt, and

  . was insolvent or was rendered insolvent by reason of any of the transactions,

  . was engaged, or about to engage, in a business or transaction for which the assets remaining with the issuer or that note guarantor constituted unreasonably small capital to carry on our or its business,

  . intended to incur, or believed that the issuer or that note guarantor would incur, debts beyond its ability to pay as those debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), or

  . was a defendant in an action for money damages, or had a judgment for money damages docketed against the issuer or that note guarantor (in either case, if, after final judgment, the judgment is unsatisfied), then that court could avoid or subordinate the amounts owing under the notes or the note guarantees to the issuer's or that note guarantor's existing and future debt and take other actions detrimental to you.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, a debtor would be considered insolvent if, at the time that debtor incurred the debt, either (a) the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or (b) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether the issuer or any note guarantor were solvent at the relevant time, or whether, whatever standard was used, the notes would not be avoided or further subordinated on another of the grounds set forth above. In rendering their opinions in connection with the Transactions, our counsel will not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

If You Do Not Properly Tender Your Old Notes, You Will Continue To Hold Unregistered Old Notes and Your Ability To Transfer Old Notes Will Be Adversely Affected

   We will only issue new notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal, as described in this prospectus. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to inform you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and, except in certain limited circumstances, you will no longer have any registration rights or be entitled to any liquidated damages with respect to the old notes. In addition:

  . if you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any secondary resale of the new notes, and

  . if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those new notes.

We have agreed that, for a period of up to 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

   After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of those new notes.

You Cannot Be Sure that an Active Trading Market Will Develop for the New Notes

   The new notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   We have entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the old notes for the new notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated within 240 days following the original issuance of the old notes. The new notes will have terms substantially identical to the old notes except that the new notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the exchange and registration rights agreement. The old notes were issued on October 1, 1999.

   Under the circumstances set forth below, we will use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement with respect to the resale of the old notes and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

  . if pursuant to any changes in law, Securities and Exchange Commission rules or regulations or applicable interpretations thereof by the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer as contemplated by the exchange and registration rights agreement;

  . if any old notes validly tendered in the exchange offer are not exchanged for new notes within 240 days after the original issue of the old notes;

  . if the initial purchaser of the old notes so requests (but only with respect to any old notes not eligible to be exchanged for new notes in the exchange offer); or

  . if any holder of the old notes notifies us that it is not permitted to participate in the exchange offer or would not receive fully tradable new notes pursuant to the exchange offer.

   Each holder of old notes that wishes to exchange old notes for transferable new notes in the exchange offer will be required to make the following representations:

  .  any new notes will be acquired in the ordinary course of its business;

  . that holder has no arrangement or understanding with any person to participate in the distribution of the new notes; and

  . that holder is not our "affiliate," as defined in Rule 405 of the Securities Act of 1933, or, if it is an affiliate, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act of 1933.

Resale of New Notes

   Based on interpretations of the Securities and Exchange Commission staff set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, if:

  . that holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act of 1933;

  . that new notes are acquired in the ordinary course of the holder's business; and

  . the holder does not intend to participate in the distribution of those new notes.

   Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

  . cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters; and

  . must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction of the new notes.

   This prospectus may be used for an offer to resell, for the resale or for other re-transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where those old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. These broker-dealers may use this prospectus for this purpose. Please read the "Plan of Distribution" section of this prospectus for more details regarding the transfer of new notes.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not properly withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

   The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act of 1933, will not bear legends restricting their transfer and will not provide for any liquidated damages upon failure of the issuer to fulfill its obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

   As of the date of this prospectus, $150.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits those holders have under the indenture relating to the old notes.

   We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from the issuer and delivering exchange notes to those holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain Conditions to the Exchange Offer."

   Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time on May 9, 2000, unless we extend it in our sole discretion.

   In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion:

  .  to delay accepting for exchange any old notes;

  . to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  . subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holders of old notes of the amendment.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the Exchange Offer

   Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

  . the new notes to be received will not be tradable by the holder without restriction under the Securities Act of 1933 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  . the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

   In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

  . the representations described under "--Purpose and Effect of the Exchange Offer", "--Procedures for Tendering" and "Plan of
     Distribution", and

  . such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act of 1933.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

   We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of the extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of that right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any of those old notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

   Only a holder of old notes may tender those old notes in the exchange offer. To tender in the exchange offer, a holder must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent on or prior to the expiration date;

  . comply with DTC's Automated Tender Offer Program procedures described below; or

  .  comply with the guaranteed delivery procedures described below.

   In addition, unless the holder complies with the guaranteed delivery procedures described below, either:

  . the exchange agent must receive old notes along with the letter of transmittal; or

  . the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer of those old notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" on or prior to the expiration date.

   The tender by a holder that is not withdrawn on or prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent on or prior to the expiration date. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If that beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes; either:

  . make appropriate arrangements to register ownership of the old notes in that owner's name; or

  . obtain a properly completed bond power from the registered holder of old notes.

   The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

   Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, unless the old note tendered pursuant thereto are tendered:

  . by a registered holder who has not completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, those old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  . DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

  . the participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

  .  the agreement may be enforced against that participant.

   We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give that notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  . old notes or a timely book-entry confirmation of those old notes into the exchange agent's account at DTC; and

  . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

   By signing the letter of transmittal or transmitting an acceptance of the exchange offer electronically through DTC, each tendering holder of old notes will represent to us that, among other things:

  . any new notes that the holder receives will be acquired in the ordinary course of its business;

  . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  . if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new notes;

  . if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new notes; and

  . the holder is not an "affiliate", as defined in Rule 405 under the Securities Act of 1933, of the issuer or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act of 1933.

Book-Entry Transfer

   The exchange agent will establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program on or prior to the expiration date may tender if:

  .  the tender is made through an eligible institution;

  . on or prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

  . setting forth the name and address of the holder, the registered number(s) of those old notes and the principal amount of old notes tendered;

  .  stating that the tender is being made thereby; and

  . guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof), together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent;

  . the exchange agent receives the properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time on or prior to the expiration date.

   For your withdrawal to be effective:

  . the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "--Exchange Agent;" or

  . holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

   Any such notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn;

  . identify the old notes to be withdrawn (including the principal amount of those old notes); and

  . where certificates for old notes have been transmitted, specify the name in which those old notes were registered, if different from that of the withdrawing holder.

   If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

  .  the serial numbers of the particular certificates to be withdrawn; and

  . a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

   If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. We will determine all questions as to the validity, form and eligibility (including time of receipt) of those notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, those old notes will be credited to an account maintained with DTC for old notes specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

   The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

   For overnight delivery, delivery by hand or delivery by registered or certified mail:

               The Bank of New York
               101 Barclay Street
               New York, NY 10286
               Attn: Kin Lau, Reorg--7 east

   By facsimile transmission (for eligible institutions only):

               (212) 815-6339

   Confirm facsimile by telephone only:

               (212) 815-3750

   DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

   Our expenses in connection with the exchange offer include:

  .Securities and Exchange Commission registration fees;

  .fees and expenses of the exchange agent and the trustee;

  .accounting and legal fees and printing costs; and

  .related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

  .certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

  .tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  .a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

   If satisfactory evidence of payment of those taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed to that tendering holder.

   Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the issuer to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

   Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer applicable to the old notes:

  .as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws; and

  .otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

   In general, you may not offer or sell the old notes unless they are registered under the Securities Act of 1933, or if the offer or sale is exempt from registration under, or not subject to, the Securities

Act of 1933 and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933. Based on interpretations of the Securities and Exchange Commission staff, new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that the holders acquired the new notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

  .could not rely on the applicable interpretations of the Securities and Exchange Commission; and

  .in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any secondary resale of the new notes.

   After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of those new notes.

Accounting Treatment

   We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the expenses of the exchange offer over the life of the notes.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

   We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                                USE OF PROCEEDS

   We will not receive any proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. The proceeds from the sale of the old notes were approximately $150.0 million. We used these proceeds, together with borrowings under the new credit facilities ($140.0 million) and proceeds from the cash equity contribution ($35.0 million), to finance the Commercial Stone acquisition ($139.0 million), repay certain debt ($167.2 million) and pay related fees and expenses ($18.8 million).

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999. This information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                            At December 31, 1999
                                                            --------------------
                                                                (Dollars in
                                                                 Millions)
      Cash................................................         $ 13.6
                                                                   ======
      Debt (including current maturities):
        New credit facilities(1):
          Tranche A term loan facility....................         $ 41.1
          Tranche B term loan facility....................           94.8
        Other debt........................................            1.6
        Notes offered hereby..............................          150.0
                                                                   ------
          Total debt......................................          287.5
      Stockholder's equity:
        Common stock......................................             --
        Additional paid-in capital........................           81.4
        Retained earnings (deficit).......................          (17.0)
                                                                   ------
          Total stockholder's equity......................           64.4
                                                                   ------
            Total capitalization..........................         $351.9
                                                                   ======

--------
(1) The tranche A term loan facility provided for a tranche of loans denominated in Canadian dollars in an amount equal to $2.0 million, which was borrowed on the closing date by George F. Pettinos (Canada) Limited. In connection with the sale by us of George F. Pettinos (Canada) Limited on February 29, 2000, we repaid this portion of the tranche A term loan facility. In addition, the revolving credit facility provides for borrowings of up to $50.0 million with a sublimit of $12.0 million for letters of credit and a sublimit of $3.0 million for swingline loans. We also have availability under the acquisition term loan facility of up to $40.0 million, subject to, among other things, meeting a leverage ratio test. See "Description of the New Credit Facilities."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following unaudited pro forma consolidated financial data has been prepared by applying pro forma adjustments to our consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 gives effect to the Transactions and the acquisition of the Morie Assets as if they had occurred on January 1, 1999.

   The Commercial Stone acquisition was accounted for using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values. The excess of the purchase price over the adjusted book value of the net assets of Commercial Stone was allocated to mineral deposits and goodwill.

   The historical financial data for the acquisition of the Morie Assets was derived from unaudited financial statements. The acquisition of the Morie Assets was accounted for using the purchase method of accounting pursuant to which the purchase price of the acquisition was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the adjusted book value of the net assets of the Morie Assets was allocated to goodwill.

   The pro forma adjustments, as described in the notes to the unaudited pro forma consolidated statement of operations, are estimates based on currently available information and certain adjustments that management believes are reasonable. The unaudited pro forma consolidated financial data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Transactions or the acquisition of the Morie Assets been consummated on or as of the date indicated nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma consolidated financial data should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                      BETTER MINERALS & AGGREGATES COMPANY
                    (formerly USS Intermediate Holdco, Inc.)

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                         Historical
                           Better                           Pro Forma
                         Minerals &  Historical Historical Adjustments
                         Aggregates    Morie    Commercial   for the        Pro
                         Company (1) Assets (1) Stone (1)  Transactions    Forma
                         ----------- ---------- ---------- ------------   --------
Net sales...............  $209,075     $3,548    $35,430     $   --       $248,053
Cost of goods sold......   140,244      2,820     23,490        (463)(2)   166,091
Depreciation, depletion
 and amortization.......    28,481        441      2,444       2,840 (3)    34,206
Selling, general and
 administrative.........    21,843        --       2,741      (1,147)(4)    23,437
                          --------     ------    -------     -------      --------
  Operating income
   (loss)...............    18,507        287      6,755      (1,230)       24,319
Interest expense........    19,590        --         185      14,930 (5)    34,705
Accretion of preferred
 stock warrants.........        56        --         --          --             56
Other income, net of
 interest income........    (2,171)        (5)      (489)        --         (2,665)
                          --------     ------    -------     -------      --------
  (Loss) income before
   income taxes.........     1,032        292      7,059     (16,160)       (7,777)
Benefit for income
 taxes..................    (2,714)       120      2,466      (6,626)(6)    (6,754)
                          --------     ------    -------     -------      --------
  Net income (loss)
   before extraordinary
   loss.................  $  3,746     $  172    $ 4,593     $(9,534)     $ (1,023)
                          ========     ======    =======     =======      ========


   See Notes to the Unaudited Pro Forma Consolidated Statement of Operations.

     NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (Dollars in Thousands)

(1) The historical statement of operations of the Company and the businesses acquired for the year ended December 31, 1999 and the respective periods prior to the date of acquisition by the Company were derived from the consolidated audited financial statements of the Company that are included elsewhere in this prospectus, the unaudited interim financial statements of the Morie Assets for the period January 1, 1999 to April 8, 1999 and the unaudited combined financial statements of Commercial Stone and CATS for the nine months ended September 30, 1999.

(2) Commercial Stone historically paid a family trust of the shareholders of Commercial Stone an annual royalty fee equal to 6% of the average selling price of the total stone mined from the 1,000 acre property owned by the trust. The annual royalty fee will not continue following the Commercial Stone acquisition as the Company will own the property.

(3) The adjustment reflects the estimated increase in depreciation, depletion and amortization expense after giving effect to the purchase accounting adjustments for the difference between historical cost and estimated fair value and useful lives of property, plant and equipment and other intangible assets for the Morie Assets and the Commercial Stone acquisition as follows:

      Depreciation and depletion of property, plant and equipment
       (a)............................................................ $2,373
      Amortization of other intangible assets (b).....................    467
                                                                       ------
      Net adjustment.................................................. $2,840
                                                                       ======

  --------
  (a) Depreciation of plant and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years. Depletion is computed based on units of production for the properties. The adjustment is the result of purchase accounting adjustments made in connection with the acquisition of the Morie Assets and Commercial Stone.
  (b) Represents the amortization of goodwill over 15 years associated with the Morie Assets and Commercial Stone.

(4) The adjustment represents the reduction of salary expenses paid to former principal owners of Commercial Stone and CATS, which expenses were reduced to the level in effect subsequent to the acquisition by the Company. Also, prior to the consummation of the Transactions, DGHA conducted certain of its operations as a subsidiary of the Company. As a result, the acquisition fees payable to DGHA under the Management Services Agreement were expensed. Upon consummation of the Transactions, DGHA became an unconsolidated entity. The adjustment eliminates the acquisition fees paid (which would have been capitalized and not expensed had DGHA not conducted operations as one of our subsidiaries), net of increased management fees expected to be paid upon consummation of the Transactions. See "Certain Relationships and Related Transactions--Management Services Agreement."

      Commercial Stone salary expense and employee bonuses............ $  (520)
      DGHA fees.......................................................    (627)
                                                                       -------
      Total adjustment................................................ $(1,147)
                                                                       =======

(5) The adjustment reflects (i) interest expense associated with borrowings under the new credit facilities and the notes, (ii) amortization of the related deferred financing fees and (iii) the elimination of the Company's historical interest expense and related deferred financing fees after giving effect to the $35.0 million equity contribution made on October 1, 1999.

                                                          Principal
                                                           Amount   Adjustment
                                                          --------- ----------
      New Credit Facilities:
       Term Loan A (a)..................................  $ 45,000   $  3,852
       Term Loan B (a)..................................    95,000      8,607
       Notes (a)........................................   150,000     19,500
       Other debt.......................................     1,446        140
       Amortization of deferred financing fees (b)......                1,924
       Non-cash accretion of liabilities recorded at
        fair market value...............................                  164
       Interest rate protection.........................                  210
       Other, including commitment fees.................                  308
                                                                     --------
                                                                       34,705
       Elimination of historical interest expense.......              (19,775)
                                                                     --------
       Net adjustment (a)...............................             $ 14,930
                                                                     ========

  --------
  (a) At assumed variable rates of 8.56% and 9.06% for the new credit facilities and an actual rate of 13.0% for the new notes. The effect of a 1/8% increase or decrease in interest rates on variable rate debt would increase or decrease total interest expense by approximately $0.2 million for the year ended December 31, 1999.
  (b) Adjustment reflects the amortization of incremental deferred financing fees associated with the new credit facilities. Deferred financing fees are amortized using the straight-line method over the term of the related debt.

(6) The adjustment represents the income tax benefit at an effective rate of 41.0% for the effects of the aforementioned adjustments (2) through (5).

                            SELECTED FINANCIAL DATA

   The following table sets forth selected historical consolidated financial and other data of U.S. Silica (Predecessor) and the Company (Successor) as of the end of and for the periods presented. The Company acquired U.S. Silica on February 9, 1996. U.S. Silica is therefore the Predecessor for financial reporting purposes.

   The selected historical consolidated financial data as of and for the year December 31, 1995 is derived from the unaudited consolidated financial statements of the Predecessor that are not included in this prospectus. The selected historical consolidated financial data as of and for the year ended December 31, 1996 is presented as two separate periods, January 1, 1996 through February 9, 1996 (Predecessor) and February 10, 1996 through December 31, 1996 (Successor), and are derived from the audited consolidated financial statements of the Predecessor and the Successor, respectively, that are not included in this prospectus. The selected historical consolidated financial data as of and for the years ended December 31, 1997, 1998 and 1999 have been derived from the audited consolidated financial statements of the Company and the notes thereto included elsewhere in this prospectus. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                 Predecessor                          Successor
                          ------------------------- --------------------------------------------------
                                        January 1,  February 10,
                           Year Ended  1996 through 1996 through
                          December 31, February 9,  December 31,      Year Ended December 31,
                          ------------ ------------ ------------  ------------------------------------
                              1995         1996         1996         1997          1998(1)     1999(2)
                          ------------ ------------ ------------  -----------    ------------ --------
                          (unaudited)                              (Dollars in Thousands)
Statement of Operations
 Data:
Net sales...............    $115,446     $ 11,827     $106,782    $   128,512    $   142,294  $209,075
Cost of goods sold......      83,976        9,394       73,625         88,097         98,478   140,244
Depreciation, depletion
 and amortization.......      11,659        1,033       15,225         17,886         19,888    28,481
Selling, general and
 administrative.........      12,561        1,404       12,077         14,345         16,930    21,843
Incentive stock
 compensation
 expense(3).............         --           --           --             --          14,227       --
Operating income
 (loss).................       7,250           (4)       5,855          8,184         (7,229)   18,507
Interest expense........         162           13       10,074         10,513         10,269    19,590
Accretion of preferred
 stock warrants(4)......         --           --           --           1,374          1,254        56
Other income net,
 including interest
 income.................      (4,327)        (534)        (598)        (1,742)        (1,881)   (2,171)
(Loss) income before
 income taxes...........      11,415          517       (3,621)        (1,961)       (16,871)    1,032
Provision (Benefit) for
 income taxes...........       2,722          963       (2,101)        (2,239)        (2,204)   (2,714)
Net income (loss) before
 extraordinary loss.....       8,693         (446)      (1,520)           278        (14,667)    3,746
Extraordinary loss(5)...         --           --           --             --          (2,102)   (2,747)
Net income (loss).......    $  8,693     $   (446)    $ (1,520)   $       278    $   (16,769) $    999
Balance Sheet Data:
Cash....................    $  1,361     $    748     $    954    $       402    $     2,222  $ 13,573
Working capital.........      23,932       16,573       11,724         12,277         19,508    45,715
Total assets............     105,958      104,112      195,787        183,647        274,678   551,603
Total debt..............         --           --        89,154         83,163        137,448   287,505
Stockholder's equity....      60,066       54,984       22,755         26,022         23,396    64,335
Other Financial Data:
Capital expenditures....    $  6,312     $    567     $  7,216    $     5,537    $     9,399  $ 14,572
Cash interest expense...         --           --         6,609          8,731          9,269    10,925
Ratio of earnings to
 fixed charges(6).......        46.3         25.6          -- (7)         -- (7)      -- (7)       1.1

-------
(1) Includes (i) the results of the Nicks Silica Assets from January 16, 1998, the date of acquisition, (ii) with respect to the year ended December 31, 1998, the results of Pettinos from July 25, 1998, the date of acquisition, and (iii) with respect to the year ended December 31, 1998, the results of Better Materials from December 14, 1998, the date of acquisition, in each case, as further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations".
(2) Includes the results of the Morie Assets from April 9, 1999, the date of acquisition, and the results of Commercial Stone from October 1, 1999, the date of acquisition.
(3) Represents non-cash compensation expense recorded in the second half of the year ended December 31, 1998 due to the waiver by USS Holdings of its right to repurchase certain capital stock held by our management.
(4) Represents the non-cash accretion in value of certain warrants granted with respect to preferred stock of USS Holdings. The Company recognizes this charge as part of push down accounting because the warrants were issued in connection with debt issued by U.S. Silica. The obligation to satisfy any payments due in connection with these warrants was forgiven by USS Holdings during 1999.
(5) Represents non-cash charges and write-offs recorded in connection with the Company's early retirement of certain subordinated debt in 1998, and the early retirement of certain senior debt in 1999.
(6) Under Item 503 of Regulation S-K, "earnings" for purposes of this calculation have been computed by adding to "income before extraordinary items" all taxes based on income or profits, total interest charges and the estimated interest element of rentals charged to income. "Fixed charges" include total interest charges and the estimated interest element of rentals charged to income.
(7) Earnings were insufficient to cover fixed charges by $3.6 million, $2.0 million and $16.9 million for the period February 10, 1996 through December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

   We mine, process and market industrial minerals, principally silica, in the eastern and midwestern United States. We also mine, process and market aggregates and produce and market hot mixed asphalt in certain geographic areas in Pennsylvania and New Jersey. We are the second leading producer of silica in the United States, accounting for approximately 23% of industry volume in 1999. We believe that we have leading positions in most of our key end use markets for our silica products, typically occupying the number one or two position by sales. These end use markets include container glass, fiberglass, specialty glass, flat glass, fillers and extenders, chemicals and ceramics. We also supply our silica products to the foundry, building materials and other end use markets. Our customers use our aggregates, which consist of high quality crushed stone, construction sand and gravel, for road construction and maintenance, other infrastructure projects and residential and commercial construction and to produce hot mixed asphalt and concrete products. We also use our aggregates to produce hot mixed asphalt. We operate a network of 25 production facilities in 14 states. Many of our production facilities are located near major modes of transportation and our significant customers, which reduces transportation costs and enhances customer service. Our principal industrial minerals and aggregates properties each have deposits that we believe will support production in excess of 15 years. On a pro forma basis, our industrial minerals business (substantially all the net sales of which consist of silica products) and our aggregates business accounted for 65.2% and 34.8% of our net sales, respectively, for the year ended December 31, 1999.

   We recognize net sales at the time product is shipped to our customers and title passes (generally when the product leaves our facility). Except for certain limited instances in our aggregates business where we ship our products in trucks that we own, net sales do not include the costs of transportation borne by our customers. Generally, either our customers pay freight costs directly, or we pay the costs on their behalf and are reimbursed (in which case we record a liability and an accounts receivable on our balance sheet).

   Cost of goods sold includes the ongoing mining and processing costs of our operations (primarily labor costs, power costs, repair and maintenance costs, costs of hiring third party subcontractors to drill and blast in our mining operations, as well as lease royalty payments, where applicable) and non-cash charges associated with estimated net future costs of restoring and reclaiming operating mine sites. This provision is made at each operating location based on units of production and engineering estimates of total deposits. Selling, general and administrative expenses are the costs of operating our business, including corporate overhead and associated fees and expenses related to acquisitions. Management fees to our acquisition advisors and due diligence costs for any acquisitions that we are unable to complete are also included in this category.

   Acquired property and mineral deposits are recorded at cost. The purchase price of business acquisitions is allocated based on the fair values of assets acquired and liabilities assumed at that time. Depreciation is computed using the straight line method over the estimated useful lives of the assets, which ranges from 3 to 15 years. Depletion of mineral deposits is accounted for as the minerals are extracted, based on units of production and engineering estimates of total deposits. Accordingly, depletion expense will increase or decrease with changes in the volumes of minerals or aggregates extracted. Amortization of various non-current assets such as non-competition agreements are made on a straight line basis over the life of the related agreement. Goodwill related to purchased acquisitions is amortized over 15 years.

History and Recent Acquisitions

   U.S. Silica was organized in 1927 as the Pennsylvania Glass Sand Corporation. Pennsylvania Glass Sand Corporation was acquired by the International Telephone and Telegraph Corporation in 1968, which in turn sold it to U.S. Borax (formerly Pacific Coast Resources) in 1985. In 1986, the U.S. Silica name was adopted and U.S. Borax acquired Ottawa Silica Company. In 1987, Ottawa Silica Company was merged into U.S. Silica.

   In February 1996, we purchased U.S. Silica from U.S. Borax. We subsequently completed the following acquisitions:

  . In January 1998, we acquired certain silica-producing assets (the "Nicks Silica Assets") from Nicks Silica Company, a silica producer in Jackson, Tennessee. These assets generated $4.3 million in revenues during 1996.

  . In July 1998, we acquired George F. Pettinos, Inc. ("Pettinos"), a producer of aggregates with operations in Berlin, New Jersey, and a processor of silica with operations in Ontario, Canada. Pettinos had $14.9 million in revenues during 1997.

  . In December 1998, we acquired Better Materials Corporation ("Better Materials"), an aggregates producer in southeastern Pennsylvania. Better Materials had $24.7 million in revenues during 1997.

  . In April 1999, we acquired the Morie Assets from Unimin Corporation, which are used in the production and sale of silica and aggregates. The Morie Assets generated $17.8 million in revenues during 1998.

  . In October 1999, we acquired Commercial Stone, a crushed stone and hot mixed asphalt producer in southwestern Pennsylvania. Commercial Stone had $42.0 million in revenues for its fiscal year ended March 31, 1999.

We paid $233.7 million in total consideration for the acquisition of these businesses and assets.

Results of Operations

   The following table sets forth Better Minerals & Aggregates' (including its direct and indirect subsidiaries) statement of operations data for the three years ended December 31, 1997, 1998 and 1999, and the percentage of net sales of each line item for the periods presented. This statement of operations data is derived from the consolidated financial statements of Better Minerals & Aggregates and the notes thereto included elsewhere in this prospectus.

                                     Year Ended December 31,
                           --------------------------------------------------
                                1997             1998              1999
                           ---------------  ---------------   ---------------
                                      (Dollars in Thousands)
Net sales:
Industrial minerals....... $128,512  100.0% $138,797   97.5%  $159,168   76.1%
Aggregates................      --     --      3,497    2.5     49,907   23.9
                           --------         --------          --------
Total net sales...........  128,512  100.0   142,294  100.0    209,075  100.0
Cost of goods sold........   88,097   68.6    98,478   69.2    140,244   67.1
Depreciation, depletion
 and amortization.........   17,886   13.9    19,888   14.0     28,481   13.6
Selling, general and
 administrative...........   14,345   11.2    16,930   11.9     21,843   10.4
Incentive stock
 compensation expense.....      --     --     14,227   10.0        --     --
                           --------         --------          --------
Operating income (loss)...    8,184    6.4    (7,229)  (5.1)    18,507    8.9
Interest expense..........   10,513    8.2    10,269    7.2     19,590    9.4
Accretion of preferred
 stock warrants...........    1,374    1.1     1,254    0.9         56    --
Other income net,
 including interest
 income...................   (1,742)  (1.4)   (1,881)  (1.3)    (2,171)  (1.0)
                           --------         --------          --------
(Loss) income before
 income taxes.............   (1,961)  (1.5)  (16,871) (11.9)     1,032    0.5
Provision (Benefit) for
 income taxes.............   (2,239)  (1.7)   (2,204)   1.5     (2,714)  (1.3)
                           --------         --------          --------
Net income (loss) before
 extraordinary loss.......      278    0.2   (14,667) (10.3)     3,746    1.8
Extraordinary loss........      --     --     (2,102)  (1.5)    (2,747)  (1.3)
                           --------         --------          --------
Net income (loss)......... $    278    0.2% $(16,769) (11.8)% $    999    0.5%
                           ========         ========          ========

Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

   Net Sales. Net sales increased $66.8 million, or 46.9%, to $209.1 million in the year ended December 31, 1999 from $142.3 million in the year ended December 31, 1998.

   Net sales of industrial minerals increased $20.4 million, or 14.7%, to $159.2 million in the year ended December 31, 1999 from $138.8 million in the year ended December 31, 1998. The increase was primarily due to the acquisition of the Morie Assets, which resulted in the inclusion of $8.7 million for the period of April 8, 1999 through December 31, 1999, and the full year results of the Pettinos acquisition, which resulted in an increase of $5.3 million in the year ended December 31, 1999 from the year ended December 31, 1998. Excluding the acquisitions, net sales of industrial minerals increased $6.3 million, or 4.6%, to $141.6 million in the year ended December 31, 1999 from $135.3 million in the year ended December 31, 1998, primarily from $4.1 million of increased silica sales to the glass container, flat glass, specialty glass and filler extender and use markets.

   Net sales of aggregates increased $46.4 million to $49.9 million in the year ended December 31, 1999 from $3.5 million in the year ended December 31, 1998. The increase was primarily due to the full year results from the 1998 acquisitions of Better Materials and Pettinos, which resulted in the inclusion of additional net sales of $27.9 million in the year ended December 31, 1999, the acquisition of the Morie Assets, which resulted in the inclusion of net sales of $6.1 million for the period of April 8, 1999 through December 31, 1999 and the acquisition of Commercial Stone, which resulted in the inclusion of net sales of $12.4 million for the period of October 1, 1999 through December 31, 1999.

   Cost of Goods Sold. Cost of goods sold increased $41.7 million, or 42.3%, to $140.2 million in the year ended December 31, 1999 from $98.5 million in the year ended December 31, 1998.

   Cost of goods sold of industrial minerals increased $12.0 million, or 12.5%, to $107.7 million in the year ended December 31, 1999 from $95.7 million in the year ended December 31, 1998. The increase was primarily due to the acquisition of the Morie Assets and the full year results from the Pettinos acquisition, which resulted in the inclusion of $9.7 million in cost of goods sold. Excluding acquisitions, cost of goods sold increased $2.3 million, or 2.5%, on a volume increase of 4.6% in the year ended December 31, 1999 compared to the year ended December 31, 1998.

   Cost of goods sold of aggregates increased $29.7 million to $32.5 million in the year ended December 31, 1999 from $2.8 million in the year ended December 31, 1998. The increase was due to the inclusion of the full year results from the 1998 acquisitions of Better Materials and Pettinos, and the 1999 acquisition of the Morie Assets and Commercial Stone, which resulted in the inclusion of $29.7 million in additional cost of goods sold in the year ended December 31, 1999.

   Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased $8.6 million, or 43.2%, to $28.5 million in the year ended December 31, 1999 from $19.9 million in the year ended December 31, 1998. The increase was primarily due to the acquisitions of Better Materials, the Morie Assets and Commercial Stone.

   Selling, General and Administrative. Selling, general and administrative expenses increased $4.9 million, or 29.0%, to $21.8 million in the year ended December 31, 1999 from $16.9 million in the year ended December 31, 1998. The increase was primarily due to the acquisitions of Pettinos, Better Materials, the Morie Assets and Commercial Stone, which resulted in the inclusion of $4.3 million in additional expense in the year ended December 31, 1999. Excluding these items, selling, general and administrative expenses increased $0.6 million, or 3.6%, to $17.5 million in the year ended December 31, 1999 from $16.9 million in the year ended December 31, 1998 due to normal annual increases.

   Operating Income. Operating income increased $25.7 million to $18.5 million in the year ended December 31, 1999 from a $7.2 million operating loss in the year ended December 31, 1998.

   Operating income of industrial minerals increased $19.8 million to $12.5 million in the year ended December 31, 1999 from an operating loss of $7.3 million in the year ended December 31, 1998. The increase is primarily due to the non-recurring incentive stock compensation expense recognized in 1998, as well as the results from the acquisitions and other factors noted earlier.

   Operating income of aggregates increased $6.9 million to $6.6 million in the year ended December 31, 1999 from an operating loss of $0.3 million in the year ended December 31, 1998 as a result of the acquisitions noted earlier.

   Corporate expenses not allocated to the business segments increased $0.9 million to $0.6 million in the year ended December 31, 1999.

   Interest (Income) Expense. Interest expense increased $9.3 million, or 90.3%, to $19.6 million in the year ended December 31, 1999 from $10.3 million in the year ended December 31, 1998. The increase was primarily due to increased borrowings related to acquisitions and increased interest rates.

   Net Income (Loss). Net income (loss) increased $17.8 million to $1.0 million in the year ended December 31, 1999 from a $16.8 million net loss in the year ended December 31, 1998. The increase in net income is primarily due to the factors noted above, especially the incentive stock compensation expense recognized in 1998. This is partially offset by an increase of $0.6 million in extraordinary losses to $2.7 million in the year ended December 31, 1999 from $2.1 million in the year ended December 31, 1998. The 1999 loss reflects the after-tax charge recognized to write off debt issuance fees that were previously capitalized in connection with our 1998 financing. The 1998 extraordinary loss reflects the after-tax charge to write off capitalized debt issuance fees for subordinated debt first issued in 1996 and retired in 1998.

Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

   Net Sales. Net sales increased $13.8 million, or 10.7%, to $142.3 million in the year ended December 31, 1998 from $128.5 million in the year ended December 31, 1997.

   Net sales of industrial minerals increased $10.3 million, or 8.0%, to $138.8 million in the year ended December 31, 1998 from $128.5 million in the year ended December 31, 1997. The increase was primarily due to the acquisition of Pettinos, which resulted in the inclusion of net sales of $3.6 million for the period of July 25, 1998 to December 31, 1998, and the acquisition of Nicks Silica Assets, which resulted in the inclusion of net sales of $1.5 million for the period of January 17, 1998 to December 31, 1998. Excluding these acquisitions, net sales of industrial minerals increased $5.2 million, or 4.0%, to $133.7 million in the year ended December 31, 1998 from $128.5 million in the year ended December 31, 1997. Excluding these acquisitions, net sales of silica increased $5.2 million. The increase was due primarily to new accounts obtained in the glass container and flat glass end use markets and demand for silica in the fiberglass end use market.

   Net sales of aggregates in the year ended December 31, 1998 were $3.5 million, due to the acquisition of Pettinos, which resulted in the inclusion of net sales of $2.7 million for the period of July 25, 1998 to December 31, 1998, and the acquisition of Better Materials, which resulted in the inclusion of net sales of $0.8 million for the period of December 15, 1998 to December 31, 1998. There were no sales of aggregates in the year ended December 31, 1997.

   Cost of Goods Sold. Cost of goods sold increased $10.4 million, or 11.8%, to $98.5 million in the year ended December 31, 1998 from $88.1 million in the year ended December 31, 1997. The increase was primarily due to the acquisition of the Nicks Silica Assets, Pettinos and Better Materials, which resulted in the inclusion of $9.5 million of operating expenses, including expenses of $0.6 million incurred to improve the safety and operating standards of the operations of the Nicks Silica Assets. Excluding acquisitions, cost of goods sold increased $0.8 million, or 0.9% on a volume increase of 2.6%, in the year ended December 31, 1998 compared to the year ended December 31, 1997.

   Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased $2.0 million, or 11.2%, to $19.9 million in the year ended December 31, 1998 from $17.9 million in the year ended December 31, 1997. The increase was primarily due to the acquisition of the Nicks Silica Assets, Pettinos and Better Materials, increased production and an increase in the amortization of non-competition agreements with the former owner of the Nicks Silica Assets.

   Selling, General and Administrative. Selling, general and administrative expenses increased $2.6 million, or 18.2%, to $16.9 million in the year ended December 31, 1998 from $14.3 million in the year ended December 31, 1997. The increase was primarily due to $1.1 million of costs associated with the acquisition of the Nicks Silica Assets, Pettinos and Better Materials and non-recurring professional fees of $1.0 million incurred in connection with the refinancing of our indebtedness in July 1998. Excluding these items, selling, general and administrative expenses increased $0.5 million, or 3.6%, to $14.3 million in the year ended December 31, 1998 from $13.8 million in the year ended December 31, 1997 due to normal annual increases and one-time expenses associated with a reorganization of our sales and marketing departments.

   Incentive Stock Compensation Expense. In 1998, we recognized non-cash compensation expense due to the fact that USS Holdings waived its right to repurchase certain outstanding shares of its capital stock held by our management.

   Operating Loss. Operating loss increased $15.4 million to $7.2 million in the year ended December 31, 1998 from operating income of $8.2 million in the year ended December 31, 1997. The change was primarily due to the incentive stock compensation expense recorded in this period.

   Interest (Income) Expense. Interest expense decreased $0.2 million, or 1.9%, to $10.3 million in the year ended December 31, 1998 from $10.5 million in the year ended December 31, 1997. The decrease was primarily due to reduced interest rates on borrowings under our existing credit facilities.

   Other Income (Expense). Other income increased $0.1 million to $1.9 million in the year ended December 31, 1998 from $1.8 million in the year ended December 31, 1997.

   Net (Loss) Income. Net income decreased $17.1 million to a net loss of $16.8 million in the year ended December 31, 1998. The decrease in net income was primarily due to the factors previously noted and an extraordinary after tax charge of $2.1 million recognized in 1998 to write off debt issuance fees that were previously capitalized in connection with our 1996 financing. The charge represents the write-off of the components that were related to the subordinated debt that was repaid in connection with the refinancing in July 1998.

Liquidity and Capital Resources

   Our principal liquidity requirements have historically been to service our debt and meet our working capital, capital expenditure and mine development expenditure needs and to finance acquisitions. We have historically met our liquidity and capital investment needs with internally generated funds while acquisitions have required borrowings and equity investments. Our total long-term debt as of December 31, 1999 was $287.5 million.

   Net cash provided by operating activities was $16.0 million for the year ended December 31, 1997, $15.4 million for the year ended December 31, 1998 and $29.5 for the year ended December 31, 1999. Cash provided from operating activities decreased $0.6 million from 1997 to 1998 due to net changes in working capital, partially offset by increases in depreciation. For the year ended December 31, 1999, cash flow from operating activities was $14.1 million more than in 1998 due to increased operating income, partially offset by increased interest expense.

   Cash used for investing activities was $5.2 million for the year ended December 31, 1997, $66.6 million for the year ended December 31, 1998 and $185.6 million for the year ended December 31, 1999. Cash used in investing for the year ended December 31, 1997 represented investments in capital expenditures. For the year ended December 31, 1998, $57.5 million was used to purchase the Nicks Silica Assets, Pettinos and Better Materials as well as $9.4 million in capital expenditures. For the year ended December 31, 1999, cash used in investing activities increased $119.0 million due primarily to the acquisitions of the Morie Assets completed in April 1999 and Commercial Stone completed in October 1999, which aggregated $172.4 million inclusive of transaction costs, as well as a $5.2 million increase in capital expenditures.

   Cash flow from (used for) financing activities was ($11.3) million for the year ended December 31, 1997, $53.1 million for the year ended December 31, 1998 and $167.5 million for the year ended December 31, 1999. For the year ended December 31, 1997, there was a $7.0 million reduction in long-term debt as well as a $5.0 million redemption of preferred stock from the former parent of U.S. Silica. For the year ended December 31, 1998, long-term debt was increased in a refinancing to complete the acquisitions of Pettinos and Better Materials as well as to retire approximately $15.7 million in subordinated debt and pay fees and prepayment penalties. For the year ended December 31, 1999, long-term debt increased due to the issuance of $150.0 million of the subordinated notes, which was used to complete the acquisition of Commercial Stone. In addition, we received a $35.0 million equity contribution from USS Holdings. Net cash provided by financing activities was partially offset by $15.8 million in financing fees.

   Interest payments on the notes, senior debt service under the new credit facilities, working capital, capital expenditures and mine development expenditures incurred in the normal course of business as current deposits are depleted represent the significant liquidity requirements of Better Minerals & Aggregates (including its direct and indirect subsidiaries). Future, but as yet unidentified, acquisition opportunities will also represent potentially significant liquidity requirements.

   On October 1, 1999, the new credit facilities provided us with (i) a $50.0 million revolving credit facility, (ii) a fully drawn $45.0 million tranche A term loan facility (including a tranche of loans denominated in Canadian dollars in an amount equal to $2.0 million borrowed on the closing date by George F. Pettinos (Canada) Limited), (iii) a fully drawn $95.0 million tranche B term loan facility and (iv) an undrawn $40.0 million acquisition term loan facility. The revolving credit facility is available for general corporate purposes, including working capital and capital expenditures, but excluding acquisitions, and includes sublimits of $12.0 million and $3.0 million, respectively, for letters of credit and swingline loans. The acquisition term loan facility is available for three years after the closing date, during which time we may make no more than three borrowings, each borrowing being subject to achieving a pro forma leverage ratio as defined not exceeding 5.00 to 1.00. For a description of the amortization and interest rates with respect to the new credit facilities, see "Description of the New Credit Facilities."

   Simultaneously with the issuance of the new credit facilities on October 1, 1999, we retired in full $167.2 million in senior debt under a credit agreement that was entered into on July 21, 1998 and later amended on April 8, 1999.

   We repaid $3.9 million of the tranche A term loan facility and $200,000 of the tranche B facility in the fourth quarter of 1999. On February 29, 2000, we completed the sale of one of our two Canadian subsidiaries, George F. Pettinos (Canada) Limited, for $3.2 million. We used the proceeds of this sale to repay $2.0 million of the tranche A term loan facility, which had been borrowed on the closing date by this former subsidiary, and for general corporate purposes.

   The new credit facilities and the indenture impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the new credit facilities require us to maintain certain financial ratios. Debt under the new credit facilities is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable and other intangibles. See "Description of the New Credit Facilities."

   We incurred fees and expenses of approximately $18.8 million in connection with the acquisition of Commercial Stone, the issuance of the notes and the borrowings under the new credit facilities. Financing fees were approximately $15.0 million and will be amortized over the life of the debt. Fees totaling $2.5 million were capitalized as a cost of the Commercial Stone acquisition. The remaining $1.3 million in fees and expenses were bonuses paid to certain Commercial Stone employees as a loyalty bonus.

   Our expected capital expenditure requirements for 2000 and 2001 are $26.1 million and $21.7 million, excluding possible acquisitions, respectively.

   Our ability to satisfy our debt obligations and to pay principal and interest on our debt, including the notes, fund working capital, mine development and acquisition requirements and make anticipated capital expenditures will depend on our future performance, which is subject to general economic, financial and other factors, some of which are beyond our control. We believe that based on current levels of operations and anticipated growth, cash flow from operations, together with borrowings under the revolving credit facility and, if available, the acquisition term loan facility, will be adequate for the foreseeable future to make required payments of principal and interest on our debt, including the notes, fund working capital, mine development and capital expenditure requirements and pursue acquisitions. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the revolving credit facility and the acquisition term loan facility in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs.

Inflation

   We do not believe that inflation has had a material impact on our financial position or results of operations during the periods covered by the financial statements included in this prospectus.

Seasonality

   Our aggregates business is seasonal, due primarily to the effect of weather conditions in winter months on construction activity in our Pennsylvania and New Jersey markets. Due to this, peak sales of aggregates occur primarily in the months of April through November. Accordingly, our results of operations in any individual quarter may not be indicative of our results of operations for the full year.

Year 2000 Compliance

   Background. The year 2000 issue refers to the inability of certain computer programs to recognize a date ending in "00" as the year 2000 as a result of being written using two digits, rather than four, to define the applicable year. Systems that have time-sensitive hardware or software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, many computer applications could have failed or produced erroneous data on or about January 1, 2000. As part of an overall company program that began in 1994 to upgrade all of our hardware and software systems, the issue of year 2000 compliance was reviewed as each of our major systems was evaluated and changed. Replacement systems were installed, and confirmation letters were received from software and hardware suppliers attesting to the compliance of the systems installed. We also made efforts to determine the year 2000 compliance status of the significant third parties with whom we do business. In 1998, questionnaires were sent to our most significant service providers and material suppliers. No unsatisfactory responses regarding year 2000 compliance were received.

   Costs. In 1998 and 1999, we spent $252,600 and $286,000, respectively, to upgrade several major systems to year 2000-compliant system releases. Additionally, plant automation control software was upgraded at two facilities at a cost of $62,000 and $239,000, respectively, in 1998 and 1999. There can be no assurance that we will not incur further costs as a result of the discovery of unexpected need for additional remediation work.

   Results. The results of the year 2000 program are now documented. During the rollover to 2000, neither we, nor any of our major customers or vendors, experienced service interruptions due to computer hardware, software or embedded chips that adversely affected our business.

Qualitative and Quantitative Disclosures About Market Risk

   We do not expect to enter into financial instruments for trading purposes. We anticipate periodically entering into interest rate swap agreements to effectively convert all or a portion of our floating-rate debt to fixed-rate debt in order to reduce our exposure to movements in interest rates. Such agreements would involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. The impact of fluctuations in interest rates on the interest rate swap agreements is expected to be offset by the opposite impact on the related debt. We record the payments or receipts on the agreements as adjustments to interest expense. Swap agreements will only be entered into with syndicate banks. In addition, we may enter into interest rate cap agreements, which limit our variable rate interest to a specified level. In the future, we may enter into natural gas and other energy related hedge arrangements in order to reduce our exposure to changes in commodity energy prices. At this time, we have no energy hedge agreements outstanding.

   We are exposed to various market risks, including changes in interest rates. Market risk related to interest rates is the potential loss arising from adverse changes in interest rates.

   At December 31, 1999, we had outstanding interest rate swap agreements maturing in 2001 with an aggregate notional principal amount of $30.0 million. At December 31, 1998, we had outstanding interest rate swap agreements maturing in 1999 and 2001 with an aggregate notional principal amount of $85.0 million. These swaps effectively convert the variable interest rates on the notional principal amounts to a fixed interest rate. In addition, we had interest rate cap agreements at December 31, 1999 and 1998 with aggregate notional principal amounts of $51.0 million and $30.0 million, respectively. These agreements effectively limit the variable portion of the interest rate on the notional principal amount of variable rate debt to 6.5%.

   The fair value of interest rate swap and cap agreements represents the estimated receipts or payments that we would make to terminate the agreements. At December 31, 1999, we would have received $0.4 million to terminate the interest rate swap agreements and $0.3 million to terminate the interest rate cap agreements.

   The fair market value of our long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of the fixed interest rate debt will increase as the interest rates fall and decrease as interest rates rise. At December 31, 1999, the estimated fair value of our fixed interest rate long-term debt (including current portion) approximated its carrying value of $150.0 million due to its recent issuance. If the prevailing interest rates at December 31, 1999 increased by 1.0%, the fair value of our total long-term debt would decrease by approximately $6.2 million.

Environmental and Related Matters

   See "Business--Government Regulation" for a discussion of certain environmental matters relating to our various production and other facilities, certain regulatory requirements relating to human exposure to crystalline silica and our mining activity and how such matters may affect our business in the future.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), which is required to be adopted in years beginning after June 15, 2000. Because of our minimal use of derivatives, we do not anticipate that the adoption of FAS 133 will have a significant impact on our results of operations or financial condition.

                               INDUSTRY OVERVIEW

   Set forth below is information about the key industries in which we operate:

Silica Industry

   Silica, often termed "industrial sand," "silica sand" and "quartz sand," includes sands with high silicon dioxide content. Silica is a naturally occurring mineral that has a broad range of distinct characteristics, such as size, purity, color, inertness, hardness and resistance to high temperatures, which make it difficult to substitute in a variety of applications. Silica is used in a wide range of end use markets, including the container glass, fiberglass, specialty glass, flat glass, chemicals, foundry, fillers and extenders, and ceramics end use markets.

   In 1998, consumption of silica in the United States was approximately 29.0 million tons, generating sales of approximately $491 million. The United States silica industry has been characterized by stable growth. From 1988 to 1998, sales of silica in the United States grew at a compound annual growth rate of approximately 2.7%. This growth resulted from increased demand across a wide variety of end use markets.

   Silica producers are typically either large, national producers that produce many grades of silica or smaller, regional companies that produce silica for limited uses. According to the U.S. Geological Survey, the five leading United States producers of silica in 1998, in descending order, were Unimin Corporation, U.S. Silica, Fairmount Minerals Ltd., Oglebay Norton Industrial Sands Co. and Badger Mining Corporation. Competition generally occurs among participants in geographic proximity to each other because transportation cost represents a significant portion of the overall cost of silica to customers. Therefore, competition within any given geographic area is distinct, as transportation costs generally limit the market to within 200 miles of a producer's facilities. However, certain high margin industrial minerals products, such as fine ground silica, may be distributed nationally and, in some cases, internationally due to the high value of these products relative to transportation costs.

Aggregates Industry

   Aggregates consist of crushed stone, construction sand and gravel and are a basic raw material used in a wide variety of applications including asphalt, concrete, road construction and residential and commercial construction. In 1998, consumption of aggregates (not including hot mixed asphalt) in the United States was approximately 2.8 billion tons, generating sales of approximately $13.5 billion.

   The United States aggregates industry is characterized by stable growth. From 1988 to 1998, sales of aggregates in the United States grew at a compound annual growth rate of approximately 4.4%. This growth resulted from increased demand for road construction and maintenance, other infrastructure projects and residential and commercial construction. According to the U.S. Geological Survey, aggregates prices range from approximately $2 per ton for construction sand and gravel fill to approximately $35 per ton for special whiting crushed stone.

   Due to the high cost of transportation relative to the value of the product, competition within the aggregates industry favors producers with aggregate production facilities in close proximity to transportation modes and customers. As a result, competition is generally limited to a 75 mile area. The United States aggregates industry is currently experiencing consolidation. According to the U.S. Geological Survey, in 1997 there were 3,362 active crushed stone quarries and 7,658 active construction sand and gravel operations in the United States. The U.S. Geological Survey states that the five leading aggregates producers in 1998, in descending order, were Vulcan Materials Company, Martin Marietta Aggregates, a division of Martin Marietta Materials, Inc., Cornerstone Construction &

Material, Inc., Lafarge Corporation and Oldcastle, Inc./Materials Group. According to the U.S. Geological Survey, these producers accounted for approximately 18.7% of total United States aggregates production in 1998.

   We believe demand for aggregates will increase due to the passage by Congress in 1998 of TEA-21. TEA-21 establishes a $218 billion transportation program that provides for increased federal funding for highways and related infrastructure improvements through 2003. TEA-21 authorizes average annual federal spending on highways and related infrastructure improvements of approximately $26 billion, approximately 44% higher than the average annual federal spending of $18 billion under the predecessor program. In Pennsylvania and New Jersey, our primary aggregates markets, average annual federal spending on highways and related infrastructure improvements under TEA-21 is projected to be approximately 47% and 30% higher, respectively, than under the predecessor program.

   Another trend expected to impact the aggregates market is the adoption of the Superpave system. Superpave is a new approach to asphalt mix design, which provides designers with standards for customizing roadway mixes for specific weather and traffic conditions. This new set of standards generally requires high quality aggregates that conform to a variety of specific characteristics, including hardness, absorption, size and shape. We believe our aggregates comply with the high Superpave standards. Many state governments have elected to require their roadways to conform to the Superpave standards. For example, the Pennsylvania Department of Transportation has stated that it will require, as of September 2000, all roadway contracts to include the use of the Superpave standards.

   Hot mixed asphalt is a densely packed combination of approximately 95% crushed stone, sand or gravel bound together by asphalt oil. A major component of the road system in the United States, hot mixed asphalt covers approximately 95% of the paved roads in the United States. The United States hot mixed asphalt industry generates over $10 billion in sales annually. Market growth is primarily driven by road construction and population growth.

                                    BUSINESS

General

   We mine, process and market industrial minerals, principally silica, in the eastern and midwestern United States. We also mine, process and market aggregates and produce and market hot mixed asphalt in certain geographic areas in Pennsylvania and New Jersey. We are the second leading producer of silica in the United States, accounting for approximately 23% of industry volume in 1999. We believe that we have leading positions in most of our key end use markets for our silica products, typically occupying the number one or two position by sales. These end use markets include container glass, fiberglass, specialty glass, flat glass, fillers and extenders, chemicals and ceramics. We also supply our silica products to the foundry, building materials and other end use markets. Our customers use our aggregates, which consist of high quality crushed stone, construction sand and gravel, for road construction and maintenance, other infrastructure projects and residential and commercial construction and to produce hot mixed asphalt and concrete products. We also use our aggregates to produce hot mixed asphalt. We operate a network of 25 production facilities in 14 states. Many of our production facilities are located near major modes of transportation and our significant customers, which reduces transportation costs and enhances customer service. Our principal industrial minerals and aggregates properties each have deposits that we believe will support production in excess of 15 years. On a pro forma basis, our industrial minerals business (substantially all the net sales of which consists of silica products) and our aggregates business accounted for 65.2% and 34.8% of our net sales, respectively, for the year ended December 31, 1999. On a pro forma basis, we had net sales of $248.1 million for the year ended December 31, 1999.

Products

   We produce a variety of industrial minerals and aggregates that are designed to meet a broad range of customer needs.

   Industrial Minerals. Our industrial minerals products are processed to meet a broad range of chemical purity, particle shape and sizing specifications. Our key industrial minerals products are known as unground silica, ground silica, fine ground silica, kaolin and aplite. Our unground silica products consist of silica of various size grades ranging from 120 to 20 mesh. For the year ended December 31, 1999 we sold 5.4 million tons of unground silica. Our ground silica products consist of unground silica that is further processed into sizes of 40 to 125 microns and are marketed under the Sil-Co-Sil(R) brand name. For the year ended December 31, 1999 we sold 610,000 tons of ground silica. The average selling price for ground silica is approximately $30 per ton more than for unground silica. Our fine ground silica products consist of ground silica which we have further processed with highly engineered equipment into size grades of 5 to 40 microns and are marketed under the Min-U-Sil(R) brand name. We believe that no other producer in the United States currently produces a 5 micron product with the consistent quality and size of our 5 micron product. For the year ended December 31, 1999 we sold 59,000 tons of fine ground silica. The average selling price for fine ground silica is approximately $170 per ton more than for ground silica. In addition to our silica products we also produce a limited amount of kaolin and aplite. Kaolin is a mineral co-product in our production of silica in Kosse, Texas that we sell primarily as a filler and extender to the paints and coatings industry. Aplite is an alumina source produced at our Montpelier, Virginia facility that we sell primarily to the glass industry.

   Aggregates. Our aggregates products include high quality crushed stone, construction sand and gravel, which we provide in various sizes, and hot mixed asphalt. On a pro forma basis, we sold 7.4 million tons of our aggregates products (excluding sales of hot mixed asphalt) for the year ended December 31, 1999. On a pro forma basis, we sold 1.8 million tons of our hot mixed asphalt for the year ended December 31, 1999. We produce a high quality, anti-skid asphalt using the Superpave system. The Pennsylvania Department of Transportation has stated that it will require, as of September 2000, all roadway contracts to include the use of the Superpave standards. We are competitively positioned to benefit from this new requirement due to our ability both to supply our customers with the quality of aggregates required by the Superpave system as well as to manufacture Superpave-compliant asphalt from our own aggregates. See "Industry Overview--Aggregates Industry."

End Use Markets and Customers

   We sell our products to a wide variety of customers within numerous end use markets. The following table sets forth the net sales, products, primary applications and representative customers by end use market served by our industrial minerals and aggregates businesses.

                           Pro Forma Year Ended
                            December 31, 1999                          Primary               Representative
End Use Markets                 Net Sales           Products        Applications               Customers
---------------            -------------------- ----------------  ----------------  --------------------------------
                               (Dollars in
                                Millions)
Industrial Minerals
Container glass..........         $ 27.2        Unground silica,  Food, beverage          Ball-Foster, Inc.,
                                                aplite            and liquor              Owens-Illinois, Inc.
                                                                  bottles


Fiberglass...............           15.9        Unground silica,  Roofing                 Owens Corning, PPG Industries,
                                                ground silica,    products,               Inc.
                                                aplite            automotive
                                                                  parts, sports
                                                                  equipment,
                                                                  boats,
                                                                  insulation


Specialty glass..........           14.5        Unground silica,  Television              Anchor Hocking, Inc.,
                                                ground silica,    tubes, lights,          Corning Asahi
                                                aplite            tableware,              Video,Corning Incorporated,
                                                                  optical lenses          Libbey Inc., General Electric


Flat glass...............           10.6        Unground silica   Automobile              AFG Industries, Inc.,
                                                                  glass, windows          Guardian Industries
                                                                                          Corp.,Pilkington plc,
                                                                                          PPG Industries, Inc.


Foundry..................           23.7        Unground silica,  Automotive,             Caterpillar Inc.,
                                                ground silica     heavy equipment         Citation Corporation
                                                                  and machine tool
                                                                  castings


Fillers and extenders....           22.7        Unground silica,  Industrial and          Behr Process Corporation, Delphi
                                                ground silica,    traffic paints,         Packard Electric, Dow Corning
                                                fine ground       epoxy molded            Corporation,Sherwin-Williams
                                                silica, kaolin    countertops,
                                                                  silicone rubber


Building materials.......           18.3        Unground silica,  Bricks, stucco,         CertainTeed Corporation, Owens
                                                ground silica,    concrete,               Corning
                                                fine ground       asphalt shingles
                                                silica, kaolin


Chemicals................           10.3        Unground silica,  Detergents,             J.M. Huber Corp.,
                                                ground silica     paper textile           Occidental Chemical Corporation,
                                                                  finishing,              PQ Corporation
                                                                  dental products


Ceramics.................            5.1        Unground silica,  Ceramic                 American Marazzi Tile, Cooper
                                                ground silica,    whiteware, floor        Power Systems, Ideal-Standard,
                                                fine ground       tiles, glaze            The Pfaltzgraff Co.
                                                silica, kaolin    formulations


Other....................           13.4        Unground silica,  Fracturing              Toys 'R Us Inc., various country
                                                ground silica,    sands, sand             clubs
                                                fine ground       boxes,
                                                silica, kaolin,   playgrounds,
                                                aplite            athletic fields,
                                                                  racetracks, golf
                                                                  courses


Aggregates
Paving and construction..           86.4        Crushed stone,    Pavement,               Various local contractors
                                                construction      outside
                                                sand, gravel,     recreational
                                                hot mixed         facilities,
                                                asphalt           sport stadiums,
                                                                  residential and
                                                                  commercial
                                                                  construction


Total....................         $248.1

   We generate net sales from a diversified base of customers and end use markets. On a pro forma basis for the year ended December 31, 1999, 65.2% of our net sales was derived from our industrial minerals business and 34.8% of our net sales was derived from our aggregates business. During that same period, we exceeded $10 million in net sales in each of 10 distinct end use markets and no single customer accounted for more than 5% of our net sales.

   Industrial Minerals. Our industrial mineral products are sold into a variety of end use markets, as described below.

   Container Glass. We supply unground silica and aplite to the container glass end use market for use in the production of food, beverage and liquor bottles.

   Fiberglass. We supply unground and ground silica and aplite to the textile and insulation fiberglass end use markets. Textile fiberglass is used in the production of roofing products and composites for automotive parts, sports equipment and boats. Insulation fiberglass is used to maximize energy efficiency in buildings by insulating heating and cooling ducts, attics, basements and exterior walls.

   Specialty Glass. We supply unground and ground silica and aplite to the specialty glass end use market for use in the production of television tubes, lights, tableware and optical lenses. These end use markets have enjoyed steady growth due to the development of innovative and sophisticated new specialty glass products. Because of the higher quality standards in this market, certain of our industrial minerals for specialty glass are shipped nationally as well as regionally.

   Flat Glass. We supply unground silica to the flat glass end use market for use in the production of automotive glass and windows. Windows are primarily used in commercial and residential construction and remodeling.

   We estimate that in 1999 our shipments of industrial silica to the container glass, fiberglass, specialty glass and flat glass end use markets accounted for approximately 30% of the total volume of industrial silica shipped to the glass end use markets in the United States.

   Foundry. We supply unground and ground silica to the foundry end use market for use in the production of automotive, heavy equipment and machine tool castings. We estimate that in 1999 we accounted for approximately 20% of the silica volume shipped to the foundry end use market in the United States.

   Fillers and Extenders. We supply unground, ground and fine ground silica and kaolin to the paints and coatings end use market as fillers and extenders in the production of architectural, industrial and traffic paints, and to the rubber and plastic end use market for use in the production of epoxy molded countertops and silicone rubber. We estimate that in 1999 we accounted for approximately 60% of the silica volume shipped to the fillers and extenders end use market in the United States. This is our highest value end use market, as a premium is placed on the particle size and whiteness of our silica. As a result of the high margin products we sell in this market, we are able to ship certain of these products to customers nationally as well as regionally. In addition, we are also able to compete internationally with some of these products.

   Building Materials. We supply unground, ground and fine ground silica and kaolin to the building materials end use market for use in the production of bricks, stucco, concrete and asphalt shingles. We estimate that in 1999 we accounted for approximately 20% of the silica volume shipped to the building materials end use market in the United States.

   Chemicals. We supply unground and ground silica to the chemicals end use market where it is used in the manufacture of sodium silicate, which is used in products such as detergents, paper textile, finishing and dental products. We estimate that in 1999 we accounted for approximately 80% of the silica volume shipped to the chemicals end use market in the United States.

   Ceramics. We supply unground, ground and fine ground silica and kaolin to the ceramics end use market for use in the production of ceramic whiteware, floor tiles and glaze formulations. We estimate that in 1999 we accounted for approximately 50% of the silica volume shipped to the ceramics end use market in the United States.

   Other. We also supply our unground, ground and fine ground silica and our kaolin and aplite to a variety of additional markets. For example, our silica is used as fracturing sand in the oil and gas end use market and in athletic fields, race tracks, sand boxes, playgrounds and golf courses.

 Aggregates

   Paving and Construction. We supply our aggregates products primarily to the paving and construction end use market in southern New Jersey and southeastern and western Pennsylvania for use in pavements. Most of our aggregates production is sold directly to local contractors. We also supply our aggregates for use in outside recreational facilities, sport stadiums and residential and commercial construction. We use the remainder of our aggregates to produce hot mixed asphalt, which we also sell to local contractors.

Sales and Marketing

   We market our industrial minerals products primarily on a local basis. Our local sales and marketing efforts are divided among 10 regions, each managed by a regional sales person, and are directed to meet our local customers' specific needs. Our technical and customer service personnel support our local sales and marketing personnel. Certain of our smaller local customers are primarily serviced by customer service representatives located at our facilities. We also sell to distributors for resale outside our 10 sales regions or to customers who desire to purchase a combination of our industrial minerals and other products which the distributor supplies.

   In the case of our customers that have facilities in multiple states, we also direct our sales and marketing efforts at the corporate headquarters level. While competition for these customers generally remains at the local level, the terms of certain of our agreements are negotiated with the customer at the corporate level. Our national account managers also coordinate multi-disciplinary teams that work with these customers and their technical and engineering departments to jointly develop specifications for industrial minerals to meet their local product and application needs. In addition, we provide technical and customer service to these customers' individual facility locations at the local level.

   We market our aggregates products, including our hot mixed asphalt, directly through our local sales force, which calls on our customers at their facilities.

Competition

   Due to the high cost of transportation relative to the value of our industrial minerals and aggregates products, competition tends to be limited to producers in proximity to our production facilities. Although we experience competition in all of our markets, we believe that we are a leading producer in the key end use markets and geographic areas that we serve.

   The silica industry is a competitive market that is characterized by a small number of large, national producers and a larger number of small, regional producers. We are the second leading producer of silica in the United States, accounting for approximately 23% of industry volume in 1999. We compete with, among others, Unimin Corporation, Fairmount Minerals Ltd., Oglebay Norton Industrial Sands Inc. and Badger Mining Corporation. Competition in the industrial minerals industry is based on price, consistency and quality of product, site location, distribution capability, customer service, reliability of supply, breadth of product offering and technical support. In addition, there is significant unutilized capacity in the industrial minerals industry that could adversely affect the pricing of our industrial minerals products.

   In recent years, the aggregates industry has seen increasing consolidation, although competition remains primarily local. Competition in the aggregates industry is based primarily on price, quality of product, site location, distribution capability and customer service. In Pennsylvania and New Jersey we compete primarily with local or regional operations. In addition, in western Pennsylvania, slag, a residue from steel processing, also competes with our aggregates products.

Production and Distribution

   Our production process for our industrial minerals generally consists of mining mineral ore followed by a number of processing steps. All of our industrial minerals mining operations involve surface mining. As is customary in our industry, some of our mining operations, particularly drilling and blasting, are outsourced to third parties. After the mineral ore is mined we crush it into various sizes, depending on the specific customer application. We then remove impurities from the materials in a washing process and remove oversized particles by screening. Moisture is removed through a drying process and the product is loaded into trucks or rail cars for shipment or is bagged before shipping.

   We ship our industrial mineral products direct to our customers by either truck or rail. Bagged product is generally distributed by truck. We sometimes utilize rail-truck transfer stations to deliver our products if we can thereby achieve lower delivery costs to a given customer or region. Almost all our truck shipments of industrial minerals are carried out by third parties. Our rail shipments are generally made by railcar equipment owned by the railroad, although for some customers and regions we lease our own railcars. Given the value to weight ratio of most of our industrial mineral products, the cost-effective distribution range is approximately 200 miles. For some of our high margin fine ground silica and other specialty products such as kaolin, we can effectively distribute our products nationally and, in some cases, internationally.

   Our production process for our aggregates consists of mining mineral ore and then crushing it into various sizes based on customer specifications. All of our aggregates mining operations involve surface mining, except for one which involves underground mining. Generally, surface mining is subject to less operational risk than underground mining. We either ship our aggregates products product directly to our customers by truck, or store it at our facility to meet future customer demand. In certain instances we deliver large orders by rail. Our hot mixed asphalt is produced by mixing our aggregates with asphalt oil, blending to customer specifications and then delivering by truck.

   The Commercial Stone acquisition provided us with CATS, a subsidiary that runs a cooperative fleet of dump trucks owned by independent contractors. CATS hires these trucks for hauling of aggregates and other bulk materials. In return, the independent trucking contractors benefit from a steady source of work and bulk discounts on fuel, tires and other services. CATS enables us to secure reliable access to a fleet of approximately 200 dump trucks on a cost-effective basis.

Technical Support

   We operate a laboratory to monitor the quality of our products, plants and services. The laboratory has four principal functions. The technical service function provides support to both current and prospective customers and performs controlled tests for a variety of applications. The lab also assists foundries in their quality control programs through periodic testing of their sand and equipment, a service that has enabled us to increase our business by acquiring several large foundries as customers. The application function evaluates the chemical, physical and performance characteristics of our products and those of our competitors. These evaluations assist us in developing new products and applications and enable us to provide our customers with technical support and recommendations. The analytical function both provides support for plants lacking the ability to provide certain technical information to customers, and analyzes drill core samples to provide data for short- and long-term mine planning. The mineral processing function is designed to simulate all plant processes, primarily preparing and analyzing drill core samples for mine planning purposes and providing expertise in plant problem troubleshooting. We are ISO 9002 registered at eight plants.

Employees

   As of March 1, 2000, we had approximately 1,048 employees, of which approximately 527 were represented by 12 local unions under 12 union contracts. These union contracts have remaining durations ranging from one to five years. Over the last 10 years, we have been involved in numerous labor negotiations, only two of which have resulted in a work disruption at two of our 25 facilities. During these disruptions, the operations of the facilities and the ability to serve our customers were not materially affected. We believe that our current relations with our employees are good.

Properties and Mineral Deposits

   We own or lease a number of properties located in the eastern and midwestern United States. Our headquarters is in Berkeley Springs, West Virginia. Set forth below is the location, use, status and number of years of remaining reserves as of December 31, 1999 for each of our principal properties:

                                                                          Number of Years
                                                                             Remaining
Location                           Use                          Status      Reserves/1/
--------                           ---                          ------    ---------------
Berkeley
 Springs, WV                Corporate offices                   Owned           N/A
Industrial
 Minerals
Berkeley
 Springs, WV           Silica mining and processing             Owned           30
Cedar Lake,
 NJ                    Silica mining and processing             Owned            4
Columbia, SC           Silica mining and processing             Leased          28
Dubberly, LA           Silica mining and processing          Owned/Leased       34
Dundee, OH             Silica mining and processing             Owned           79
Hurtsboro,
 AL                    Silica mining and processing          Owned/Leased        6
Jackson, TN            Silica mining and processing             Owned           33
Kosse, TX        Silica and kaolin mining and processing     Owned/Leased       24
Mapleton
 Depot, PA             Silica mining and processing          Owned/Leased       22
Mauricetown,
 NJ                         Silica processing                   Owned           N/A
Mill Creek,
 OK                    Silica mining and processing          Owned/Leased       26
Millville,
 NJ                    Silica mining and processing          Owned/Leased       24
Montpelier,
 VA                    Aplite mining and processing          Owned/Leased       48
Ottawa, IL             Silica mining and processing             Owned           64
Pacific, MO            Silica mining and processing             Owned           71
Port
 Elizabeth,
 NJ                    Silica mining and processing             Owned           38
Rockwood, MI                Silica processing                   Owned           N/A
Aggregates
Adamsburg,
 PA                      Hot mixed asphalt plant                Owned           N/A
Berlin, NJ       Construction sand mining and processing        Owned           15
Ottsville,
 PA               Stone quarry; hot mixed asphalt plant         Owned           40
Penns Park,
 PA               Stone quarry; hot mixed asphalt plant         Owned           30
Rich Hill,
 PA                      Stone quarry; sand plant            Owned/Leased       35
Springfield
 Pike, PA     Stone quarry; hot mixed asphalt plant; offices    Owned           61
Upper
 Township,
 NJ              Construction sand mining and processing     Owned/Leased        4
Washington,
 PA                      Hot mixed asphalt plant                Owned           N/A

--------
/1/The number of years of remaining reserves for each of our principal properties as of December 31, 1999 is based on extraction and production information collected during 1999.

   With respect to each operation at which we mine industrial minerals and aggregates, we obtain permits from various governmental authorities prior to the commencement of mining. The current permitted deposits on our properties are sufficient to support production, based on historical rates of production, for an average of approximately 10 years, ranging from approximately four years to approximately 50 years. We obtain permits to mine deposits as needed in the normal course of business based on our mine plans and state and local regulatory provisions regarding mine permitting and licensing. Based on our historical permitting experience, we expect to be able to continue to obtain necessary mining permits to support historical rates of production. Industrial minerals and aggregates properties which have deposits (which include both permitted and unpermitted deposits) that we believe are sufficient to support production for over 15 years accounted for approximately 95% of our net sales on a pro forma basis for the year ended December 31, 1999. Additionally, to further assure sufficient deposits and adequate facilities to meet future demand, we plan to obtain new deposits through expansion of existing sites, where feasible, and acquisitions of industrial minerals and aggregates businesses.

   Some of our mining leases can be indefinitely renewed by us on an annual basis while others have terms ranging from two to 50 years (including unilateral renewal rights). These leases generally provide for royalty payments to the lessor based on a specific amount per ton or a percentage of revenue. In addition, we have a number of non-mining leases that relate to the above properties that permit us to perform activities that are ancillary to the mining of industrial minerals or aggregates such as surface use leases that allow haul trucks to transport material from the mine to the plant site.

Legal Proceedings

   We are a defendant in various lawsuits related to our businesses. These matters include lawsuits relating to the exposure of persons to silica as discussed in detail under "--Product Liability" below. Although we do not believe that these lawsuits are likely to have a material adverse effect upon our business, we cannot predict what the full impact of these or other lawsuits will be. We currently believe, however, that these claims and proceedings in the aggregate are unlikely to have a material adverse effect on us.

Product Liability

   The inhalation of respirable crystalline silica is associated with several adverse health effects. First, it has been known since at least the 1930s that prolonged inhalation of respirable crystalline silica can cause silicosis, an occupational disease characterized by fibrosis, or scarring, of the lungs. Second, since the mid-1980s, the carcinogenicity of crystalline silica has been at issue and the subject of much debate and research. In 1987, the International Agency for Research on Cancer ("IARC"), an agency of the World Health Organization, classified crystalline silica as a probable human carcinogen. In 1996, a working group of IARC voted to reclassify crystalline silica as a known human carcinogen. The National Toxicology Program ("NTP"), part of the United States Department of Health and Human Services, has recently proposed upgrading crystalline silica from its current NTP classification as "a reasonably anticipated carcinogen" to "a known human carcinogen." Third, the disease silicosis is associated with an increased risk of tuberculosis. Finally, there is evidence of a possible association between crystalline silica exposure or silicosis and other diseases such as immune system disorders, like scleroderma, and end-stage renal disease.

   U.S. Silica has been named as a defendant in an estimated 70 product liability claims alleging silica exposure filed in the period January 1, 2000 to March 1, 2000. U.S. Silica was named as a defendant in 89 similar claims filed in 1997, 154 filed in 1998 and 497 filed in 1999. U.S. Silica has been named as a defendant in similar suits since 1975; in each of the years 1983, 1987, 1995 and 1996, more than 100 claims were filed against U.S. Silica. The plaintiffs, who allege that they are employees or former employees of our customers, claim that our silica products were defective or that we acted negligently in selling our silica products without a warning, or with an inadequate warning. The plaintiffs further claim that these alleged defects or negligent actions caused them to suffer injuries and sustain damages as a result of exposure to our products. In almost all cases, the injuries alleged by the plaintiffs are silicosis or "mixed dust disease," a claim which allows the plaintiffs to pursue litigation against the sellers of both crystalline silica and other minerals. There are no pending claims of this nature against any of our other subsidiaries.

   As of March 1, 2000, there were an estimated 984 silica-related products liability claims pending in which U.S. Silica is a defendant. Almost all of the claims pending against U.S. Silica arise out of the alleged use of U.S. Silica products in foundries or as an abrasive blast media and have been filed in the states of Texas and Mississippi. Our financial liability to date for all silica-related claims has not been material.

   ITT Industries, successor to a former owner of U.S. Silica, has agreed to indemnify U.S. Silica for third party silicosis claims (including litigation expenses) filed against it prior to September 12, 2005 alleging exposure to U.S. Silica products for the period prior to September 12, 1985, to the extent of the alleged exposure prior to that date. This indemnity is subject to an annual deductible of $275,000, which is cumulative and subject to carry-forward adjustments. Pennsylvania Glass Sand Corporation, as a predecessor to U.S. Silica, was a named insured on insurance policies issued to ITT Industries for the period April 1, 1974 to September 12, 1985 and to U.S. Borax (another former owner) for the period September 12, 1985 to December 31, 1985. We have not sought coverage under these policies. Although we cannot provide any assurance, coverage under these policies may be available to us. Ottawa Silica Company (a predecessor that merged into U.S. Silica in 1987) had insurance coverage on an occurrence basis prior to July 1, 1985.

   Except as set forth above, U.S. Silica currently is not insured or indemnified for product liability claims related to alleged silica exposure, including for any exposure after January 1, 1986.

   The silica-related litigation brought against us to date has not resulted in any material liability to us. However, it is likely that we will continue to have silica-related product liability claims filed against us, including claims that allege silica exposure for periods after January 1, 1986. We cannot guarantee or assure you that our current indemnity agreement with ITT Industries (which currently expires in 2005 and in any event only covers alleged exposure to U.S. Silica products for the period prior to September 12,
1985), or potential insurance coverage (which, in any event, only covers periods prior to January 1, 1986) will be adequate to cover any amount for which we may be found liable in such suits. Any such claims or inadequacies of the ITT Industries indemnity or insurance coverage could have a material adverse effect on us.

Government Regulation

   Environmental Matters. We are subject to a variety of governmental regulatory requirements relating to the environment, including those relating to our handling of hazardous materials and air and wastewater emissions. Some environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act, impose strict, retroactive and joint and several liability upon persons responsible for releases of hazardous substances.

   We believe that we have all material environmental permits, that our operations are in substantial compliance with applicable laws and that any noncompliance is not likely to have a material adverse effect on us. Through periodic self-audits, we continually evaluate whether we must take additional steps to ensure compliance with existing environmental laws. However, if we fail to comply with present and future environmental laws and regulations, we could be subject to liabilities or our operations could be interrupted. In addition, future environmental laws and regulations could restrict our ability to expand our facilities or extract our mineral deposits or could require us to acquire costly equipment or to incur other significant expenses in connection with our business. Although we believe we have made sufficient capital expenditures to achieve substantial compliance with existing environmental laws and regulations, future events, including changes in environmental requirements and the costs associated with complying with any such requirements, could have a material adverse effect on us.

   We have taken a number of steps to minimize potential environmental liabilities and address environmental activities in a pro-active manner, including:

  .  performing regular environmental audits;

  . performing Phase 1 environmental assessments on all of our properties in 1995, and prior to acquisition on all properties acquired after that time;

  .  removing all known underground storage tanks;

  .  replacing PCB-containing transformers with non-PCB transformers;

  . entering into a national waste disposal contract that limits our waste disposal liability; and

  . developing and implementing an "environmental information management system" to allow us to better track permits and compliance matters.

   Some of our facilities have a long history of industrial operations. As such, we may have liability for cleanup of contamination from historical discharges of hazardous materials. For example, we may be required to remediate groundwater contamination at our Rockwood, Michigan facility. Although the contamination has not moved off of our site and has not affected drinking water supplies, further action may be required by state authorities. Our Ottawa, Illinois facility has trace levels of arsenic contamination in the groundwater beneath the quarries. Studies show that there is no health risk to workers and that the product is not contaminated. We believe that we have claims against responsible third parties or have insurance coverage for these matters. We also believe that, even assuming third-party or insurance recoveries are not successful, all such remediation matters, individually or in the aggregate, will not have a material adverse effect on us. We have identified other areas of historic waste disposal on our properties. Historically, the waste, pallets, bags, scrap metal and other wastes from the plant sites were dumped on certain of our lands. The presence of the disposal areas has not materially impacted, and is not expected to materially impact, our operations or otherwise have a material adverse effect on us.

   Regulation of Silica. The Occupational Safety and Health Administration regulates work place exposure to crystalline silica at our customer locations through a "permissible exposure level," commonly referred to as a PEL. OSHA has designated crystalline silica as a priority for rulemaking and announced that it will publish a Notice of Proposed Rule Making, or NPRM, on crystalline silica in 2000. The NPRM is expected to propose a lower PEL for crystalline silica. Although we are uncertain as to what OSHA will ultimately propose, it is probable that a significantly lower PEL will be proposed for quartz, the form of silica mined, processed and sold by us. However, we do not expect any final OSHA rule on crystalline silica to be adopted until several years after the NPRM is published.

   The Mining Safety and Health Administration regulates occupational health and safety matters for mining. Accordingly, MSHA regulates our quarries, underground mines and industrial mineral processing facilities. The MSHA "threshold limit value," or TLV, for crystalline silica as quartz is the same as the current OSHA PEL. MSHA is expected to follow OSHA's actions regarding the permissible limits of exposure to crystalline silica for mining.

   The United States Environmental Protection Agency recently announced that it would begin its review of crystalline silica in 1999 under its Integrated Risk Information System ("IRIS") program.

Essentially, the EPA will conduct a risk assessment regarding the cancer and non-cancer health effects of crystalline silica and possibly develop reference concentrations for non-cancer health effects and unit risk factors for cancer health effects. These reference concentrations and unit risk factors, if developed, will be entered into the EPA IRIS database. In addition, several states have considered, and a few have promulgated, regulations regarding crystalline silica air emissions. For example, in Oklahoma and Texas, crystalline silica is considered a toxic air contaminant. As such, these states have established maximum allowable ambient concentrations, or MAACs, for crystalline silica (quartz). Generally, these MAACs establish limits for facility crystalline silica emissions, measured at the facility property line. The IRIS initiative and state MAAC standards could result in lower permit limits requiring costly equipment upgrades or operational restrictions.

   In 1999, Massachusetts proposed that crystalline silica be defined as a toxic for purposes of the state's toxic use reduction act program. The toxic use reduction act program imposes fees on the use of toxic substances and requires certain users of toxic substances to develop plans to reduce the use of the toxic substance. California requires that a warning accompany any chemical that the state has published as being known to cause cancer. "Silica, crystalline (airborne particles of respirable size)" has been included as a carcinogen under these criteria since 1988. These state programs may have the effect of reducing our customers' demand for silica products.

   We believe that we materially comply with governmental requirements for crystalline silica exposure and emissions and other regulations relating to silica and plan to continue to comply with these regulations. However, we cannot assure you that we will be able to comply with any new standards that are adopted or that these new standards will not have a material adverse effect on us by requiring us to modify our operations or equipment or shut down some of our plants. Additionally, we cannot assure you that our customers will be able to comply with any new standards or that any of these new standards will not have a material adverse effect on our customers by requiring them to shut down old plants and to relocate plants to locations with less stringent regulations that are further away from us. Accordingly, we cannot at this time reasonably estimate our costs of compliance or the timing of any costs associated with any new standards, or any material adverse effects that any new standards will have on our customers and, consequently, on us.

   Mining and Processing of Minerals. In addition to the regulatory matters described above, the industrial minerals and aggregates industries are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife protection, wetlands protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Our future success depends upon the quantity of our industrial minerals and aggregates deposits and our ability to extract these deposits profitably. It is difficult for us to estimate quantities of recoverable deposits, in part due to future permitting and licensing requirements. We believe we have obtained all material permits and licenses required to conduct our present mining operations. However, we will need additional permits and renewals of permits in the future. We may be required to prepare and present to governmental authorities data pertaining to the impact that any proposed exploration or production activities may have upon the environment. New site approval procedures may require the preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites. Compliance with these regulatory requirements is expensive, requires an investment of funds well before the potential producer knows if its operation will be economically successful and significantly lengthens the time needed to develop a new site. Furthermore, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond our control. New legal requirements, including those related to the protection of the environment, could be adopted that could materially adversely affect our mining operations (including the ability to extract mineral deposits), our cost structure or our customers' ability to use our industrial minerals or aggregates products.

   For most of our operations, state statutes and regulations or local ordinances require that mine property be restored in accordance with specific standards and an approved reclamation plan. We believe that we are making adequate provisions for all expected reclamation and other costs relating to expected mine closures in the reasonably foreseeable future. We believe that future costs associated with reclamation provisions and mine closures will not have a material adverse effect on us. Nevertheless, we could be adversely affected if these provisions were later determined to be insufficient, or if future costs associated with reclamation are significantly greater than our current estimates.

                                   MANAGEMENT

Directors and Executive Officers

   The following table identifies members of the Board of Directors and the executive officers of the issuer and USS Holdings, the issuer's indirect parent.

Name                       Age Title
----                       --- -----
D. George Harris..........  66 Chairman and Director
Anthony J. Petrocelli.....  62 Vice Chairman and Director
Richard E. Goodell........  55 President, Chief Executive Officer and Director
Gary E. Bockrath..........  47 Vice President and Chief Financial Officer
Craig S. Cinalli..........  41 President of Better Materials Corporation
Richard J. Donahue........  56 Vice President, Assistant Treasurer,
                                Assistant Secretary and Director
Donald G. Kilpatrick......  45 Vice President and Secretary
Richard J. Nick...........  56 Vice President, Treasurer and Assistant Secretary
Richard J. Shearer........  49 President of U.S. Silica Company
John A. Ulizio............  44 Vice President and General Counsel
Arnold Chavkin............  48 Director
Ruth Dreessen.............  44 Director
Timothy J. Walsh..........  36 Director

   D. George Harris has been the Chairman and a director since 1996. Mr. Harris has also been Chairman and a director of DGHA since 1989 and has served as an officer or director of various affiliated companies, including Harris Chemical Group, Inc., Harris Specialty Chemicals, Inc. and Penrice Pty Ltd. Mr. Harris also serves as Chairman of the Shareholders Committee of Vestolit GmbH & Co., KG, a German manufacturer of polyvinylchloride and other chemicals. From 1987 through 1988, Mr. Harris was a Senior Advisor in the Investment Banking Department of Robert Fleming & Co., Ltd. where he was involved in global investment banking activities covering Europe, the Far East and the United States. From 1981 through 1986, Mr. Harris was President of SCM Chemicals (1981-1985) and SCM Corporation (1985-1986), a major producer of consumer and industrial products. From 1975 through 1981, Mr. Harris was President of Rhone-Poulenc Inc., Rhone-Poulenc's United States subsidiary. Mr. Harris is also a director of McWhorter Technologies, Inc.

   Anthony J. Petrocelli has been the Vice Chairman and a director since 1996. Mr. Petrocelli was a co-founder of DGHA and has served as Vice Chairman of DGHA since 1989. Mr. Petrocelli has served as an officer of various affiliated companies, including Harris Chemical Group, Inc., Harris Specialty Chemicals, Inc. and Penrice Pty Ltd. Mr. Petrocelli also serves as Vice Chairman of the Shareholders Committee of Vestolit GmbH & Co., KG, a German manufacturer of polyvinylchloride and other chemicals. From 1984 through 1986, Mr. Petrocelli was the President of Crystal Greeting, Inc., a manufacturer and distributor of greeting cards.

   Richard E. Goodell has been the President and a director since 1996 and was named Chief Executive Officer in 1999. He was appointed President of Pennsylvania Glass Sand Corporation in 1985 and continued as President when Pennsylvania Glass Sand was re-named U.S. Silica Company in 1986. Before joining Pennsylvania Glass Sand in 1983 as Senior Vice President of Operations, he worked in the mineral division of Pfizer (1971-1983) in various operating and technical management positions and as an engineer at Sikorsky Aircraft (1966-1971).

   Gary E. Bockrath has been Senior Vice President of Finance of U.S. Silica since 1993 and was named Vice President and Chief Financial Officer in 1999. Previously, Mr. Bockrath was Vice

President and Assistant Treasurer from 1996 to 1999. Mr. Bockrath was group controller at Libbey-Owens-Ford Company prior to joining U.S. Silica in 1993. He served in several finance positions at Guardian Industries, Inc. from 1984 to 1990, Peabody International Corporation from 1976 to 1984 and GTE Service Corporation from 1974 to 1976.

   Craig S. Cinalli has been President and Chief Operating Officer of Better Materials since 1989. Prior to that, Mr. Cinalli held various positions at Better Materials since 1980.

   Richard J. Donahue has been Vice President, Assistant Treasurer and Assistant Secretary and a director since 1996. Mr. Donahue was a co-founder of DGHA and has served as Managing Director since 1989. Mr. Donahue has also served as an officer of various affiliated companies, including Harris Chemical Group, Inc. and Harris Specialty Chemicals, Inc. Prior to joining DGHA, Mr. Donahue was Vice President in the Corporate Finance Department of Robert Fleming & Co., Ltd. from 1987 through 1988. From 1978 through 1986, he held a series of financial and corporate development positions at SCM Corporation.

   Donald G. Kilpatrick has been Vice President and Secretary since 1996. Since 1992, Mr. Kilpatrick has also been a Managing Director and General Counsel of DGHA and has served as an officer of various affiliated companies, including Harris Chemical Group, Inc. and Harris Specialty Chemicals, Inc. From 1981 to 1992, Mr. Kilpatrick was an attorney with Winthrop, Stimson, Putnam & Roberts, where he was made a member of the firm in 1990. Mr. Kilpatrick is currently on a leave of absence from Winthrop. Winthrop provides legal services to us on an ongoing basis.

   Richard J. Nick has been Vice President, Treasurer and Assistant Secretary since 1996. Mr. Nick has also been a Managing Director of DGHA since 1989. From 1989 to 1998 Mr. Nick was an officer of various affiliated companies including Harris Chemical Group, Inc. and Harris Specialty Chemicals, Inc. From 1987 to 1989, Mr. Nick was Vice President--Finance & Administration of Baltimore Spice, Inc., a subsidiary of Hanson, plc.

   Richard J. Shearer was named President of U.S. Silica in 1999. Previously, Mr. Shearer was Executive Vice President of U.S. Silica from 1997 to 1999. Before joining U.S. Silica in 1997, he held the position of Vice President, General Manager at North American Chemical Company. Mr. Shearer previously held various positions in sales, market management and operations for 16 years at Union Carbide Corporation, rising to the position of Vice President--Unison Division.

   John A. Ulizio has been Vice President and General Counsel since 1996. Mr. Ulizio joined U.S. Silica in 1991 as Associate General Counsel, was named Secretary in 1994 and assumed the management of environmental, health and safety matters in 1994. Prior to joining U.S. Silica, Mr. Ulizio was in private practice in western Pennsylvania, concentrating in litigation, including the defense of products liability cases asserted against sellers of silica-containing materials.

   Arnold Chavkin has been a director since 1996. He has been a General Partner of CCP since 1992. Prior to joining CCP in 1992, Mr. Chavkin was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

   Ruth Dreessen has been a director since 1996. She is also a Managing Director of CSI. Ms. Dreessen joined The Chase Manhattan Corporation in 1980 in its international department. Since 1987, Ms. Dreessen has primarily focused on structuring leveraged chemical industry transactions. In 1994, Ms. Dreessen opened the Houston office of Chase's Global Chemicals Group.

   Timothy J. Walsh has been a director since 1998. He is also a partner with CCP. Prior to joining CCP in 1996, Mr. Walsh worked for The Chase Manhattan Corporation where he held positions in various industry-focused client teams in North America. Mr. Walsh currently also serves on the board of directors of MetoKote Holdings, Inc.

Executive and Director Compensation

   Executive Compensation. The following table sets forth information regarding the annual compensation for services rendered to us during the fiscal years ended December 31, 1999, 1998 and 1997 by our (i) chief executive officer and
(ii) four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                    Long-term
                                                                   Compensation
                                     Annual Compensation              Awards
                              ---------------------------------  ----------------
                                                                                   All Other
                                                   Other Annual                   Compensation
   Name and Principal                              Compensation  Restricted Stock ($) (3) (4)
        Position         Year Salary ($) Bonus ($)     ($)       Award(s) ($) (2)     (5)
------------------------ ---- ---------- --------- ------------  ---------------- ------------
Richard E. Goodell...... 1999  $238,125  $196,685         --         $61,350           8,569
 Chief Executive Officer 1998   215,700    94,512         --             --            8,929
                         1997   271,250   149,188         --             --            8,947
Richard J. Shearer...... 1999  $219,675  $123,018         --         $69,530        $ 19,244(6)
 President               1998   196,200    78,480    $ 40,825(1)         --           14,479
 (U.S. Silica Company)   1997    77,083    38,542      20,000(1)         --              --
Craig S. Cinalli........ 1999  $175,000  $138,600         --         $24,540        $ 10,536(7)
 President               1998     8,000       --          --             --          165,000(8)
 (Better Materials
  Corporation)           1997       --        --          --             --              --
Lewis McM. Pettinos..... 1999  $186,624  $114,960         --             --         $    720
 Vice President          1998    76,958    55,241         --             --              --
 (George F. Pettinos,
  Inc.)                  1997       --        --          --             --              --
Brian Hessenthaler...... 1999  $175,000  $123,200         --         $24,540        $  1,051
 Senior Vice President   1998     8,000       --          --             --          165,000(8)
 (Better Materials
  Corporation)           1997       --        --          --             --              --

--------
(1) Reflects payment by Better Minerals & Aggregates of expenses for relocation.
(2) As of December 31, 1999, outstanding shares of restricted stock held by the Named Executive Officers were as follows: Mr. Goodell, 15,000 shares; Mr. Shearer, 17,000 shares; Mr. Cinalli, 6,000 shares; and Mr. Hessenthaler, 6,000 shares.
(3) Includes Life Insurance premiums paid by us on behalf of the Named Executive Officers for 1999 as follows: Mr. Goodell, $1,770; Mr. Shearer, $660; Mr. Cinalli, $60; and Mr. Hessenthaler, $57.
(4) Includes matching contributions by Better Minerals & Aggregates to the U.S. Silica Company Retirement Savings and Investment Plan for Salaried Employees on behalf of the Named Executive Officers for 1999 as follows:
    Mr. Goodell, $6,799; and Mr. Shearer, $9,292.
(5) Includes imputed income from the personal use of a company-owned vehicle in 1999 for each of the Named Executive Officers as follows: Mr. Cinalli, $876; Mr. Hessenthaler, $994; and Mr. Pettinos, $720.
(6) Includes maximum annual contributions by Better Minerals & Aggregates for 1999 in the amount of $6,400 to the U.S. Silica Company Retirement Savings and Investment Plan for Salaried Employees on behalf of Mr. Shearer. In addition, includes a contribution by Better Minerals & Aggregates in the amount of $2,892 under the U.S. Silica Company Deferred Compensation Plan for 1999 (which is designed to make up for benefits not payable under the U.S. Silica Company Retirement Savings and Investment Plan for Salaried Employees due to Internal Revenue Code limitations) on behalf of Mr. Shearer.
(7) Includes imputed income from the personal use of a company-owned residence in 1999 by Mr. Cinalli in the amount of $9,600.
(8) In December 1998, Mr. Cinalli and Mr. Hessenthaler each entered into an employment agreement with the Company that provided for a one-time signing bonus of $165,000.

           U.S. Silica Company Retirement Plan for Salaried Employees

                                    Years of Service
                 -------------------------------------------------------------------
Remuneration       15             20             25             30             35
------------     -------       --------       --------       --------       --------
$125,000         $29,100       $ 38,800       $ 48,400       $ 58,100       $ 67,800
 150,000          35,400         47,200         59,000         70,700         82,500
 175,000          41,700         55,600         69,500         83,400         97,200
 200,000          48,000         64,000         80,000         96,000        112,000
 225,000          54,300         72,400         90,500        108,600        126,700
 250,000          60,600         80,800        101,000        121,200        141,400
 300,000          73,200         97,600        122,000        146,400        170,800
 400,000          98,400        131,300        164,100        196,900        229,700

   At December 31, 1999, credited Years of Service under the U.S. Silica Company Retirement Plan for Salaried Employees (the "Retirement Plan") for Mr. Goodell, the only Named Executive Officer who participates, were 18 years. The compensation covered by the Retirement Plan includes the amount listed in the salary column of the Summary Compensation Table only. The estimated annual retirement benefit indicated in the Retirement Plan table includes enhanced pension provisions under the U.S. Silica Company Pension Restoration Plan, which is an unfunded plan providing benefits to participants in the Retirement Plan that are not payable under the Retirement Plan because of the limitations stipulated by the Internal Revenue Code. Estimated benefits set forth in the Retirement Plan table were calculated on the basis of a single life annuity. Annual benefits payable under the Retirement Plan are not offset by any amount.

                   Better Materials Corporation Pension Plan

                                     Years of Service
                  -----------------------------------------------------------------------
Remuneration        15              20              25              30              35
------------      -------         -------         -------         -------         -------
$125,000          $18,710         $24,947         $31,183         $37,420         $43,657
 150,000           23,142          30,857          38,571          46,285          53,999
 175,000           27,120          36,160          45,199          54,239          63,279
 200,000           27,749          36,998          46,248          55,497          64,747

   At December 31, 1999, credited Years of Service under the Better Materials Corporation Pension Plan ("BMC Plan") for Mr. Cinalli was 19 years and Mr. Hessenthaler was 15 years. The compensation covered under the BMC Plan includes total cash remuneration paid to the Named Executive Officer. Estimated benefits set forth in the BMC Plan table were calculated on the basis of a single life annuity, and are not offset by any amount.

   Employment Agreements. In December 1998, Better Materials Corporation entered into substantially similar employment agreements with each of Messrs. Cinalli and Hessenthaler. The employment agreements each provide for a two-year term at a base salary of $175,000 per year, plus a performance-based bonus, a signing bonus of $165,000, eligibility for a grant of restricted stock, and the use of a company-owned vehicle. Under his agreement, Mr. Cinalli is also entitled to live in a company-owned residence. These agreements provide for termination of employment upon disability, death or cause, as defined in the agreements. Better Materials Corporation may terminate the executive's employment for any reason other than "cause" with thirty days' prior written notice. If Better Materials Corporation terminates the executive without cause, the executive is entitled to severance in the amount of two years' compensation. The executives are subject to confidentiality and non-compete covenants contained in their agreements.

   Director Compensation. Members of our Board of Directors are not compensated for their services as directors, but may be reimbursed for actual expenses incurred in attending meetings of the Board of Directors or committees thereof.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Stockholders to Purchase Series B Preferred Stock

   In 1996, our indirect parent, USS Holdings, made loans to certain of its management stockholders in order to finance their purchase of USS Holdings' Series B preferred stock. The loans are evidenced by promissory notes that accrue interest at 7% per annum payable quarterly, and are collateralized by the stock. Loans outstanding as of December 31, 1999 were approximately $449,000.

New Credit Facilities and Old Notes

   CSI is syndication agent, book manager, lead arranger and documentation agent under the new credit facilities, and The Chase Manhattan Bank, an affiliate of CSI, is a lender under the new credit facilities. CSI was an initial purchaser of the old notes and both CSI and The Chase Manhattan Bank are affiliates of CCP. Certain other affiliates of CCP that own a majority of the outstanding preferred stock of USS Holdings have the right under the stockholders agreement to appoint three directors of USS Holdings. See "Security Ownership of Certain Beneficial Owners and Management." Arnold Chavkin, one of our directors, is also a general partner of CCP. Ruth Dreessen, one of our directors, is also a managing director of CSI. Timothy J. Walsh, one of our directors, is also a partner with CCP.

Management Services Agreement

   Pursuant to an agreement among the issuer, USS Holdings, BMAC Holdings and DGHA, DGHA (the principals of which are stockholders of USS Holdings) provides management advisory services to us from time to time. In consideration of these management services, we have agreed to pay an annual management fee to DGHA. The base annual fee is $500,000 but is adjusted based on the amount that our actual EBITDA (as defined in the agreement) for a fiscal year exceeds or falls short of a budgeted EBITDA for that fiscal year. Pursuant to the agreement, the budgeted EBITDA for a fiscal year and the amount of the fee are adjusted for acquisitions approved by the stockholders as provided in the stockholders agreement or any disposition of stock or assets. We estimate that we will pay approximately $955,000 to DGHA as the annual management fee in 2000. The agreement provides that in the event of a business acquisition by us, we will pay DGHA an acquisition fee equal to 1% of the total purchase price of the acquisition, including all third party indebtedness assumed by us in connection with the acquisition.

   The agreement also provides that, at DGHA's request, U.S. Silica is obligated to provide DGHA with one or more interest-free loans not exceeding an aggregate of $1.0 million in any calendar year. As of the date of this prospectus, a loan of $1.0 million is currently outstanding. This loan is guaranteed by D. George Harris, Anthony J. Petrocelli, Richard J. Donahue, Donald G. Kilpatrick and Richard J. Nick. Finally, pursuant to the agreement, the other companies party to the agreement will reimburse DGHA for all transaction expenses incurred in relation to completed acquisitions; those companies will also reimburse DGHA for other expenses incurred relating to company business up to $100,000 in any calendar year. The agreement initially terminates on December 31, 2000, but shall be automatically extended unless terminated (i) by USS Holdings or DGHA upon nine months' prior written notice,
(ii) upon certain events of sale, merger, change of stock ownership or appointment of additional directors or (iii) at the option of USS Holdings if neither Messrs. Harris or Petrocelli is actively involved in the management of DGHA.

   We paid approximately $877,000 in management fees and $672,000 in acquisition fees for the year ended December 31, 1999 under this agreement. Additionally, $1,040,000 in accrued acquisition fees relating to Commercial Stone were unpaid as of December 31, 1999.

Tax Sharing Agreement

   Pursuant to a tax sharing agreement, USS Holdings has agreed to file consolidated federal income tax returns (and in certain circumstances, state and local income tax returns) with the issuer and its domestic subsidiaries. Under this agreement, the issuer has agreed to pay USS Holdings amounts designed to approximate the amount of income tax that the issuer and its domestic subsidiaries would have paid had the issuer filed consolidated federal income tax returns (and, if applicable, state and local income tax returns) separate from USS Holdings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

   All of our outstanding capital stock is owned by BMAC Holdings, which in turn is wholly owned by USS Holdings. On the closing date, in connection with the initial portion of the cash equity contribution, USS Holdings issued 15,000 shares of Series D preferred stock, 135,350 shares of Class A common stock, 365,903 shares of Class B common stock, warrants to purchase 97,480 shares of Class B common stock and warrants to purchase 14,298 shares of Class C common stock, for an aggregate purchase price of $35.0 million principally to certain existing stockholders consisting of an affiliate of CCP, affiliates of Massachusetts Mutual Life Insurance Company and certain principals of DGHA.

   In connection with the initial portion of the cash equity contribution, the right of first refusal set forth in the stockholders agreement was waived by the necessary holders of USS Holdings' capital stock under the stockholders agreement. However, USS Holdings offered to those stockholders who were not offered the opportunity to purchase additional equity on the closing date the right to purchase, pro rata based on each such stockholder's equity ownership immediately prior to the closing date, up to an aggregate of 89,737 shares of Class A common stock, 2,685 shares of Series D preferred stock, warrants to purchase up to 17,452 shares of Class B common stock and warrants to purchase up to 2,551 shares of Class C common stock after the closing date. Depending on the results of the additional offering, stockholders who purchased Series D preferred stock on the closing date will receive on a pro rata basis additional warrants to purchase Class B common stock. Any shares not purchased in the additional offering will not be issued or reoffered. All purchasers of common and preferred stock and warrants to purchase common stock pursuant to the cash equity contribution are subject to the terms of the stockholders agreement.

   The following table sets forth, to the best of our knowledge, certain information regarding the ownership of the capital stock of USS Holdings as of March 31, 2000 with respect to the following: (i) each person known by us to own beneficially more than 5% of the outstanding shares of any class of capital stock of USS Holdings; (ii) each of our directors; (iii) each of the named executive officers set forth in the table under "Management--Executive and Director Compensation--Executive Compensation"; and (iv) all of our directors and executive officers as a group.

   Except as otherwise indicated, each person listed in the following table has sole voting and investment power with respect to the shares listed opposite that person's name.

                                                                Percentage of
  Beneficial Owners(1)         Shares of Common Stock         Common Stock(2)*
  --------------------    -------------------------------- -----------------------
                          Class A(3) Class B(4) Class C(5) Class A Class B Class C
                          ---------- ---------- ---------- ------- ------- -------
Chase Manhattan Capital,
 L.P.(9)(10)............         0    340,069      8,800     **     79.8%    2.3%
Massachusetts Mutual
 Life Insurance
 Company(11)............         0    104,211     2,697       **    27.1%     **
D. George Harris(12)....   124,653      8,186     42,291    24.9%    2.2%   11.1%
Anthony J.
 Petrocelli(13)(15).....    73,222      5,184     41,850    14.6%    1.4%   11.0%
Richard E. Goodell......     6,640          0     15,000     1.3%     **     3.9%
Richard J. Donahue......    65,972      1,950     41,376    13.7%     **    10.8%
Richard J. Shearer......     1,059          0     17,000     **       **     4.5%
Craig S. Cinalli........      2000          0      6,000     0.4%     **     1.6%
Brian Hessenthaler......      2000          0      6,000     0.4%     **     1.6%
Lewis McM. Pettinos.....         0          0          0     **       **      **
Richard J. Nick(15).....    34,161      1,744     41,346     6.8%     **    10.8%
Donald G.
 Kilpatrick(13).........    50,962          0     41,090    10.2%     **    10.8%
Arnold Chavkin(10)(14)..         0          0          0     **       **      **
Ruth Dreessen...........         0          0          0     **       **      **
Timothy J.
 Walsh(10)(14)..........         0          0          0     **       **      **
All directors and
 officers as a group (13
 persons) (10)(12)(14)..   386,317     17,064    269,748    77.2%    4.5%   70.3%

                                                                    Percentage of
  Beneficial Owners(1)         Shares of Preferred Stock          Preferred Stock(2)*
  --------------------    ----------------------------------- --------------------------
                          Series A(6) Series B(7) Series D(8) Series A Series B Series D
                          ----------- ----------- ----------- -------- -------- --------
Chase Manhattan Capital,
 L.P.(9)(10)............    678,035    1,356,070     9,232      74.2%    66.9%    61.5%
Massachusetts Mutual
 Life Insurance
 Company(11)............    207,778      415,556     2,829      22.4%    20.2%    18.9%
D. George Harris(12)....     15,268       57,495     1,260       1.7%     2.9%     8.4%
Anthony J.
 Petrocelli(13).........      9,035       27,070       780       1.0%     1.4%     5.2%
Richard E. Goodell......          0       20,000         0        **      1.0%      **
Richard J. Donahue......      1,104       16,291       300        **       **      2.0%
Richard J. Shearer......        596        1,775         0        **       **       **
Craig S. Cinalli........          0            0         0        **       **       **
Brian Hessenthaler......          0            0         0        **       **       **
Lewis McM. Pettinos.....          0            0         0        **       **       **
Richard J. Nick.........      3,312       16,874       268        **       **      1.8%
Donald G.
 Kilpatrick(13).........      1,534        9,422         0        **       **       **
Arnold Chavkin(10)(14)..          0            0         0        **       **       **
Ruth Dreessen...........          0            0         0        **       **       **
Timothy J.
 Walsh(10)(14)..........          0            0         0        **       **       **
All directors and
 officers as a group (13
 persons)
 (10)(12)(14)...........     30,849      168,927     2,608       3.4%     8.4%    17.4%

--------
  * All share percentages assume that each respective beneficial owner, and only that owner, has exercised its warrants to purchase shares of preferred stock or common stock, as the case may be, of USS Holdings, if any. The preferred stock warrants were issued in connection with the issuance of subordinated debt in February 1996. The common stock warrants were issued in connection with the cash equity contribution in October 1999.
 ** Less than 1%.
 (1) The address of Chase Manhattan Capital, L.P. and its affiliates referred to in note (9) below is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York 10017. The address of Massachusetts Mutual Life Insurance Company and its affiliates is 1295 State Street, Springfield, Massachusetts 01111. The address of each other person is c/o
     D. George Harris & Associates, Inc., 399 Park Avenue, 32nd Floor, New York, New York 10022.
 (2) Notwithstanding the enumerated percentage shares of beneficial ownership of common and preferred stock, a stockholders agreement dated as of February 9, 1996, as amended (the "stockholders agreement"), among all of the stockholders of USS Holdings (the "Stockholders") governs the Stockholders' exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders agreement have agreed to vote their shares of USS Holdings to elect the Board of Directors as set forth therein. See "--The Stockholders Agreement."

 (3) Holders of Class A common stock are entitled to one vote with respect to all matters to be voted on by USS Holdings' Stockholders for each share of Class A common stock held, subject to the stockholders agreement.
 (4) Holders of Class B common stock, except as otherwise required by law, have no voting rights. The Class B common stock will automatically be converted into shares of Class A common stock on a one-for-one basis at the time of a trigger event or an event of conversion. A "trigger event" is defined in the stockholders agreement as (i) a default under certain debt documents or a failure to achieve a designated level of EBITDA (as defined in the stockholders agreement), (ii) after February 9, 2000, the passage of 180 days after CMCLP (as defined in note (9)) has exercised its right to demand a sale of USS Holdings and the failure of the principals of DGHA to sell USS Holdings or purchase the shares of the Institutional Stockholders (as defined below) or (iii) both D. George Harris and Anthony J. Petrocelli no longer serving on the USS Holdings' Board of Directors due to death, disability or resignation. An "event of conversion" is defined in the stockholders agreement as (i) the consummation of an initial public offering resulting in net proceeds to USS Holdings and/or any selling stockholders of not less than $30 million or (ii) the conversion of more than 50% of the Series B preferred stock originally issued. CB Capital (as defined in note 9) and certain DGHA principals, so long as they hold at least 50% of the then outstanding shares of the Class B common stock and Class C common stock issued or issuable upon exercise of the Class B and Class C common stock purchase warrants and Mass Mutual, so long as it holds at least 50% of the then outstanding Class B common stock and Class C common stock issued or issuable upon exercise of the Class B and Class C common stock purchase warrants held by Mass Mutual, have the right to require USS Holdings to purchase all (but not less than all) of the Class B and Class C common stock purchase warrants and shares issued upon exercise of such warrants held by such holder or holders at any time after October 1, 2004 and prior to a sale, public offering of common stock or liquidation of USS Holdings. Upon the exercise of those put rights, if USS Holdings cannot obtain the consents from third parties necessary to purchase those shares after using reasonable efforts, USS Holdings will be released from its obligation to purchase the warrants. At any time after October 1, 2005, USS Holdings has the right to purchase all (but not less than all) of the warrants to purchase shares of Class B common stock held by CB Capital, Mass Mutual and certain DGHA principals.
 (5) Holders of Class C common stock are entitled to one vote with respect to all matters to be voted on by USS Holdings' stockholders for each share of Class C common stock held, subject to the stockholders agreement. Those shares are subject to repurchase by USS Holdings in certain circumstances upon the occurrence of certain liquidity events, including the sale of all or substantially all of the assets of USS Holdings and its subsidiaries, a merger of USS Holdings or any subsidiary and a sale of USS Holdings and upon the occurrence of certain termination events, including death, disability, retirement or termination of employment. The total number of shares of Class C common stock issuable under the warrants will be reduced by the number of shares of Class C common stock which did not vest and/or which are repurchased in accordance with the terms of the restricted stock purchase agreements pursuant to which the shares of Class C common stock are issued. CB Capital (as defined in note 9) and certain DGHA principals, so long as they hold at least 50% of the then outstanding shares of the Class B common stock and Class C common stock issued or issuable upon exercise of the Class B and Class C common stock purchase warrants and Mass Mutual, so long as it holds at least 50% of the then outstanding Class B common stock and Class C common stock issued or issuable upon exercise of the Class B and Class C common stock purchase warrants held by Mass Mutual, have the right to require USS Holdings to purchase all (but not less than all) of the Class B and Class C common stock purchase warrants and shares issued upon exercise of such warrants held by such holder or holders at any time after October 1, 2004 and prior to a sale, public offering of common stock or liquidation of USS Holdings. Upon the exercise of those put rights, if USS Holdings cannot obtain the consents from third parties necessary to purchase those shares after using reasonable efforts, USS Holdings will be released from its obligation to purchase the warrants. At any time after October 1, 2005, USS Holdings has the right to purchase all (but not less than all) of the warrants to purchase shares of Class C common stock held by CB Capital, Mass Mutual and certain DGHA principals.
 (6) Holders of Series A preferred stock, except as otherwise required by law, have no voting rights, except in the event that there is a proposal to amend the terms of the Series A preferred stock so as to affect it adversely or a proposal to authorize or issue (i) any equity or convertible debt securities or (ii) certain rights to purchase equity or convertible debt securities, in either case ranking equal or superior to the Series A preferred stock (with certain exceptions), which shall then require the consent of the holders of two-thirds of the outstanding shares of Series A preferred stock. Holders of more than 50% of the Series B preferred stock originally issued have the right to require USS Holdings to purchase all (but not less than all) of the shares of Series A preferred stock and warrants to purchase Series A preferred stock held by CVCA (as defined in note (9)) and Mass Mutual (as defined in note (11)) at any time after October 1, 2004 and prior to a sale, public offering of common stock or liquidation of USS Holdings. Upon the exercise of those put rights, if USS Holdings cannot obtain the consents from third parties necessary to purchase those shares and warrants after using reasonable efforts, USS Holdings will be released from its obligation to purchase the shares and warrants. At any time after October 1, 2005, USS Holdings has the right to purchase all (but not less than all) of the Series A preferred stock held by CVCA and Mass Mutual.
 (7) Holders of Series B preferred stock shall not, prior to the occurrence of a "trigger event" (as defined in note (4) above), have any voting rights, except as otherwise required by law and except in the event of a proposal to authorize or issue additional shares of Series B preferred stock or change the preferences, rights or powers of the Series B preferred stock so as to affect it adversely, which shall then require the consent of the holders of a majority of the outstanding shares of Series B preferred stock. After a trigger event, the holders of Series B preferred stock shall vote, together with the holders of Class A common stock, as one class, with each share of Series B preferred stock entitling its holder to that number of votes equal to the number of shares of common stock issuable upon conversion thereof
   (currently one share of Class B common stock for each share of Series B preferred stock (subject to adjustment)) on the date of any such vote, subject to the Stockholders Agreement. Holders of more than 50% of the Series B preferred stock originally issued have the right to require USS Holdings to purchase all (but not less than all) of the shares of Series B preferred stock and warrants to purchase Series B preferred stock held by CVCA (as defined in note (9)) and Mass Mutual (as defined in note (11)) at any time after October 1, 2004 and prior to a sale, public offering of common stock or liquidation of USS Holdings. Upon the exercise of those put rights, if USS Holdings cannot obtain the consents from third parties necessary to purchase those shares and warrants after using reasonable efforts, USS Holdings will be released from its obligation to purchase the shares and warrants. At any time after October 1, 2005, USS Holdings has the right to purchase all (but not less than all) of the Series B preferred stock held by CVCA and Mass Mutual. The Series B preferred stock will automatically be converted into an equal number of shares of Class B common stock (before a trigger event) or Class A common stock (after a trigger event) upon an event of conversion (as defined in note (4) above).
   Moreover, any holder of the Series B preferred stock can at any time and from time to time convert all or a portion of his Series B preferred stock into an equal number of shares of Class B common stock (before a trigger event) or Class A common stock (after a trigger event).
 (8) Holders of Series D preferred stock, except as otherwise required by law, have no voting rights, except in the event there is a proposal to amend the terms of the Series D preferred stock so as to affect it adversely or a proposal to authorize or issue (i) any equity or convertible debt securities or (ii) certain rights to purchase equity or convertible debt securities, in either case ranking equal or superior to the Series D preferred stock, which shall then require the consent of the holders of a majority of the outstanding shares of Series D preferred stock.
 (9) Includes (i) 664,146 shares of Series A preferred stock and 1,328,292 shares of Series B preferred stock owned by Chase Manhattan Capital, L.P. ("CMCLP"), a Delaware limited partnership, the general partner of which is Chase Manhattan Capital Corporation ("CMCC"), (ii) 13,889 shares of Series A preferred stock and 27,778 shares of Series B preferred stock issuable upon exercise of preferred stock warrants owned by Chase Venture Capital Associates, L.P. ("CVCA"), a California limited partnership, the general partner of which is CCP and (iii) 9,232 shares of Series D preferred stock, 280,076 shares of Class B common stock and 59,993 shares of Class B common stock issuable upon the exercise of common stock warrants and 8,800 shares of Class C Common Stock issuable upon exercise of common stock purchase warrants owned by CB Capital Investors, L.P.
     ("CB Capital"), an affiliate of CMCLP and CVCA. Each of CMCLP, CMCC,
     CVCA, CB Capital and CCP may be deemed the beneficial owner of the foregoing shares. CMCLP, CVCA and CB Capital are licensed small business investment companies (an "SBIC") and as such are subject to certain restrictions imposed upon SBICs by the regulations established and enforced by the United States Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests.
(10) Messrs. Chavkin and Walsh may be deemed the beneficial owners of the shares of common stock and preferred stock and warrants to purchase preferred and common stock referred to in note (9) above given their positions as a general partner and partner, respectively, of CCP.
(11) Includes (i) 180,000 shares of Series A preferred stock and warrants to purchase 27,778 shares of Series A preferred stock, (ii) 360,000 shares of Series B preferred stock and warrants to purchase 55,556 shares of Series B preferred stock (iii) 2,829 shares of Series D preferred stock,
     (iv) 85,827 shares of Class B common stock, (v) warrants to purchase 18,384 shares of Class B common stock issuable upon exercise of common stock purchase warrants and (vi) 2,697 shares of Class C common stock issuable upon exercise of common stock purchase warrants owned by Massachusetts Mutual Life Insurance Company, MassMutual Participation Investors, MassMutual Corporate Investors and Gerlach & Co (collectively, "Mass Mutual").
(12) Does not include 18,092 shares of Class A common stock, 938 shares of Series A preferred stock, 20,647 shares of Series B preferred stock, 219 shares of Series D preferred stock, 1,421 shares of Class B common stock issuable upon exercise of common stock purchase warrants and 208 shares of Class C common stock issuable upon exercise of common stock purchase warrants held in two trusts over which Mr. Harris, as co-trustee, shares voting control and investment control.
(13) Does not include 22,025 shares of Class A common stock, 13,500 shares of Series B preferred stock, 95 shares of Series D preferred stock, 619 shares of Class B common stock issuable upon exercise of common stock purchase warrants and 91 shares of Class C common stock issuable upon exercise of common stock purchase warrants held in fourteen trusts over which Messrs. Petrocelli and Kilpatrick, as co-trustees, share voting control and investment control.
(14) Does not include the shares of common stock and preferred stock and warrants to purchase preferred and common stock referred to in note (9) above.
(15) Does not include 750 shares of Class A Common held in two trusts over which Messrs. Nick and Petrocelli as co-trustees share voting control and investment control.

The Stockholders Agreement

   The stockholders agreement governs the holders' exercise of their voting rights with respect to election of directors and certain other material events. The parties to the agreement have agreed to vote their shares of USS Holdings to elect (i) for as long as Mr. Harris owns 50% or more of the securities of USS Holdings (subject to certain exceptions set forth in the agreement) held by him on February 9, 1996 (the date of the U.S. Silica acquisition), two directors designated by Mr. Harris, including himself; (ii) for as long as Mr. Petrocelli owns 50% or more of the securities of USS Holdings (subject to certain exceptions set forth in the agreement) held by him on February 9, 1996, one director designated by Mr. Petrocelli, and (iii) three directors designated by a majority of the institutional stockholders party to the stockholders agreement (the "Institutional Stockholders"). CMCLP currently owns 76.5% of the stock owned by the Institutional Stockholders. For so long as each shall be a director, Mr. Harris will always be elected as Chairman of the board, and Mr. Petrocelli will always be elected as the Vice Chairman of the board. The President of USS Holdings is also a director. Upon a trigger event, a majority of the Institutional Stockholders have the right to designate two additional directors, thus enabling them to choose the majority of directors serving on the board.

   The provisions of the stockholders agreement also govern:

  . restrictions on certain actions by USS Holdings and its subsidiaries without the consent of (i) prior to the occurrence of a trigger event, a majority of the Institutional Stockholders and the DGHA Stockholders (as defined in the stockholders agreement), and (ii) after the occurrence of a trigger event, a majority of the Institutional Stockholders only, including, among other things: the consummation of a public offering; the issuance of certain equity securities; the merger or consolidation with or into another entity; the acquisition of another entity; certain sales of assets; the liquidation or reorganization of USS Holdings; and the incurrence of certain debt;

  . stockholder rights of first refusal to purchase certain capital stock or equity securities to be issued by USS Holdings;

  . USS Holdings' and stockholder rights of first offer to purchase certain shares of USS Holdings to be sold by stockholders;

  . USS Holdings' and stockholder rights to purchase, and stockholder rights to sell, certain shares of USS Holdings held by stockholders in certain instances (including a person's termination of employment);

  . rights of certain stockholders to cause all of the other stockholders to sell stock in connection with the sale of USS Holdings; and

  . rights of certain stockholders to participate in certain sales of the shares of USS Holdings by other stockholders.

                    DESCRIPTION OF THE NEW CREDIT FACILITIES

   The following summary of the new credit facilities is qualified in its entirety by reference to the complete text of the facilities themselves and all ancillary documents, copies of which will be available upon request.

General

   On the closing date we entered into the new credit facilities, consisting of the $45.0 million tranche A term loan facility, the $95.0 million tranche B term loan facility, the $50.0 million revolving credit facility and the $40.0 million acquisition term loan facility. CSI, one of the initial purchasers of the old notes, is syndication agent, book manager, lead arranger and documentation agent. Banque Nationale de Paris, an affiliate of the other initial purchaser of the old notes, is administrative agent, collateral agent and a lender. The Chase Manhattan Bank, an affiliate of CSI, is also a lender.

   On the closing date, we borrowed the full amount of the term loans (including a portion of the tranche A term loan facility denominated in Canadian dollars in an amount equal to $2.0 million borrowed by George F. Pettinos (Canada) Limited). Our borrowings under the new credit facilities were used, together with the proceeds of the offering of the old notes and the cash equity contribution, to (i) finance the Commercial Stone acquisition, (ii) repay certain debt and (iii) pay related fees and expenses. The Canadian tranche of the tranche A term loan facility was repaid in connection with our sale of George F. Pettinos (Canada) Limited on February 29, 2000.

   Availability under the new credit facilities is subject to various conditions precedent typical of bank loans, and the commitment of the lenders to provide financing under the new credit facilities is also subject to, among other things, the absence of any event, condition or circumstance that has had or is reasonably expected to have a material adverse effect on our business operations, properties, assets or financial condition, taken as a whole.

Term Loans

   Excluding the Canadian tranche, which was retired on February 29, 2000, the tranche A term loan facility will mature six years after the closing date and amortize as follows: $1.20 million per quarter for the first two quarters commencing with the quarter ending June 30, 2000, $1.55 million per quarter for the following four quarters and $2.15 million per quarter for the last sixteen quarters.

   The tranche B term loan facility will mature eight years after the closing date and amortize as follows: $0.25 million per quarter for the first four quarters commencing with the quarter ending December 31, 1999, $0.5 million per quarter for the following twenty quarters, $9.0 million per quarter for the following four quarters and $12.0 million per quarter for the last four quarters.

   Amounts repaid or prepaid under the term loans will not be permitted to be reborrowed.

Revolving Credit Facility

   The revolving credit facility will mature six years after the closing date and include sublimits of $12.0 million and $3.0 million, respectively, for letters of credit and swingline loans. Amounts repaid under the revolving credit facility may be reborrowed. We are using the proceeds of the revolving credit facility for general corporate purposes, including working capital and capital expenditures, but excluding acquisitions.

Acquisition Term Loan Facility

   The acquisition term loan facility will mature six years after the closing date and amortize in quarterly installments after the third anniversary of the closing date.

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

   The acquisition term loan facility is available for three years after the closing date, during which we may make no more than three borrowings. Each borrowing is conditioned on, among other things, our leverage ratio (after giving effect to that borrowing and the relevant acquisition) not exceeding
5.00 to 1.00. Amounts repaid under the acquisition term loan facility will not be permitted to be reborrowed.

Guarantees and Security

   Our obligations under the new credit facilities are unconditionally and irrevocably guaranteed, jointly and severally, by BMAC Holdings and each of the issuer's existing and subsequently acquired or organized domestic subsidiaries. The new credit facilities are secured by liens on substantially all the assets of BMAC Holdings, the issuer and each of the issuer's existing and subsequently acquired or organized domestic subsidiaries, including but not limited to, and subject to customary exceptions, the following:

  .  a first priority pledge of all the capital stock of the issuer;

  . a first priority pledge of all the capital stock held by BMAC Holdings, the issuer and each existing or subsequently acquired or organized domestic subsidiary of the issuer in each existing or subsequently acquired or organized domestic subsidiary of the issuer and 65% of the capital stock held by those entities in that existing or subsequently acquired or organized foreign subsidiary of the issuer; and

  . perfected first-priority security interests in substantially all of the tangible and intangible assets (including, but not limited to, accounts receivable, inventory, trademarks, other intellectual property, licensing agreements, real property, leasehold mortgages, cash and proceeds of the foregoing) held by BMAC Holdings, the issuer and each of the issuer's existing or subsequently acquired or organized domestic subsidiaries.

Interest Rates

   Indebtedness under the tranche A term loan facility, the acquisition term loan facility and the revolving credit facility bears interest at an adjusted London inter-bank offered rate ("LIBOR") plus 3.00% or the higher of Banque Nationale de Paris' prime rate and the Federal Funds effective rate plus 0.50% ("ABR") plus 2.00%, to be selected at our option and subject to increase or reduction based on our leverage ratio.

   Indebtedness under the tranche B term loan facility bears interest at LIBOR plus 3.50% or ABR plus 2.50%, to be selected at our option.

   Amounts outstanding under the new credit facilities not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to the loans under the new credit facilities.

Fees

   We have paid or are currently paying (i) commitment fees of 0.75% and 0.50% per annum on the undrawn portion of the commitments in respect of the acquisition term loan facility and the revolving credit facility, respectively, subject to reduction based on our leverage ratio; (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR loans under the revolving credit facility and a 0.25% per annum issuing bank fee for the issuing bank; (iii) annual administration fees; and (iv) agent, arrangement and other similar fees.

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

Optional and Mandatory Prepayment

   We have the right to prepay borrowings under the new credit facilities, subject to paying certain costs and expenses in certain circumstances. In addition, the term loans are subject to mandatory prepayments in an amount equal to (i) 100% of the net cash proceeds of certain equity issuances by BMAC Holdings or any of its subsidiaries, (ii) 100% of the net cash proceeds of certain debt issuances by BMAC Holdings or any of its subsidiaries, (iii) 75% of the excess cash flow of the issuer and its subsidiaries (subject to decrease to 50% upon satisfaction of certain financial criteria) and (iv) 100% of the net cash proceeds of certain asset sales or other dispositions of property by BMAC Holdings or any of its subsidiaries, in each case subject to certain exceptions.

Certain Covenants

   The new credit facilities contain customary covenants, including:

  .  restrictions on our ability to pay dividends or other distributions;

  .  redeem or repurchase capital stock;

  .  dispose of assets;

  . prepay other debt or amend other debt instruments (including the indenture);

  .  create liens on assets;

  .  make investments, loans or advances;

  .  change the business conducted by us;

  .  make capital expenditures;

  .  engage in certain transactions with affiliates;

  .  incur lease obligations;

  .  incur other debt and enter into other credit facilities; and

  .  merge with and acquire other entities.

   The new credit facilities also require us to comply with certain maintenance covenants, including a maximum leverage ratio and a minimum interest coverage ratio.

Events of Default

   The new credit facilities contain customary events of default, including, but not limited to:

  .  nonpayment of principal, interest or fees;

  .  violation of covenants;

  .  incorrectness of representations or warranties in any material respect;

  .  cross-default to other debt;

  .  ERISA events;

  .  material judgments and liabilities;

  .  invalidity of security interests;

  .  bankruptcy; and

  .  change in control.

                          DESCRIPTION OF THE NEW NOTES

   Definitions of certain terms used in this description of the new notes may be found under the heading "--Certain Definitions." For purposes of this section, the term (i) "Company" refers only to Better Minerals & Aggregates Company and not any of its subsidiaries, (ii) "Parent" refers only to BMAC Holdings, Inc. and not any of its subsidiaries and (iii) "Holdings" refers only to USS Holdings, Inc. and not any of its subsidiaries, in each case until a successor replaces it, and thereafter, means the successor. All of the Company's Domestic Subsidiaries guarantee the notes and therefore are subject to many of the provisions contained in this description of the new notes. Each company which guarantees the notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

   The Company issued the old notes and will issue the new notes under the indenture, dated as of October 1, 1999, among the Company, the Note Guarantors and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The indenture contains provisions which define your rights under the notes. In addition, the indenture governs the obligations of the Company and of each Note Guarantor under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the TIA.

   On October 1, 1999, the Company issued $150.0 million aggregate principal amount of old notes under the indenture. The terms of the new notes are identical in all material respects to the old notes, except the new notes will not contain transfer restrictions and holders of new notes will no longer have any registration rights or be entitled to any liquidated damages. The Trustee will authenticate and deliver new notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the old notes and the new notes then outstanding.

   The following description is meant to be only a summary of certain provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture as it, and not this description, governs your rights as Holders.

Overview of the New Notes and the Note Guarantees

 The New Notes

   The new notes:

  .  are general unsecured obligations of the Company;

  . rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Company;

  . are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  . are senior in right of payment to all existing and future Subordinated Obligations of the Company;

  . are effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

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

  . are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Note Guarantor.

 The Note Guarantees

   The old notes are, and the new notes will be, initially guaranteed by each of the Company's Domestic Subsidiaries existing on the Closing Date.

   The Note Guarantee of each Note Guarantor, and all Note Guarantees, if any, made by future subsidiaries of the Company:

  .  is a general unsecured obligation of such Note Guarantor;

  . ranks equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Note Guarantor;

  . is subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor;

  . is senior in right of payment to all existing and future Subordinated Obligations of such Note Guarantor; and

  . is effectively subordinated to any Secured Indebtedness of that Note Guarantor and its Subsidiaries to the extent of the value of the assets securing that Indebtedness.

   The notes will not be guaranteed by the Company's Canadian Subsidiary unless such Subsidiary Guarantees any Indebtedness (other than Indebtedness of a Restricted Subsidiary that is not a Note Guarantor). This Canadian Subsidiary is an inactive company that has an immaterial amount of assets and liabilities.

Principal, Maturity and Interest

   We issued the old notes in an aggregate principal amount of $150.0 million. The notes are limited to $150,000,000 in aggregate principal amount and will mature on September 15, 2009. The old notes are, and the new notes will be, in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

   Each note bears interest at a rate of 13% per annum from the Closing Date, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually on March 15 and September 15 of each year, to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date. We will pay interest on overdue principal and, to the extent lawful, overdue installments of interest at the rate borne by the notes.

   Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from March 15, 2000 (the first interest payment date of the old notes) to the date of issuance of the new notes. Consequently, Holders who exchange their old notes for new notes will receive the same interest payment on September 15, 2000 (the next interest payment date with respect to the old notes and the new notes following consummation of the exchange offer) that they would have received had they not accepted the exchange offer.

Paying Agent and Registrar

   We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 101 Barclay Street, Floor 21

West, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

   Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

   Except as set forth in the following paragraph, we may not redeem the notes prior to September 15, 2004. After this date, we may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 15 of the years set forth below:

         Year                                   Redemption Price
         ----                                   ----------------
         2004..................................     106.500%
         2005..................................     104.333%
         2006..................................     102.167%
         2007 and thereafter...................     100.000%

   Prior to September 15, 2002, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Public Equity Offerings (1) by the Company or (2) by Parent or Holdings to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company following which there is a Public Market, at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

     (1) at least 65% of the original aggregate principal amount of the notes remains outstanding; and

     (2) any such redemption by the Company must be made within 90 days of such Public Equity Offering and must be made in accordance with certain procedures set forth in the indenture.

Selection

   If we partially redeem notes, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages, if any, on the notes to be redeemed.

Ranking

   The notes are unsecured Senior Subordinated Indebtedness of the Company, are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and are senior in right of payment to all existing and future Subordinated Obligations of the Company. The notes also are effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "--Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

   The Note Guarantees are unsecured Senior Subordinated Indebtedness of the applicable Note Guarantor, are subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Note Guarantor and are senior in right of payment to all existing and future Subordinated Obligations of such Note Guarantor. The Note Guarantees also are effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness. As of December 31, 1999, our subsidiaries had total liabilities, including trade payables, of approximately $487.3 million.

   The Company currently conducts all of its operations through its Subsidiaries. To the extent such Subsidiaries are not Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Note Guarantors. This Canadian subsidiary is an inactive company that has an immaterial amount of assets and liabilities.

   As of December 31, 1999, there was outstanding:

     (1) $135.9 million of Senior Indebtedness of the Company (exclusive of unused commitments under the Credit Agreement), all which was Secured Indebtedness;

     (2) no Senior Subordinated Indebtedness of the Company (other than the notes) and no indebtedness of the Company that is subordinate in right of repayment to the notes;

     (3) $1.6 million of Senior Indebtedness of the Note Guarantors (exclusive of guarantees of Indebtedness under the Credit Agreement); and

     (4) no Senior Subordinated Indebtedness of the Note Guarantors (other than the Note Guarantees) and no Indebtedness of the Note Guarantors that is subordinate or junior in right of payment to the Note Guarantees.

   Although the indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

   "Senior Indebtedness" of the Company or any Note Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company or any

Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Note Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Note Guarantor shall not include:

     (1) any obligation of the Company to Parent, Holdings or any Subsidiary of the Company or of such Note Guarantor to Parent, Holdings, the Company or any other Subsidiary of the Company;

     (2) any liability for federal, state, local or other taxes owed or owing by the Company or such Note Guarantor, as applicable;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities but excluding liabilities of the Company or a Note Guarantor, as applicable, with respect to performance or surety bonds or similar obligations, in each case entered into in the ordinary course of business);

     (4) any Indebtedness or obligation of the Company or such Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company or such Note Guarantor, as applicable;

     (5) any obligations with respect to any Capital Stock; or

     (6) any Indebtedness Incurred in violation of the indenture.

   Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the notes. The notes will rank equally in right of payment with all other Senior Subordinated Indebtedness of the Company. The Company will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

   The Company may not pay principal of, premium (if any) or interest on the notes, or make any deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise repurchase, redeem or otherwise acquire or retire for value any notes (collectively, "pay the notes") if:

     (1) any Designated Senior Indebtedness of the Company is not paid when due, or

     (2) any other default on any Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

       (x) the default has been cured or waived and any such acceleration has been rescinded, or

       (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Company may pay the notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

   During the continuance of any default (other than a default described in clause (1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by a Responsible Officer of the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

     (1) by written notice to the Trustee and the Company from the person or persons who gave such Blockage Notice,

     (2) by repayment in full of such Designated Senior Indebtedness, or

     (3) because the default giving rise to such Blockage Notice is no longer continuing).

   Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the notes after the end of such Payment Blockage Period, including any missed payments.

   Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

   Upon any payment or distribution of the assets of the Company to creditors upon a liquidation or a dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

     (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the notes; and

     (2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive:
       (x) shares of stock; and

       (y) any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the notes.

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

   If a payment or distribution is made to Holders that due to the note subordination provisions of the indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

   If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee (provided that the Trustee shall have received written notice from the Company, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the note subordination provisions of the indenture otherwise permit payment at that time.

   By reason of the subordination provisions of the indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company (including the notes) may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Company.

   The indenture contains substantially identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

Note Guarantees

   The Note Guarantors, and certain future subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on or liquidated damages in respect of the old notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors agree or will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee is or will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company has agreed to cause
(a) each newly formed or acquired Domestic Subsidiary and (b) each existing, newly formed or acquired Foreign Subsidiary that Guarantees any Indebtedness (other than Indebtedness of a Restricted Subsidiary that is not a Note Guarantor), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. See "Certain Covenants--Future Note Guarantors" below.

   The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

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

   Each Note Guarantee is a continuing guarantee and shall

  . remain in full force and effect until payment in full of all the Guaranteed Obligations,

  .  be binding upon each Note Guarantor and its successors and

  . inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

   Any Guarantee by a Subsidiary of the Company will be automatically released upon the sale or other disposition (including through merger or consolidation) of the Capital Stock, or all or substantially all the assets, of the applicable Subsidiary if such sale or other disposition is made in compliance with the covenant described under the caption "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock".

Change of Control

   Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (and, in the case of the old notes, liquidated damages, if any), to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase notes pursuant to this section in the event that it has exercised its right to redeem all the notes under the terms of the section titled "Optional Redemption":

     (1) prior to the earliest to occur of

       (A) the first public offering of common stock of Parent,

       (B) the first public offering of common stock of Holdings or

       (C) the first public offering of common stock of the Company (each, a "Public Market Offering"), the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Parent, Holdings or the Company, whether as a result of issuance of securities of Parent, Holdings or the Company, any merger, consolidation, liquidation or dissolution of Parent, Holdings or the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

     (2) after a Public Market Offering has occurred,

       (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above), whether by merger, consolidation, other business combination or otherwise, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, Holdings or Parent and

       (B) the Permitted Holders "beneficially own" (as defined in clause
    (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company, Holdings or Parent than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company, Holdings or Parent, as the case may be (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in clause (1) above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or

     (3) during any period of two consecutive years, individuals who at the beginning of that period constituted the board of directors of the Company, Holdings or Parent, as the case may be (together with any new directors whose election by such board of directors of the Company, Holdings or Parent, as the case may be, or whose nomination for election by the shareholders of the Company, Holdings or Parent, as the case may be, was approved by a vote of 662/3% of the directors of the Company, Holdings or Parent, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company, Holdings or Parent, as the case may be, then in office; or

     (4) the adoption of a plan relating to the liquidation or dissolution of the Company, Holdings or Parent.

   In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 45 days following any Change of Control, the Company shall:

     (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

     (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.

   Within 45 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts and financial information regarding such Change of Control;

     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

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

   The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

   The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the old notes in the private offering. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

   The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the indenture relative to the Company's obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

   The indenture contains covenants including, among others, the following:

   Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Note Guarantors may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1 if such Indebtedness is Incurred on or prior to December 31, 2001 and 2.25:1 if such Indebtedness is Incurred thereafter.

   (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

     (1) (A) Bank Indebtedness in an aggregate principal amount not to exceed $190.0 million less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness pursuant to the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" and

     (B) (i) Indebtedness under the acquisition term loan facility in an aggregate principal amount not to exceed $40.0 million less the aggregate amount of all prepayments applied to

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

  permanently reduce any principal of such Indebtedness pursuant to the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that at the time the Company or any Restricted Subsidiary Incurs any Indebtedness under this clause (b)(1)(B), the Company has a Consolidated Leverage Ratio of 5.00:1 or less; and (ii) any Refinancing Indebtedness in respect thereof;

     (2) Indebtedness of the Company owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Wholly Owned Subsidiary; provided, however, that

       (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof,

       (B) if the Company is the obligor on such Indebtedness, such Indebtedness is made subordinate and junior in right of payment to the notes and

       (C) if a Restricted Subsidiary that is a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Wholly Owned Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Restricted Subsidiary with respect to its Note Guarantee;

     (3) Indebtedness

       (A) represented by the notes and the Note Guarantees,

       (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above),

       (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a),

       (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b) and

       (E) consisting of (i) Guarantees by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries or (ii) Guarantees by any Note Guarantor of Indebtedness of the Company or a Restricted Subsidiary, in each case so long as the Incurrence of the Indebtedness being Guaranteed is permitted under the terms of the indenture; provided that if such Guaranteed Indebtedness is by its express terms subordinated in right of payment to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such Guarantee of the Company or such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Note Guarantor's Note Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

     (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired (including by way of merger) by the Company or any Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date

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

  that such Restricted Subsidiary is acquired, the Company or such Restricted Subsidiary would have been able to Incur such Indebtedness under this covenant and

     (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

      (5) Indebtedness

       (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company or the Restricted Subsidiaries in the ordinary course of their business, and

       (B) under Currency Agreements, Interest Rate Agreements and Commodity Agreements entered into for bona fide hedging purposes of the Company or a Restricted Subsidiary in the ordinary course of business; provided, however, that such agreements do not increase the Indebtedness of the Company or the Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates, currency exchange rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder;

     (6) Indebtedness (including Capitalized Lease Obligations and Attributable Debt) incurred by the Company or any of the Restricted Subsidiaries to finance the purchase, lease or improvements of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (6) and all Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (6), does not exceed the greater of $25.0 million or 5.0% of Total Assets;

     (7) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $15.0 million outstanding at any one time; or

     (8) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause
  (8) and then outstanding, shall not exceed $30.0 million.

   (c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor shall not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

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

   (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

     (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

     (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

     (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses, and may from time to time reclassify Indebtedness permitted under paragraph (b) of this covenant among the different clauses thereof.

   Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

     (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

     (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of (i) Parent, Holdings or the Company held by Persons other than the Company or a Restricted Subsidiary or (ii) any Restricted Subsidiary (other than Preferred Stock that is not Voting Stock) held by any Affiliate of the Company (other than a Restricted Subsidiary),

     (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations of the Company or any Note Guarantor (other than the purchase, repurchase redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

     (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

       (A) a Default will have occurred and be continuing (or would result therefrom);

       (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

       (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

         (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

         (ii) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to

                 (x) a Subsidiary of the Company or

                 (y) an employee stock ownership plan or other trust
              established by the Company or any of its Subsidiaries);

         (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by or with a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or a Note Guarantor (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

         (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from

                 (x) payments of dividends, repayments of the principal of
              loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or

                 (y) the redesignation of Unrestricted Subsidiaries as
              Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and

         (v) $5.0 million.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or Subordinated Obligations of the Company or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

       (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

       (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

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     (2) any prepayment, repayment, retirement, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or a Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company or a Note Guarantor that is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

     (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

     (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

     (5) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, Capital Stock (other than Disqualified Stock) of Holdings, Parent, the Company or any of its Subsidiaries from employees, former employees, officers, former officers, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, officers, former officers, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of the Company, Parent or Holdings under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value, together with the aggregate amount of payments made under clause (6)(C) of this paragraph (b), shall not exceed in any calendar year the sum of

       (x) $2.0 million and

       (y) the cash proceeds received in such calendar year by the Company or any Restricted Subsidiary from the sale of Capital Stock (other than Disqualified Stock) of Holdings, Parent or the Company to employees, officers or directors of the Company, provided that such cash proceeds will not increase the amounts available for Restricted Payments under clause (4)(C)(ii) of paragraph (a) above; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments; or

     (6) any payment of dividends, other distributions or other amounts (including in the form of loans or advances) by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividends, distributions or other amounts set forth in clauses
  (A) through (C) shall be excluded in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

       (A) to Parent or Holdings in amounts equal to the amounts required for Parent or Holdings to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs in an aggregate amount of up to $350,000 per fiscal year;

       (B) to Parent or Holdings in amounts equal to amounts required for Parent or Holdings to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); and


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

       (C) to Parent or Holdings in amounts equal to amounts expended by Parent or Holdings for any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, Capital Stock (other than Disqualified Stock) of Parent or Holdings from employees, former employees, officers, former officers, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, officers, former officers, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of Parent or Holdings under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value, together with the aggregate amount of payments made under clause (5) of this paragraph (b), shall not exceed in any calendar year the sum of

         (x) $2.0 million and

         (y) the cash proceeds received in such calendar year by the Company or any Restricted Subsidiary from the sale of Capital Stock (other than Disqualified Stock) of Holdings, Parent or the Company to employees, officers or directors of the Company (provided that such cash proceeds will not increase the amounts available for Restricted Payments under clause (4)(C)(ii) of paragraph (a) above).

   Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

     (2) make any loans or advances to the Company; or

     (3) transfer any of its property or assets to the Company, except:

       (A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;

       (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary) and outstanding on such date;

       (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (3)(C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (3)(C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Holders in any material respect than the encumbrances and restrictions contained in such predecessor agreements;

       (D) in the case of clause (3), any encumbrance or restriction


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         (i) that restricts in a customary manner the subletting,
      assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

         (ii) contained in security agreements securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

       (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

       (F) any encumbrance or restriction existing or created pursuant to Indebtedness permitted to be Incurred by a Restricted Subsidiary subsequent to the Closing Date pursuant to the covenant described under "--Limitations on Indebtedness"; provided, however, that any such encumbrance or restrictions are reasonable and customary with respect to the type of Indebtedness being Incurred (under the relevant circumstances).

   Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

     (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

     (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, and

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

       (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company (other than an Affiliate of CCP which is a lender in the ordinary course of business) and other than obligations in respect of Disqualified Stock) within 180 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 180 days from the later of such Asset Disposition or the receipt of such Net Available Cash;

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph
    (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of the Company; and

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

       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the indenture;

  provided, however, that in connection with any final prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value. Pending final application of any Net Available Cash in accordance with the foregoing, the Company or a Restricted Subsidiary may use such Net Available Cash to temporarily reduce (and, within such 180-day period, reborrow) Indebtedness or invest such Net Available Cash in Temporary Cash Equivalents.

   Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $7.5 million.

   For the purposes of this covenant, the following are deemed to be cash:

  . the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, and

  . securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

   (b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase notes tendered pursuant to an offer by the Company for the notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon, unless an equal premium is offered to Holders in the Offer). If the aggregate purchase price of notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

   (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of

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

notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

   Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such Affiliate Transaction is on terms:

     (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

     (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million,

       (A) are set forth in writing, and

       (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

     (3) that, in the event such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "Limitation on Restricted Payments,"

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

     (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors,

     (4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company or any Restricted Subsidiary, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time,

     (5) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries,

     (6) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, or

     (7) the performance of any agreement as in effect as of the Closing Date (including the Tax Sharing Agreement, dated July 21, 1998, and the Amended and Restated Management Services Agreement, dated October 1, 1998) or any amendment or replacement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect as of the Closing Date.

   Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company will not sell or otherwise dispose of any shares of Capital Stock (other than Preferred Stock that is not Voting Stock) of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock (other than Preferred Stock that is not Voting Stock) except:

     (1) to the Company or a Wholly Owned Subsidiary;

     (2) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary, or

     (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition ( and such Investment shall be deemed to be an Investment made for purposes of such covenant).

   The proceeds of any sale of such Capital Stock subject to and permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "Limitation on Sales of Assets and Subsidiary Stock."

   SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if it will accept such filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a Public Equity Offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company, Holdings or Parent to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

   Future Note Guarantors. The Company will cause (1) each Domestic Subsidiary and (2) each Foreign Subsidiary that Guarantees any Indebtedness (other than Indebtedness of a Restricted Subsidiary that is not a Note Guarantor) to become a Note Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Subsidiary will Guarantee payment of the notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor, without rendering the Note Guarantee, as it relates to such Note Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

   Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

Merger and Consolidation

   The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "Limitation on Indebtedness";

     (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and

     (5) the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

   The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

   In addition, subject to certain exceptions, the Company will not permit any Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

     (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (unless the Successor Guarantor is a Foreign Subsidiary), and such Person (if not a Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

     (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

   Notwithstanding the foregoing:

       (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and

       (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

Defaults

   Each of the following is an Event of Default:

     (1) a default in any payment of interest on any note when due and payable or in any payment of liquidated damages whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days;

     (2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above;

     (3) the failure by the Company or any Subsidiary to comply with its obligations under the covenant described under "Merger and Consolidation" above;

     (4) the failure by the Company or any Subsidiary to comply for 30 days after receipt of notice with any of its obligations under the covenants described under "Change of Control" or "Certain Covenants" above (in each case, other than a failure to purchase notes);

     (5) the failure by the Company or any Subsidiary to comply for 60 days after receipt of notice with its other agreements contained in the notes or the indenture;

     (6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity (which has not subsequently been paid) or the acceleration (which has not been rescinded) of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the indenture;

     (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

     (8) the rendering of any judgment or decree for the payment of money (other than judgments or decrees which are covered by enforceable insurance policies or indemnifications issued by or entered into with solvent Persons) in excess of $10.0 million or its foreign currency equivalent is rendered against the Company or a Restricted Subsidiary if:

       (A) an enforcement proceeding thereon is commenced by any creditor and is not stayed or dismissed within 10 days, or

       (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

     (9) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.

   The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

   However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Company and the Trustee of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses
(4), (5), (6) or (9) hereof after receipt of such notice.

   If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the

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notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

   Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy;

     (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

     (5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

   If a Default occurs and is continuing and is known to a Responsible Officer of the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to a Responsible Officer of the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.


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Amendments and Waivers

   Subject to certain exceptions, the indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

     (1) reduce the amount of notes whose Holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any note;

     (3) reduce the principal of or extend the Stated Maturity of any note;

     (4) reduce the premium payable upon the redemption of any note or accelerate the time at which any note may be redeemed as described under "Optional Redemption" above;

     (5) make any note payable in money other than that stated in the note;

     (6) make any change to the subordination provisions of the indenture that adversely affects the rights of any Holder;

     (7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

     (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions; or

     (9) modify the Note Guarantees in any manner adverse to the Holders in a material respect.

   Without the consent of any Holder, the Company and Trustee may amend the indenture to:

  . cure any ambiguity, omission, defect or inconsistency;

  . provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

  . provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

  . make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company (or any representative thereof) under such subordination provisions;

  . add additional Guarantees with respect to the notes;

  . secure the notes;

  . add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company;

  . make any change that does not adversely affect the rights of any Holder in a material respect, subject to the provisions of the indenture;

  . provide for the issuance of the new notes; or

  . comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.


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

   However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

   The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

   After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

   A Holder will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the indenture. The Company will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Defeasance

   The Company may at any time terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

   In addition, the Company may at any time terminate:

     (1) its obligations under the covenants described under "Certain Covenants" and "Change of Control"; and

     (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (3) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

   In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "Defaults" above or because of the failure of the Company to comply with clause (3) under the first paragraph of "Merger and Consolidation" above.

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest on, and liquidated damages, if any, in respect of the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel reasonably acceptable to the Trustee to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

   The Bank of New York is the Trustee under the indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

Governing Law

   The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "Acquisition Term Loan Facility" means the facility referred to as the Acquisition Facility in the Credit Agreement.

   "Additional Assets" means:

     (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that: any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Transactions with Affiliates" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent, Holdings or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

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     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

     (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

       (B) for purposes of the provisions described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "Certain
    Covenants--Limitation on Restricted Payments,"

       (C) a disposition of assets with a Fair Market Value of less than $500,000, and

       (D) a transfer of real property to a state, county, local or municipal governmental agency in exchange for the granting of a permit or the taking of other regulatory action by such governmental agency that enhances the value of mining properties owned by the Company or a Restricted Subsidiary, provided that the Board of Directors has determined in good faith that such exchange is in the best interest of the Company.

   "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

     (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

     (2) the sum of all such payments.

   "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

   "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

   "Business Day" means each day which is not a Legal Holiday.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

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

   "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

   "Closing Date" means October 1, 1999.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Commodity Agreement" means any agreement designed to hedge against fluctuations in commodity prices, including natural gas prices, entered into in the ordinary course of business.

   "Consolidated Coverage Ratio" as of any date of determination means the ratio of

     (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to

     (2) Consolidated Interest Expense for such four fiscal quarters;

     provided, however, that:

       (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

       (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

       (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the

    Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

       (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC.

   If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

   "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

     (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

     (2) amortization of debt discount (but not debt issuance costs);

     (3) capitalized interest;

     (4) non-cash interest expense;

     (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

     (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

     (7) net costs associated with Hedging Obligations;

     (8) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company or another Restricted Subsidiary;

     (9) interest Incurred in connection with investments in discontinued operations; and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

   "Consolidated Leverage Ratio" as of any date of determination means the ratio of

     (1) Indebtedness of the Company and its Consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of such determination to

     (2) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination;

provided, however, that:

       (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination, Indebtedness and EBITDA for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

       (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio, Indebtedness and EBITDA for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

       (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Indebtedness shall be reduced by any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition (or, if the Capital Stock of any Restricted Subsidiary is sold, the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

       (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Indebtedness and EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, Indebtedness and EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto and the amount of any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC.

   If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

   "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that

       (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause
    (3) below), and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income (or loss) of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

     (5) any extraordinary gain or loss; and

     (6) the cumulative effect of a change in accounting principles.

   Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.


   "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

   "Credit Agreement" means the credit agreement dated as of the Closing Date among the Company, as borrower, Parent, as parent guarantor, George F. Pettinos (Canada) Limited, as Canadian borrower, Banque Nationale de Paris, as agent, and the financial institutions and other institutional lenders named therein, as the same may be amended, restated, supplemented, waived, replaced, refinanced, restructured or otherwise modified from time to time, in each case, whether or not upon termination, whether with the original financial institutions, other institutional lenders or agents, and whether with one or more credit agreements with the Company or one or more Restricted Subsidiaries as borrowers.

   "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Senior Indebtedness" of the Company means

     (1) the Bank Indebtedness and Indebtedness in respect of Hedging Obligations, and

     (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

   "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

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     (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable in a material respect to the holders of such Capital Stock than the provisions of the covenants described under "Change of Control" and "Limitation on Sales of Assets and Subsidiary Stock."

   "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

   "EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

     (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

     (2) Consolidated Interest Expense;

     (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

     (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

     (5) depletion expense of the Company and its Consolidated Restricted Subsidiaries; and

     (6) all other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its Restricted Subsidiary, in each case for such period.

   Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, amortization and depletion and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the indenture, Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

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   "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

     (2) statements and pronouncements of the Financial Accounting Standards Board;

     (3) such other statements by such other entities as are approved by a significant segment of the accounting profession; and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

   "Holder" means the Person in whose name a note is registered on the Registrar's books.

   "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or redemption, repayment or repurchase obligation in respect of Preferred Stock or Disqualified Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

     (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

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     (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

     (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

     (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

     (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of

       (A) the Fair Market Value of such asset at such date of determination, and

       (B) the amount of such Indebtedness of such other Persons;

     (8) Hedging Obligations of such Person; and

     (9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

   The amount of Indebtedness (other than Hedging Obligations) of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Indebtedness in respect of Hedging Obligations shall be determined in accordance with GAAP.

   Notwithstanding the foregoing, for the purposes of the definition of Consolidated Leverage Ratio, Indebtedness shall not include any obligations in respect of undrawn letters of credit or any Hedging Obligations.

   "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

   "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For

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purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on Restricted Payments":

     (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

   "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

     (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

   "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

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   "Note Guarantee" means each Guarantee of the obligations with respect to the notes issued by a Person pursuant to the terms of the indenture.

   "Note Guarantor" means any Person that has issued a Note Guarantee.

   "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of a Note Guarantor has a correlative meaning.

   "Officers' Certificate" means a certificate signed by two Officers.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Note Guarantor or the Trustee.

   "Permitted Asset Swap" means any one or more transactions in which the Company or any Restricted Subsidiary exchanges assets for consideration consisting of (i) Capital Stock in or assets of a Person engaged in a Permitted Business and (ii) any cash, provided that such cash will be considered Net Available Cash from an Asset Disposition.

   "Permitted Business" means any business engaged in by the Company or any Restricted Subsidiary on the Closing Date and any Related Business.

   "Permitted Holders" means (i) Chase Capital Partners, its Affiliates and their respective directors and officers, (ii) D. George Harris & Associates, LLC and individuals who are equity owners, directors or employees of DGHA, the Company, Holdings or Parent (or the estate or any beneficiary of any such individual or any immediate family member of any such individual or any trust established for the benefit of any such immediate family member) and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's, Parent's or Holdings' Capital Stock.

   "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

     (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

     (3) Temporary Cash Investments;

     (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $1.0 million in the aggregate outstanding at any one time;

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

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

     (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

     (9) Investments the payment for which consists of (i) Capital Stock (other than Disqualified Stock) or the cash proceeds from the sale of Capital Stock (other than Disqualified Stock), in each case of the Company or (ii) the proceeds of cash capital contributions to the Company; provided, however, that such cash proceeds from sales of Capital Stock or cash capital contributions will not increase the amount available for Restricted Payments under clause (4)(C) of the first paragraph of the "-- Limitation on Restricted Payments" covenant;

     (10) Loans to DGHA pursuant to the Amended and Restated Management Services Agreement, dated October 1, 1998, or any amendment or replacement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of the notes in any material respect than the agreement as in effect as of the Closing Date;

     (11) Investments in the ordinary course of business in an insurer required as a condition to the provision by such insurer of insurance coverage; and

     (12) any Person having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of 3.0% of Total Assets or $15.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

   "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

   "Public Equity Offering" means an underwritten primary public offering of common stock of the Company, Parent or Holdings, as applicable, pursuant to an effective registration statement under the Securities Act.

   "Public Market" means any time after:

     (1) a Public Equity Offering has been consummated; and

     (2) at least 15% of the total issued and outstanding common stock of the Company, Parent or Holdings (as applicable) has been distributed by means of an effective registration statement under the Securities Act.

   "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

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   "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the indenture (including Indebtedness of the Company or any Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus any reasonable premiums required to be paid with respect to the Indebtedness being Refinanced; and

     (4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that (x) Refinancing Indebtedness shall not include:
(A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary, and (y) Refinancing Indebtedness referred to in the definition of "Bank Indebtedness" or in respect of the Acquisition Term Loan Facility shall not be subject to clauses (1), (2) or (3) of this definition.

   "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

   "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

   "Responsible Officer" shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the indenture.

   "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

   "SEC" means the Securities and Exchange Commission.

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   "Secured Indebtedness" means any Indebtedness of the Company secured by a
Lien. Secured Indebtedness" of a Note Guarantor has a correlative meaning.

   "Senior Subordinated Indebtedness" of the Company means the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

   "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

   "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

     (1) such Person;

     (2) such Person and one or more Subsidiaries of such Person; or

     (3) one or more Subsidiaries of such Person.

   "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof;

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by

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  the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"); and

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

   "TIA" means the Trust indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the Closing Date.

   "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

   "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

   "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

   "Unrestricted Subsidiary" means:

     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

       (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; or

       (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments."

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that

         (x) immediately after giving effect to such designation no Default shall have occurred and be continuing and

         (y) at the time of such designation the Company or a Restricted Subsidiary could have Incurred all of the outstanding Indebtedness of such Subsidiary and its Subsidiaries under the covenant described under "--Certain Covenants--Limitation on Indebtedness."

   Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of

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the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

   "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the related corporation, partnership or Person.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Voting Stock of which (other than directors' qualifying shares) is owned by the Company and/or another Wholly Owned Subsidiary.

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                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

   The issuer, the initial purchasers of the old notes and the note guarantors entered into the exchange and registration rights agreement on October 1, 1999. Pursuant to the exchange and registration rights agreement, the issuer and the note guarantors agreed to:

  . file with the Securities and Exchange Commission on or prior to 135 days after the date of issuance of the old notes a registration statement on Form S-1 or Form S-4, if the use of that form is then available, relating to a registered exchange offer for the old notes under the Securities Act of 1933 and

  . use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 within 195 days after the date of issuance of the old notes.

   As soon as practicable after the effectiveness of the exchange offer registration statement, the issuer will offer to the holders of transfer restricted securities (as defined below) who are not prohibited by any law or policy of the Securities and Exchange Commission from participating in the exchange offer the opportunity to exchange their transfer restricted securities for a second series of notes, the new notes, that are identical in all material respects to the old notes (except that the new notes will not contain any transfer restrictions) and that would be registered under the Securities Act of 1933. The issuer and the note guarantors will keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old notes.

   If

  . because of any change in law or applicable interpretations thereof by the staff of the Securities and Exchange Commission, the issuer is not permitted to effect the exchange offer as contemplated hereby,

  . any old notes validly tendered pursuant to the exchange offer are not exchanged for new notes within 240 days after the date of issuance of the old notes,

  . the initial purchasers so request with respect to old notes not eligible to be exchanged for new notes in the exchange offer,

  . any applicable law or interpretations do not permit any holder of old notes to participate in the exchange offer,

  . any holder of old notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered old notes or

  .  the issuer so elects,

then the issuer and the note guarantors will file with the Securities and Exchange Commission a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "transfer restricted securities" means each old note until

     (1) the date on which that old note has been exchanged for a freely transferable new note in the exchange offer,

     (2) the date on which that old note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement or

     (3) the date on which that old note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is salable pursuant to Rule 144(k) under the Securities Act of 1933.

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

   The issuer and the note guarantors will use their reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the Securities and Exchange Commission as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the Securities and Exchange Commission, the issuer will commence the exchange offer and will use its reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 240 days after the date of issuance of the old notes. If applicable, the issuer and the note guarantors will use their reasonable best efforts to keep the shelf registration statement effective for a period ending the earlier of two years after the date of issuance of the old notes and the date all transfer restricted securities become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act of 1933.

   If

     (1) the applicable registration statement is not filed with the Securities and Exchange Commission on or prior to 135 days after the date of issuance of the old notes (or in the case of a shelf registration statement required to be filed in response to

  . the request of an initial purchaser made with respect to old notes not eligible to be exchanged for new notes in the exchange offer and received later than 120 days after the date of issuance of the old notes (a "Late IP Request"), on or prior to 165 days after the date of issuance of the old notes, or

  . a change in law or the applicable interpretations of the Securities and Exchange Commission's staff, if later, within 45 days after publication of the change in law or interpretations);

     (2) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective within 195 days after the date of issuance of the old notes (or in the case of a shelf registration statement required to be filed in response to

  . a Late IP Request, within 240 days after the date of issuance of the old notes, or

  . a change in law or the applicable interpretations of the Securities and Exchange Commission's staff, if later, within 45 days after publication of the change in law or interpretations);

     (3) the exchange offer is not consummated on or prior to 240 days after the date of issuance of the old notes; or

     (4) any required shelf registration statement is filed and declared effective within 195 days after the date of issuance of the old notes (or in the case of a shelf registration statement required to be filed in response to

  . a Late IP Request, within 240 days after the date of issuance of the old notes, or

  . a change in law or the applicable interpretations of the Securities and Exchange Commission's staff, if later, within 45 days after publication of the change in law or interpretations)

  but shall thereafter cease to be effective (at any time that the issuer and the note guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional registration statement (or post-effective amendment to the shelf registration statement) filed and declared effective (each such event referred to in clauses (1) through (4), a "registration default"), the issuer and the note guarantors will be obligated to pay liquidated damages to each holder of transfer restricted securities, during the period of one or more such registration defaults, in an

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

amount equal to $0.192 per week per $1,000 principal amount of the old notes constituting transfer restricted securities held by that holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the old notes on semi-annual payment dates which correspond to interest payment dates for the old notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

   The exchange and registration rights agreement also provides that the issuer and the note guarantors

  . shall make available for a period of up to 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act of 1933 to any broker-dealer for use in connection with any resale of any those exchange notes and

  . shall pay all expenses incident to the exchange offer and will jointly and severally indemnify certain holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act of 1933.

A broker-dealer which delivers such a prospectus to purchasers in connection with those resales will be subject to certain of the civil liability provisions under the Securities Act of 1933 and will be bound by the provisions of the exchange and registration rights agreement (including certain indemnification rights and obligations).

   The foregoing description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

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                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

   The following is a discussion of the material United States federal income and estate tax consequences of participating in the exchange offer and owning and disposing of new notes and, insofar as it relates to matters of law or legal conclusions, constitutes the opinion of Winthrop, Stimson, Putnam & Roberts. Except where noted, this discussion deals only with old notes acquired upon original issuance, and new notes issued in exchange therefor, in each case held as capital assets. It does not address all aspects of United States federal income or estate taxation that may be relevant to particular holders in light of their circumstances or status, nor does it address any United States tax consequences to holders that may be subject to special tax rules, such as financial institutions, insurance companies, dealers in securities or currencies, tax-exempt organizations, holders of 10% or more of our voting stock, persons that hold old notes, or that will hold new notes, as part of a straddle, hedge, conversion or constructive sale transaction, persons who mark to market their securities, or persons who have a functional currency other than the United States dollar. In addition, this discussion does not address any aspect of state, local or foreign taxation. This discussion is based upon current law. Changes in the law may change the tax treatment of the old notes or the new notes.

   As used in this discussion, the term "United States Holder" means a beneficial owner of an old note or a new note that is, for United States federal income tax purposes:

  .  a citizen or resident of the United States,

  . a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States or the District of Columbia,

  . an estate the income of which is subject to United States federal income tax regardless of its source, or

  . a trust the administration of which is subject to the primary supervision of a court in the United States and for which one or more United States persons have the authority to control all substantial decisions.

   If a partnership holds old notes or new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding old notes or new notes should consult their tax advisors. As used in this discussion, the term "Non-United States Holder" means a beneficial owner of an old note or a new note that is not a United States Holder.

   You should consult with your own tax advisor concerning the United States federal, state and local, as well as foreign, tax consequences to you, in light of your particular situation, of participating in the exchange offer and owning and disposing of new notes.

The Exchange Offer

   An exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note, the new note will have the same issue price as the old note in exchange for which it was issued, and a holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange.

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

Payments of Interest

   Stated interest on a new note will be taxable to a United States Holder as ordinary income at the time it is received or accrued in accordance with the United States Holder's regular method of accounting for United States federal income tax purposes.

   A Non-United States Holder generally will not be subject to United States federal income or withholding tax on interest paid on a new note, provided that the Non-United States Holder:

  . is not a controlled foreign corporation related to us through stock ownership,

  . does not conduct a trade or business in the United States with respect to which the interest is effectively connected, and

  . provides the correct certification of Non-United States Holder status, which may generally be satisfied by providing an IRS Form W-8 or W-8BEN certifying that the beneficial owner is not a United States person and providing the name and address of the beneficial owner.

Market Discount

   If a United States Holder purchased an old note for less than its stated redemption price at maturity, the difference will be treated as "market discount" for United States federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, the United States Holder will be required to treat any gain on the sale, exchange, redemption or other disposition of the new note received in exchange for the old note as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on the old note or the new note at the time of the disposition. In addition, the United States Holder may be required to defer, until the maturity or earlier disposition of the new note, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the old note or new note.

   Any market discount will be considered to accrue ratably during the period from the date of acquisition of the old note to the maturity date of the new note unless the United States Holder elects to accrue under a constant yield method. A United States Holder may elect to include market discount in income currently as it accrues (either ratably or under a constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS").

Amortizable Bond Premium

   A United States Holder that purchased an old note for an amount greater than its stated redemption price at maturity will be considered to have purchased the old note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the new note received in exchange for the old note under a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the new note. Bond premium on a new note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the new note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

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

Sale, Exchange or Other Disposition of a New Note

   Upon the sale, exchange, retirement or other taxable disposition of a new note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on such disposition (less any accrued but unpaid interest, which will be taxable as ordinary income) and the United States Holder's adjusted tax basis in the new note. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the old note and the new note have, in the aggregate, been held for more than one year. Generally, for noncorporate United States Holders, long-term capital gains are subject to United States federal income taxation at reduced rates. The deductibility of capital losses is subject to limitations. A United States Holders' adjusted tax basis in a new note received in exchange for an old note will, in general, be the cost of the old note to the United States Holder, increased by any market discount previously included in income and reduced by any amortized premium.

   A Non-United States Holder generally will not be subject to United States federal income or withholding tax with respect to gain realized from a sale, exchange, redemption or other taxable disposition of a new note. Under certain circumstances, a Non-United States Holder may be subject to United States federal income tax on gain realized with respect to a new note, even if no withholding of taxes is required. This may occur, for example, if the Non-United States Holder is:

  . engaged in a trade or business in the United States and the gain on a new note is effectively connected with the conduct of that trade or business, or

  . an individual present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

Estate Taxes

   If interest on a new note is exempt from United States federal withholding tax under the rules described above under "Payments of Interest," the new note will not be included, for United States federal estate tax purposes, in the estate of a deceased individual holder of a new note who is not a United States citizen or resident for United States federal estate tax purposes.

Information Reporting and Backup Withholding

   A United States Holder may be subject to backup withholding at a rate of 31% on, and to information reporting requirements with respect to, payments of principal of and interest on, and the proceeds of disposition of, a new note. Backup withholding will apply if (i) the United States Holder fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is the individual's social security number, (ii) the United States Holder furnishes an incorrect TIN, (iii) the Company is notified by the IRS that the United States Holder has failed properly to report payments of interest or dividends or (iv) under certain circumstances, the United States Holder fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding and information reporting will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

   Information reporting and backup withholding generally do not apply to payments of interest to a Non-United States Holder if the certification described above under "Payments of Interest" is received, provided the payor does not have actual knowledge that the holder is a United States person. Payments of principal and interest made to the beneficial owner of a new note by or through

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

the foreign office of a custodian, nominee or other agent acting on behalf of the beneficial owner, and payment of the proceeds of a sale, exchange or other disposition of a new note by the foreign office of a broker, generally will not be subject to backup withholding. However, if the custodian, nominee, other agent or broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required with respect to these payments unless the custodian, nominee, other agent or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption. Payments by a United States office of a custodian, nominee, other agent or broker are subject to both backup withholding and information reporting unless the beneficial owner certifies as to its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption.

   Income tax regulations that are generally effective for payments made after December 31, 2000, subject to certain transition rules, modify in some respects the backup withholding and information reporting rules. In general, these regulations do not significantly alter the substantive requirements of these rules, but unify current procedures and forms and clarify reliance standards. You should consult your own tax advisor regarding these regulations.

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                         BOOK-ENTRY; DELIVERY AND FORM

   The new notes will initially be represented by one permanent global note in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of new notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Clearstream Banking, societe anonyme. See "The Exchange Offer--Book-Entry Transfer."

   Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

   All interests in the global notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

Certain Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

   DTC has advised us that it is

     (1) a limited purpose trust company organized under the laws of the State of New York,

     (2) a "banking organization" within the meaning of the New York Banking
  Law,

     (3) a member of the Federal Reserve System,

     (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   We expect that pursuant to procedures established by DTC ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

   The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

   So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  . will not be entitled to have new notes represented by that global note registered in their names,

  . will not receive or be entitled to receive physical delivery of certificated new notes, and

  . will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

   Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through those participants to take such action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those new notes.

   Payments with respect to the principal of, and premium, if any, and interest on, any new notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the new notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

   Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or

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Clearstream, as the case may be, by the counterpart in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   If:

  . we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of that notice or cessation;

  .  an Event of Default has occurred and is continuing; or

  . we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register those certificated notes in the name of that person or those persons (or the nominee of any thereof) and cause the same to be delivered thereto.

   Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where those old notes were acquired as a result of market-making or other trading activities. The issuer and the note guarantors have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

   The issuer will not receive any proceeds from any sales of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Those resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of those new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   For a period of up to 180 days from the date on which the exchange offer is consummated, the issuer and the note guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. The issuer and the note guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

   The validity of the new notes will be passed upon for us by Winthrop, Stimson, Putnam & Roberts, New York, New York.

                                    EXPERTS

   The consolidated financial statements for the Company at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements for Better Materials at December 13, 1998 and January 3, 1998 and for the period ended December 13, 1998 and for the fiscal years ended January 3, 1998 and December 28, 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The combined financial statements for Commercial Stone Company and CATS as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 included in this prospectus have been so included in reliance on the report of Schneider Downs & Co., Inc., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
 (formerly USS Intermediate Holdco, Inc.)
  Report of Independent Accountants.......................................  F-2
  Consolidated Balance Sheets at December 31, 1998 and 1999...............  F-3
  Consolidated Statement of Operations for the years ended December 31,
   1997, 1998 and 1999....................................................  F-4
  Consolidated Statement of Stockholder's Equity for the years ended
   December 31, 1997, 1998 and 1999.......................................  F-5
  Consolidated Statement of Cash Flows for the years ended December 31,
   1997, 1998 and 1999....................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
BETTER MATERIALS CORPORATION
  Report of Independent Accountants....................................... F-29
  Consolidated Balance Sheets at December 13, 1998 and January 3, 1998.... F-30
  Consolidated Statements of Income for the period ended December 13, 1998
   and
   for the fiscal years ended January 3, 1998 and December 28, 1996....... F-31
  Consolidated Statements of Shareholders' Equity for the period ended
   December 13, 1998 and for the fiscal years ended January 3, 1998 and
   December 28, 1996...................................................... F-32
  Consolidated Statements of Cash Flows for the period ended December 13,
   1998, and
   for the fiscal years ended January 3, 1998 and December 28, 1996....... F-33
  Notes to Consolidated Financial Statements.............................. F-34
COMMERCIAL STONE CO., INC. AND COMMERCIAL AGGREGATES
 TRANSPORTATION & SALES, L.P. (COMBINED)
  Independent Auditors' Report............................................ F-42
  Combined Statement of Operations for the years ended March 31, 1999,
   1998 and 1997.......................................................... F-43
  Combined Balance Sheets as of March 31, 1999 and 1998................... F-44
  Combined Statement of Changes in Owners' Equity for the years ended
   March 31, 1999, 1998 and 1997.......................................... F-45
  Combined Statements of Cash Flow for the years ended March 31, 1999,
   1998 and 1997.......................................................... F-46
  Notes to Combined Financial Statements.................................. F-47
  Condensed Combined Balance Sheets as of September 30, 1999 (unaudited).. F-54
  Condensed Combined Statements of Operations for the (unaudited) six months ended September 30, 1999 and 1998............................... F-55
  Condensed Combined Statements of Changes in Owners' Equity for the
   (unaudited) six months ended September 30, 1999 and 1998............... F-56
  Condensed Combined Statements of Cash Flow for the (unaudited) six months ended September 30, 1999 and 1998............................... F-57
  Notes to Condensed Combined Financial Statements for the (unaudited) six months ended September 30, 1999 and 1998............................... F-58

                       Report of Independent Accountants

To the Board of Directors and Stockholder of Better Minerals & Aggregates Company:
(formerly USS Intermediate Holdco, Inc.)

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Better Minerals & Aggregates Company (formerly USS Intermediate Holdco, Inc.) (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

March 9, 2000
New York, New York

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                             December 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
                          ASSETS
Current:
 Cash and cash equivalents................................ $  2,222  $ 13,573
 Accounts receivable:
   Trade, less allowance for doubtful accounts of $1,060
    and $1,278............................................   28,964    41,658
   Other..................................................    1,382     1,060
   Due from parent........................................      --        834
 Inventories..............................................   15,844    23,058
 Prepaid expenses and other current assets................    1,378     2,018
 Income tax deposit.......................................      486     1,056
 Deferred income taxes....................................    6,167     8,148
                                                           --------  --------
     Total current assets.................................   56,443    91,405
Property, plant and equipment:
 Mining property..........................................   81,890   263,083
 Land.....................................................   22,475    28,086
 Land improvements........................................    3,501     5,005
 Buildings................................................   33,961    37,143
 Machinery and equipment..................................   88,833   143,082
 Furniture and fixtures...................................      645     1,331
 Construction-in-progress.................................    3,770     4,387
                                                           --------  --------
                                                            235,075   482,117
Accumulated depletion, depreciation and amortization......  (37,198)  (59,248)
                                                           --------  --------
     Property, plant and equipment, net...................  197,877   422,869
Other noncurrent:                                                         --
 Goodwill and non compete agreements, net.................   12,725    19,907
 Debt issuance costs......................................    4,355    14,601
 Other noncurrent assets..................................    3,278     2,821
                                                           --------  --------
     Total other noncurrent...............................   20,358    37,329
                                                           --------  --------
     Total assets......................................... $274,678  $551,603
                                                           ========  ========
                       LIABILITIES
Current:
 Book overdraft........................................... $  6,254  $  5,026
 Accounts payable.........................................   13,772    16,845
 Accrued liabilities......................................    9,649    13,053
 Due to parent............................................    1,054       --
 Payable to related party.................................      --        898
 Accrued interest.........................................      676     7,829
 Current portion of long-term debt........................    5,530     2,039
                                                           --------  --------
     Total current liabilities............................   36,935    45,690
Noncurrent liabilities:
 USS Holdings, Inc. Series A warrants outstanding.........      455       --
 USS Holdings, Inc. Series B warrants outstanding.........    3,325       --
 Deferred income taxes....................................   42,792   117,637
 Long-term debt, net of current portion...................  131,918   285,466
 Other noncurrent liabilities.............................   35,857    38,475
                                                           --------  --------
     Total noncurrent liabilities.........................  214,347   441,578
Commitments and contingencies
                   STOCKHOLDER'S EQUITY
Common stock, par value $.01, authorized 5,000 shares,
 issued 100 shares........................................      --        --
Additional paid-in capital................................   41,491    81,377
Retained deficit..........................................  (18,011)  (17,012)
Accumulated other comprehensive (loss)....................      (84)      (30)
                                                           --------  --------
     Total stockholder's equity...........................   23,396    64,335
                                                           --------  --------
     Total liabilities and stockholder's equity........... $274,678  $551,603
                                                           ========  ========

   The accompanying notes are an integral part of these financial statements.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)

                                                 Years Ended December 31,
                                                -----------------------------
                                                  1997      1998       1999
                                                --------  ---------  --------
Net sales...................................... $128,512  $ 142,294  $209,075
Cost of goods sold.............................   88,097     98,478   140,244
Depreciation, depletion and amortization.......   17,886     19,888    28,481
Selling, general and administrative............   14,345     16,930    21,843
Incentive stock compensation expense (Note
 15)...........................................      --      14,227       --
                                                --------  ---------  --------
  Operating income (loss)......................    8,184     (7,229)   18,507
Interest expense...............................   10,513     10,269    19,590
Accretion of preferred stock warrants..........    1,374      1,254        56
Other income net, including interest income....   (1,742)    (1,881)   (2,171)
                                                --------  ---------  --------
  (Loss) income before income taxes............   (1,961)   (16,871)    1,032
Provision (Benefit) for income taxes...........   (2,239)    (2,204)   (2,714)
                                                --------  ---------  --------
  Net income (loss) before extraordinary loss..      278    (14,667)    3,746
Extraordinary loss (less applicable income
 taxes of $0, $713 and $1,752) (Note 7)........      --      (2,102)   (2,747)
                                                --------  ---------  --------
  Net income (loss)............................ $    278  $ (16,769) $    999
                                                ========  =========  ========


   The accompanying notes are an integral part of these financial statements.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                             (Dollars in thousands)

                                                          Accumulated Other
                                                        Comprehensive Income
                                                     ---------------------------
                                Additional             Foreign    Minimum             Total
                         Common  Paid-In   Retained   Currency    Pension         Stockholder's
                         Stock   Capital   Deficit   Translation Liability Total     Equity
                         ------ ---------- --------  ----------- --------- -----  -------------
Balance, December 31,
 1996...................  $      $24,275   $ (1,520)    $          $       $        $ 22,755
Net income..............                        278                                      278
Accretion of mandatory
 redeemable preferred
 stock..................            (847)                                               (847)
Retirement of mandatory
 redeemable preferred
 stock..................           3,836                                               3,836
                          ----   -------   --------     -----      ----    ----     --------
Balance, December 31,
 1997...................          27,264     (1,242)                                  26,022


Comprehensive income,
 net of income taxes:
 Net (loss).............                    (16,769)                                 (16,769)
 Foreign currency
  translation...........                                  (44)              (44)         (44)
 Minimum pension
  liability.............                                            (40)    (40)         (40)
                                                                                    --------
   Total comprehensive
    (loss)..............                                                             (16,853)
Issuance of incentive
 stock..................          14,227                                              14,227
                          ----   -------   --------     -----      ----    ----     --------
Balance, December 31,
 1998...................          41,491    (18,011)      (44)      (40)    (84)      23,396
Comprehensive income,
 net of income taxes:
 Net income.............                        999                                      999
 Foreign currency
  translation...........                                   14                14           14
 Minimum pension
  liability.............                                             40      40           40
                                                                                    --------
   Total comprehensive
    income..............                                                               1,053
Capital contributed by
 parent.................          39,886                                              39,886
                          ----   -------   --------     -----      ----    ----     --------
Balance, December 31,
 1999...................  $      $81,377   $(17,012)    $ (30)     $--     $(30)    $ 64,335
                          ====   =======   ========     =====      ====    ====     ========




   The accompanying notes are an integral part of these financial statements.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                   Years Ended December 31,
                                                 ------------------------------
                                                   1997      1998       1999
                                                 --------  ---------  ---------
Cash flows from operating activities:
 Net income (loss).............................  $    278  $ (16,769) $     999
 Adjustments to reconcile net income (loss) to
  cash flows from operations:
 Depreciation..................................    11,688     13,012     17,950
 Depletion.....................................       929      1,108      4,111
 Non compete agreements amortization...........     5,000      5,593      5,713
 Accretion of preferred stock warrants.........     1,374      1,254         56
 Debt issuance amortization....................     1,540      1,237      1,148
 Extraordinary loss............................       --       2,815      4,499
 Incentive stock compensation..................       --      14,227        --
 Deferred income taxes.........................    (3,363)    (3,380)    (6,962)
 Disposal of property, plant and equipment
  loss (gain)..................................        10       (208)      (165)
 Other.........................................     2,634      1,712      1,806

 Changes in current assets and liabilities,
  net of the effects from acquired companies:
  Trade receivables............................    (3,136)     1,429       (360)
  Non-trade receivables........................       548       (949)       563
  Receivable from parent.......................       218        922       (838)
  Payable to related party.....................       --         --         898
  Inventories..................................       348       (256)    (1,250)
  Prepaid expenses and other current assets....       161       (103)      (668)
  Accounts payable and accrued liabilities.....    (2,075)    (3,618)    (4,565)
  Accrued interest.............................      (153)      (753)     7,153
  Income taxes.................................       --      (1,921)      (569)
                                                 --------  ---------  ---------
   Net cash provided by operating activities...    16,001     15,352     29,519

Cash flows from investing activities:
 Capital expenditures..........................    (5,537)    (9,399)   (14,572)
 Proceeds from sale of property, plant and
  equipment....................................       289        362      1,310
 Purchase of non compete agreements............       --      (2,796)       --
 Purchases of businesses, net of cash ac-
  quired.......................................       --     (54,752)  (172,379)
                                                 --------  ---------  ---------
   Net cash used for investing activities......    (5,248)   (66,585)  (185,641)

Cash flows from financing activities:
 Change in book overdraft......................       682      3,930     (1,402)
 Issuance of long-term debt....................       --     136,382    325,006
 Repayment of long-term debt...................    (6,987)   (84,370)  (169,205)
 Change in Working Capital Facility............       --         --      (6,100)
 Principal payments on capital lease obliga-
  tions........................................       --         (24)       (44)
 Prepayment penalties..........................       --      (1,255)       --
 Financing fees................................       --      (1,550)   (15,796)
 Redemption of mandatory redeemable preferred
  stock........................................    (5,000)       --         --
 Capital contributed by parent.................       --         --      35,000
                                                 --------  ---------  ---------
   Net cash (used for) provided by financing
    activities.................................   (11,305)    53,113    167,459
Effect of exchange rate on cash................       --         (60)        14
                                                 --------  ---------  ---------
   Net (decrease) increase in cash.............      (552)     1,820     11,351
Cash and cash equivalents, beginning of peri-
 od............................................       954        402      2,222
                                                 --------  ---------  ---------
Cash and cash equivalents, ending of period....  $    402  $   2,222  $  13,573
                                                 ========  =========  =========
Schedule of noncash investing and financing ac-
 tivities:
 Redemption of Mandatory Redeemable Series C
  Preferred Stock of Holdings..................  $  3,836  $     --   $     --
                                                 ========  =========  =========
 Assets acquired by assuming notes payable and
  capital lease obligations....................  $  1,111  $   1,058  $     --
                                                 ========  =========  =========
 Forgiveness of Series A and B Preferred Stock
  warrants of Holdings.........................  $    --   $     --   $   3,836
                                                 ========  =========  =========
 Forgiveness of payable to parent..............  $    --   $     --   $   1,050
                                                 ========  =========  =========
Cash paid during the year for:
 Interest......................................  $  8,731  $   9,269  $  10,925
                                                 ========  =========  =========
 Income taxes..................................  $  1,175  $   2,393  $   3,232
                                                 ========  =========  =========

   The accompanying notes are an integral part of these financial statements.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization

   Better Minerals & Aggregates Company (formerly USS Intermediate Holdco, Inc.) (the "Company"), an indirect wholly owned subsidiary of USS Holdings, Inc. ("Holdings") was organized in January 1996. BMAC Holdings, Inc. ("BMAC Holdings"), a wholly owned subsidiary of Holdings, is the direct parent of the Company. On February 9, 1996, the Company purchased from U.S. Borax Inc. ("Borax"), an indirect wholly owned subsidiary of the RTZ Corporation PLC, 100% of the common stock of U.S. Silica Company ("U.S. Silica").

   On December 14, 1998 and July 24, 1998, U.S. Silica acquired Better Materials Corporation and George F. Pettinos, Inc., respectively (Note 3). On April 8, 1999, U.S. Silica acquired the assets of five New Jersey-based operations owned by Unimin Corporation (Note 3). On October 1, 1999, the Company acquired Commercial Stone Co., Inc. and Commercial Aggregates Transportation and Sales, L.P. and their related quarry properties (Note 3). Commercial Stone Co., Inc. and Commercial Aggregates Transportation and Sales, L.P. and their related quarry properties are collectively referred to in the notes to the financial statements as "Commercial Stone."

   The Company and its subsidiaries are collectively referred to as the "Company" in the accompanying financial statements and footnotes.

2. Summary of Significant Accounting Policies

 a. Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 b. Reclassifications

   Certain prior years' amounts have been reclassified to conform with the current year's presentation.

 c. Use of Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 d. Cash and Cash Equivalents

   All highly liquid investments with a maturity of three months or less are considered cash equivalents.

 e. Inventories

   Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 f. Revenue Recognition

   Revenue is recorded when legal title passes at the time of shipment to the customer.

 g. Deferred Financing Costs

   Deferred financing costs consist of loan origination costs, which are being amortized over the term of the related debt principal. Amortization included in interest expense for each of the three years ended December 31, 1997, 1998 and 1999 totaled approximately $1.3 million, $1.0 million and $1.1 million, respectively.

 h. Depreciable Properties

   Depreciable properties, mining properties and mineral deposits acquired in connection with the acquisitions of U.S. Silica, George F. Pettinos, Inc., Better Materials Corporation, the Morie Assets and Commercial Stone are recorded at fair market value as of the date of acquisition. Additions and improvements occuring through the normal course of business are capitalized at cost.

   Upon retirement or disposal of assets, other than those of U.S. Silica acquired on February 9, 1996, the cost and accumulated depreciation or amortization are eliminated from the accounts and any gain or loss is reflected in the statement of operations. Group asset accounting is utilized for the U.S. Silica assets acquired on February 9, 1996. Gains and losses on normal retirements or dispositions of these assets are excluded from net income and proceeds for dispositions are recorded as a reduction of the acquired cost. Expenditures for normal repairs and maintenance are expensed as incurred. Construction-in-progress is primarily comprised of machinery and equipment which has not yet been placed in service.

   Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years.

   Depletion and amortization of mineral deposits are provided as the minerals are extracted, based on units of production and engineering estimates of total reserves.

 i. Mine Exploration and Development

   Costs to develop new mining properties are deferred and amortized based on units of production.

 j. Mine Reclamation Costs

   The estimated net future costs of dismantling, restoring and reclaiming operating mines and related mine sites, in accordance with federal, state and local regulatory requirements, are accrued during operations. The provision is made based upon units of production and estimatable minable reserves as of the balance sheet date. The effect of changes in estimated costs, production, and minable reserves is recognized on a prospective basis.

 k. Intangible Assets

   The Company's intangible assets include goodwill and non-compete agreements. At December 31, 1999, the net book value of goodwill associated with the acquisitions of Commercial Stone and

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

the Morie Assets approximated $12.8 million. Goodwill is amortized on a straight-line basis over fifteen years. On February 9, 1996, U.S. Silica signed a five-year non-compete agreement with RTZ America, Inc., an affiliate of Borax. During 1998, U.S. Silica entered into additional non-compete agreements with the sellers of Nicks Silica Company and George F. Pettinos, Inc. At December 31, 1998 and 1999, the aggregate net book value of these non-compete agreements approximated $12.7 million and $7.1 million, respectively. The costs of these agreements are being amortized on a straight-line basis over the terms of the agreements, which range from three to five years.

   The Company periodically evaluates the recoverability of its goodwill and measures any impairment by comparison to estimated undiscounted cash flows from future operations.

 l. Income Taxes

   The Company accounts for income taxes pursuant to the provisions under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based upon the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the expenses are expected to reverse. The Company is included in the consolidated federal tax return of Holdings. The tax provision (benefit) included in the accompanying financial statements has been computed on a separate return basis.

 m. Concentration of Credit Risk

   The five largest customers accounted for approximately 30% of net product sales and one customer accounted for more than 10% of net product sales of the Company for each of the two years in the period ended December 31, 1998. The Company's five largest customers accounted for approximately 20% of net product sales for the year ended December 31, 1999. Management believes it maintains adequate reserves for potential credit losses; ongoing credit evaluations are performed and collateral is generally not required.

 n. Financial Instruments

   The Company uses interest rate swap and cap agreements to manage interest costs and the risk associated with changing interest rates. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. The Company's practice is to not hold or issue derivative financial instruments for trading or speculative purposes. When entered into, these financial instruments are designated as hedges of underlying exposures, associated with the Company's long-term debt, and are monitored to determine if they remain effective hedges. The fair value of the interest rate agreements and changes in these fair values as a result of changes in market interest rates are not recognized in the consolidated financial statements.

 o. Environmental Costs

   Environmental costs, other than qualifying capital expenditures, are accrued at the time the exposure becomes known and costs can be reasonably estimated. Costs are accrued based upon

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

management's estimates of all direct costs, after taking into account expected reimbursement by third parties (primarily the sellers of acquired businesses), and are reviewed by outside consultants. Environmental costs are charged to expense unless a settlement with an indemnifying party has been reached.

 p. Comprehensive Income

   The Company adopted SFAS No. 130 "Reporting of Comprehensive Income" in 1998. Comprehensive income is defined as the change in equity from transactions and other events from nonowner sources and consists of net income and other comprehensive income. SFAS No. 130 requires foreign currency translation adjustments and minimum pension liability adjustments to be included in other comprehensive income. The Company had no items of other comprehensive income in periods prior to January 1, 1998.

 q. Impact of Recent Accounting Standards

   In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities in the statement of financial position and measured at fair value. SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133", is effective for fiscal years beginning after June 15, 2000. The Company has not yet determined the impact that adoption or subsequent application of SFAS No. 133 will have on its financial position or results of operations.

3. Acquisitions

   On October 1, 1999, the Company acquired Commercial Stone for total consideration of $139.0 million in cash, $8.0 million of which was placed in escrow to satisfy any future indemnity claims the Company may have against the sellers. The Company financed the acquisition through the issuance of $150.0 million Senior Subordinated Notes and the refinancing of its existing Senior Debt by entering into new Senior Secured Credit Facilities (Note 6). The acquisition was accounted for as a purchase and the purchase price was allocated to the assets acquired and liabilities assumed based on fair values at the date of acquisition. Approximately $175.9 million, inclusive of deferred income taxes of $76.0 million, has been allocated to mineral reserves and is being amortized based on production. The allocation of the purchase price was as follows:

                                                                  (In thousands)
                                                                  --------------
      Working capital, other than cash...........................    $  7,443
      Property, plant and equipment..............................      27,207
      Goodwill...................................................       7,403
      Mineral reserves...........................................     175,856
      Other assets...............................................       1,739
      Other liabilities..........................................        (818)
      Deferred income taxes......................................     (79,830)
                                                                     --------
        Purchase price, net of cash received.....................    $139,000
                                                                     ========

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   On April 8, 1999, U.S. Silica acquired the assets of five New Jersey-based operations formerly owned by the Morie Company and owned at the time by Unimin Corporation (the "Morie Assets") for total consideration of $33.4 million. Also on April 8, 1999, U.S. Silica amended its $155.0 million Credit Agreement to add a $35.0 million dollar Senior Term C Facility (Note 6). The purchase price was financed with proceeds from the addition of the Senior Term C Facility. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. Approximately $11.1 million has been allocated to mineral reserves and is being amortized based on production. The allocation of the purchase price was as follows:

                                                                  (In thousands)
                                                                  --------------
      Working capital, other than cash...........................    $ 1,569
      Property, plant and equipment..............................     15,102
      Goodwill...................................................      5,844
      Mineral reserves...........................................     11,053
      Other liabilities..........................................       (308)
      Deferred income taxes......................................        120
                                                                     -------
        Purchase price, net of cash received.....................    $33,380
                                                                     =======

   On December 14, 1998, BMC Acquisition Company, a wholly owned subsidiary of U.S. Silica, acquired the stock of Better Materials Corporation, for total consideration of $40.6 million. Immediately upon closing, BMC Acquisition Corporation merged with and into Better Materials Corporation, with Better Materials Corporation as the surviving corporation. The purchase price was financed with cash and available borrowings under U.S. Silica's $155.0 million Credit Agreement's Acquisition and Working Capital Facilities (Note 6). The acquisition was accounted for as a purchase and the purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired of approximately $43.3 million, inclusive of deferred income taxes of $20.1 million, has been allocated to mineral reserves and is being amortized based on production. The allocation of the purchase price was as follows:

                                                                  (In thousands)
                                                                  --------------
      Working capital, other than cash...........................    $    708
      Property, plant and equipment..............................      17,206
      Mineral reserves...........................................      43,266
      Other liabilities..........................................      (2,445)
      Deferred income taxes......................................     (20,331)
                                                                     --------
        Purchase price, net of cash received.....................    $ 38,404
                                                                     ========

   On July 24, 1998, GFP Acquisition Corp., a wholly owned subsidiary of U.S. Silica, acquired George F. Pettinos, Inc. for total consideration of $14.9 million including a covenant not to compete for $1.1 million. Immediately upon closing, GFP Acquisition Corp. merged with and into George F. Pettinos, Inc., with George F. Pettinos, Inc. as the surviving corporation. The purchase price was financed with proceeds from U.S. Silica's $155.0 million Credit Agreement (Note 6). The acquisition was accounted for as a purchase and the purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

price over the fair value of the net assets acquired of approximately $14.5 million, inclusive of deferred income taxes of $5.3 million, has been allocated to mineral reserves and is being amortized based on production. The allocation of the purchase price was as follows:

                                                                  (In thousands)
                                                                  --------------
      Working capital, other than cash...........................    $ 1,162
      Property, plant and equipment..............................      3,234
      Mineral reserves...........................................     14,531
      Other assets...............................................        601
      Other liabilities..........................................     (1,252)
      Deferred income taxes......................................     (5,490)
                                                                     -------
        Purchase price, net of cash received.....................    $12,786
                                                                     =======

   On January 16, 1998, U.S. Silica acquired certain assets of Nicks Silica Company for total consideration of approximately $5.8 million including a covenant not to compete for $1.3 million and a consulting agreement for $417,000. The purchase price was financed with both cash and notes payable to the sellers. The excess of the purchase price over the fair value of the assets acquired of $607,000 has been allocated to mineral reserves and is being amortized based on production.

   The following unaudited proforma consolidated results of operations have been prepared as if the acquisitions of Better Materials Corporation and George
F. Pettinos, Inc. had occurred as of the beginning of 1997, and reflect proforma adjustments for the excess of the purchase price over the fair value of the net assets acquired, interest expense and tax expense:

                                                For the Year Ended December
                                                          31, 1997
                                               ------------------------------
                                               Company  Acquisitions  Total
                                               -------- ------------ --------
                                                       (In thousands)
   Net sales.................................. $128,512   $ 39,602   $168,114
                                               ========   ========   ========
   Net income (loss) before extraordinary
    loss...................................... $    278   $ (1,388)  $ (1,110)
                                               ========   ========   ========
   Net income (loss).......................... $    278   $ (1,388)  $ (1,110)
                                               ========   ========   ========

   The following unaudited proforma consolidated results of operations have been prepared as if the acquisitions of Commercial Stone, the Morie Assets, Better Materials Corporation and George F. Pettinos, Inc. had occurred as of the beginning of the periods presented, and reflect proforma adjustments for the excess of the purchase price over the fair value of the net assets acquired, salaries, mining royalties, interest expense and tax expense (the proforma effects of the acquisition of Nicks Silica Company has been excluded due to immateriality):

                                  For the Year Ended December 31, 1998
                             ------------------------------------------------
                                        Commercial
                              Company     Stone    Acquisitions (2)   Total
                             ---------  ---------- ---------------- ---------
                                             (In thousands)
Net sales................... $ 142,294   $ 41,953      $52,240      $ 236,487
                             =========   ========      =======      =========
Net income (loss) before
 extraordinary loss......... $ (14,667)  $ (6,016)     $   512      $ (20,171)
                             =========   ========      =======      =========
Net income (loss) (1)....... $ (16,769)  $ (6,016)     $   512      $ (22,273)
                             =========   ========      =======      =========

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                           For the Year Ended December 31,
                                                        1999
                                         ------------------------------------
                                                  Commercial Morie
                                         Company    Stone    Assets   Total
                                         -------- ---------- ------  --------
                                                   (In thousands)
Net sales............................... $209,075  $ 35,430  $3,548  $248,053
                                         ========  ========  ======  ========
Net income (loss) before extraordinary
 loss................................... $  3,746  $ (4,212) $ (557) $ (1,023)
                                         ========  ========  ======  ========
Net income (loss) (1)................... $    999  $ (4,212) $ (557) $ (3,770)
                                         ========  ========  ======  ========

--------
(1) The Company recorded after-tax charges of $2.1 million and $2.7 million associated with the early extinguishment of U.S. Silica's Senior and Subordinated Debt during 1998 and 1999, respectively. These after-tax charges are reflected within the Company's historical results of operations.
(2) Amounts include the Morie Assets, Better Materials Corporation and George
    F. Pettinos, Inc.

The proforma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.

4. Inventories

   At December 31, 1998 and 1999, inventory consisted of the following:

                                                                1998    1999
                                                               ------- -------
                                                               (In thousands)
      Supplies (net of $222 and $38 obsolescence reserve)..... $ 8,112 $11,171
      Raw materials and work in process.......................   2,804   6,165
      Finished goods..........................................   4,928   5,722
                                                               ------- -------
                                                               $15,844 $23,058
                                                               ======= =======

5. Lease Commitments

   The Company is obligated under certain operating leases for railroad cars (which principally expire during 2000), mining property, mining/processing equipment, office space and transportation and other equipment. Certain of these agreements include options to purchase the equipment for fair market value at the end of the original lease term. Future minimum annual commitments under such leases at December 31, 1999 are as follows:

         Year Ending December 31,
         ------------------------                 (In thousands)
         2000....................................     $1,913
         2001....................................      1,266
         2002....................................        452
         2003....................................        233
         2004....................................        136
         Thereafter..............................        132
                                                      ------
                                                      $4,132
                                                      ======

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Rental expense for operating leases for each of the three years ended December 31, 1997, 1998 and 1999 totaled approximately $461,000, $942,000 and $2.0 million, respectfully.

   In general, the above leases include renewal options and provide that the Company pay for all utilities, insurance, taxes and maintenance.

6. Long-Term Debt

   At December 31, 1998 and 1999, long-term debt consisted of the following:

                                                                1998     1999
(In thousands)                                                -------- --------
Senior Secured Credit Facilities
  Tranche A Term Loan Facility (final maturity September 30,
   2005)..................................................... $    --  $ 39,057
  Tranche B Term Loan Facility (final maturity September 30,
   2007).....................................................      --    94,750
  Canadian Term Facility (final maturity September 30,
   2005).....................................................      --     2,043
Senior Subordinated Notes (final maturity September 15,
 2009).......................................................      --   150,000
Senior Debt
  Senior Term A Facility (final maturity June 30, 2004)......   30,000      --
  Senior Term B Facility (final maturity June 30, 2006)......   66,800      --
  Canadian Facility (final maturity June 30, 2006)...........    3,134      --
  Acquisition Facility (final maturity June 30, 2004)........   30,000      --
  Working Capital Facility (final maturity June 30, 2004)....    6,100      --
Secured Note (due December 31, 2001).........................      203      141
Mortgage Notes
  0% Note, imputed at 9.75% (due June 30, 1999)..............      143      --
  0% Note, imputed at 10.0% (due January 16, 2008)...........    1,068    1,162
  8.5% Note (due July 1, 2003)...............................      --        65
  7.0% Note (due July 31, 2004)..............................      --       287
                                                              -------- --------
                                                               137,448  287,505
  Less, current portion......................................    5,530    2,039
                                                              -------- --------
                                                              $131,918 $285,466
                                                              ======== ========

   At December 31, 1999, contractual maturities of long-term debt are as follows:

                                                                  (In thousands)
                                                                  --------------
         2000....................................................    $  2,039
         2001....................................................       9,389
         2002....................................................      11,038
         2003....................................................      11,039
         2004....................................................      11,185
         Thereafter..............................................     242,815
                                                                     --------
                                                                     $287,505
                                                                     ========

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Debt Agreements

   On September 30, 1999, the Company entered into a new $230.0 million Credit Agreement (the "Agreement"), which consists of a $50.0 million revolving credit facility (the "Revolving Credit Facility"), a $45.0 million Tranche A Term Loan Facility ("Term A Loan"), a $95.0 million Tranche B Term Loan Facility ("Term B Loan") and a $40.0 million term loan acquisition facility (the "Acquisition Term Loan Facility"). The Term A Loan included a tranche of loans denominated in Canadian dollars ("Canadian Term Facility") equal to $2.0 million, which was borrowed by George F. Pettinos (Canada) Limited, an indirect wholly owned subsidiary of the Company. The Revolving Credit Facility, Term A Loan, Term B Loan, Acquisition Term Loan Facility and the Canadian Term Facility are collectively referred to in the notes to the financial statements as the "Senior Secured Credit Facilities." In addition, on October 1, 1999 the Company issued $150.0 million of Senior Subordinated Notes. Pursuant to an Exchange and Registration Rights Agreement, the Company has agreed to file with the Securities and Exchange Commission a registration statement which would allow for the exchange of the Company's Senior Subordinated Notes for registered notes having substantially the same terms. The proceeds from the Senior Secured Credit Facilities and the Senior Subordinated Notes were primarily used to pay off the outstanding Senior Debt and to finance the acquisition of Commercial Stone.

   Under the Agreement, the Company has available, until September 30, 2005, the Revolving Credit Facility, which provides for the borrowings of up to $50.0 million with a sublimit of $12.0 million for letters of credit and a sublimit of $3.0 million for swingline loans. The borrowing capacity of the Revolving Credit Facility is reduced by outstanding letters of credit and swingline loans. At December 31, 1999, outstanding letters of credit totaled $9.2 million. There were no borrowings under the Revolving Credit Facility or the swingline loans at December 31, 1999. In addition, there were no borrowings under the Acquisition Term Loan Facility at December 31, 1999.

   Except for the Canadian Term Facility, borrowings under the Senior Secured Credit Facilities bear variable interest at the Company's option at either (1) the bank's base rate plus a margin percentage, ranging from 1.00% to 2.50% or
(2) the London Interbank Offered Rate ("LIBOR") plus a margin percentage, ranging from 2.00% to 3.50%. Borrowings under the Canadian Term Facility bear interest at a bank's base rate plus a margin percentage ranging from 1.50% to 2.50%. Commitment fees, ranging from .375% to .75%, on the average daily unused Revolving Credit Facility and the unused Acquisition Term Loan Facility are payable quarterly. Letter of credit fees are also payable quarterly based upon the average daily balance of all letters of credit outstanding. The Senior Subordinated Notes bear interest at a rate of 13% per annum, payable semi-annually.

   The obligations of the Company under the Senior Secured Credit Facilities are unconditionally and irrevocably guaranteed, jointly and severally, by BMAC Holdings and each of the Company's direct or indirect domestic subsidiaries. BMAC Holdings has no operations or assets other than its investment in its subsidiaries. In addition, the Senior Secured Credit Facilities are secured by a first priority pledge of (i) all the capital stock of BMAC Holdings, the Company, each of the Company's direct or indirect domestic subsidiaries and 65% of the capital stock of each direct foreign subsidiary of the Company or any of its domestic subsidiaries and (ii) substantially all of the tangible and intangible assets held by BMAC Holdings, the Company and each of the Company's direct or indirect domestic subsidiaries. The Canadian Term Facility is collateralized by substantially all of the assets of George F. Pettinos (Canada) Limited.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The Agreement described above contains various restrictive covenants that, among other things, limits the ability of BMAC Holdings to engage in certain transactions with affiliates, incur additional indebtedness, repay other indebtedness or amend other debt instruments, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, dispose of assets, or pay dividends. In addition, the Agreement requires BMAC Holdings to maintain certain financial convenants, including a leverage ratio, an interest coverage ratio and a capital expenditures covenant. Covenants associated with the Senior Subordinated Notes are generally less restrictive than those of the Senior Secured Credit Facilities. BMAC Holdings and the Company were in compliance with all financial covenants at December 31, 1999.

   The obligation of the Company under the Senior Subordinated Notes is unconditionally and irrevocably guaranteed, jointly and severally, on an unsecured senior subordinated basis to the Company's Senior Secured Credit Facilities, by each of the Company's domestic subsidiaries. The Senior Subordinated Notes are not guaranteed by the Company's two Canadian subsidiaries.

   On July 21, 1998, U.S. Silica entered into a $155.0 million Credit Agreement, which consisted of a $30.0 million Senior Secured Term Loan ("Senior Term A"), a $66.8 million Senior Secured Term Loan ("Senior Term B"), a $30.0 million Acquisition Facility, a $25.0 million Working Capital Facility and a $3.2 million Canadian Facility. The proceeds from this agreement were primarily used to satisfy the existing Senior and Subordinated Debt and to finance the acquisition of George F. Pettinos, Inc. Outstanding letters of credit and borrowings under the Working Capital Facility approximated $5.4 million and $6.1 million, respectively, at December 31, 1998.

   On April 8, 1999, U.S. Silica amended the $155.0 million Credit Agreement to add a $35.0 million Senior Secured Term Loan ("Senior Term C"). The proceeds from the Senior Term C Facility were primarily used to finance the acquisition of the Morie Assets during April 1999.

   At December 31, 1998 and 1999, the carrying value approximated the fair value of the Company's long-term debt.

 Warrants

   Warrants to purchase 41,667 shares of Series A Preferred Stock ("Series A warrants") and 83,334 shares of Series B Preferred Stock ("Series B warrants") of the Company's ultimate parent, Holdings, were issued to holders of Subordinated Debt as part of a Note Purchase Agreement dated February 9, 1996.

   The Series A warrants and Series B warrants are exercisable at any time until December 19, 2005 at an exercise price of $.01 per share or less as defined by the warrant issuance agreement. The holder of the warrants has the right to require Holdings to purchase any and all of the warrants and shares subject to the warrants at fair value in cash after December 19, 2001 and prior to a "liquidity event" which is defined as the sale or liquidation of Holdings or the consummation of a public offering. Holdings may call all of the outstanding warrants and shares subject to warrants after December 19, 2002, subject to approval of the holders of the senior debt. Fair value is defined as the liquidation preference value of $7.78 per share (plus all accrued and unpaid dividends thereon) for the Series A warrants and the common equity value per share as determined by the Board of Directors for the Series B warrants. The accretion of the Series A warrants and the Series B warrants to fair value is accounted for by charges to earnings. The holders of the Series A warrants and the

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Series B warrants are entitled to dividends as if they had held underlying shares from February 9, 1996.

   Effective December 31, 1999, Holdings agreed to forgive the Company and its subsidiaries for the obligation associated with the Series A warrants and the Series B warrants. The forgiveness of the obligation resulted in a credit to additional paid-in capital of approximately $3.8 million during the year ended December 31, 1999.

7. Extraordinary Items

   The Company recorded an extraordinary after-tax charge of $2.1 million during the year ended December 31, 1998 in connection with the early extinguishment of U.S. Silica's Subordinated Debt. The extraordinary loss of $2.8 million (before an income tax benefit of $713,000) consisted of the Subordinated Debt's discount, prepayment penalties and the write-off of related unamortized debt issuance costs of approximately $983,000, $1.3 million and $577,000, respectively.

   During the year ended December 31, 1999, the Company recorded an extraordinary after-tax charge of $2.7 million in connection with the early extinguishment of U.S. Silica's outstanding Senior Debt under its $155.0 million Credit Agreement. The extraordinary loss of $4.5 million (before an income tax benefit of $1.8 million) consisted of the write-off of related unamortized debt issuance costs.

8. Financial Instruments

   Interest rate swap and cap agreements are utilized in the normal course of business to manage the Company's interest costs and the risk associated with changing interest rates. Interest rate swap agreements are used to exchange the difference between fixed and variable-rate interest amounts calculated by reference to an agreed-upon notional principal amount. In addition, the Company utilizes interest rate cap agreements to limit the impact of increases in interest rates on its floating rate debt. Interest rate cap agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated per the agreements. The Company does not use derivative financial instruments for trading or speculative purposes. By their nature, all such instruments involve risk, including the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract (credit risk) or the possibility that future changes in market price may make a financial instrument less valuable or more onerous (market risk). As is customary for these types of instruments, the Company does not require collateral or other security from other parties to these instruments. In management's opinion there is no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments.

   The fair value of the interest rate agreements represents the estimated receipts or payments that would be required to settle the agreements at year-end. Quoted market prices were used to estimate the fair values of the interest rate swap and cap agreements. The notional amount represents agreed upon amounts on which calculations of dollars to be exchanged are based. They do not represent amounts exchanged by the parties and, therefore, are not a measure of the Company's exposure. The Company's credit exposure is limited to the fair value of the contracts with a positive fair value plus interest receivable, if any, at the reporting date.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                               December 31, 1998           December 31, 1999
                                           ---------------------------  --------------------------
                                           Contract/                    Contract/
                                  Maturity Notional    Carrying  Fair   Notional    Carrying Fair
                                    Date    Amount      Amount  Value    Amount      Amount  Value
                                  -------- ---------   -------- ------  ---------   -------- -----
                                                     (In thousands)
Derivatives
  Interest rate swap agreements..   1999    $55,000     $   11  $  (32)
                                    2001    $30,000(1)  $  --   $ (509)  $30,000(1)  $  --   $389


  Interest rate cap agreements...   2001    $30,000(2)  $  --   $  (49)  $30,000(2)  $  --   $ 83
                                    2002                                 $21,000(2)  $   99  $256

--------
(1) Agreement effectively exchanges the LIBOR floating interest rate for a fixed interest rate of 5.74%.
(2) Agreement limits the LIBOR floating interest rate to 6.50%.

9. Mandatory Redeemable Preferred Stock

   At December 31, 1998 and 1999, there were no shares of Preferred Stock authorized, issued or outstanding.

   In connection with the acquisition of U.S. Silica, Mandatory Redeemable Series C Preferred Stock of Holdings was issued to Borax. The Company issued Mandatory Redeemable Preferred Stock in exchange for Holdings' Mandatory Redeemable Preferred Stock, the terms of which were identical. The Preferred Stock was mandatorily redeemable at $1,000.00 per share on February 9, 2006 and had an optional redemption value of $500.00 per share at issuance which accreted at a rate of 7.18% per annum. The Preferred Stock issued by the Company was accounted for at its fair market value at the time of issuance which was determined to be $7.3 million. The difference between the fair market value and the mandatory redemption value of $10.0 million was accreted ratably over a ten year period by charges to additional paid-in capital for the period beginning February 9, 1996.

   On December 18, 1997, the Company redeemed the Preferred Stock for $5.0 million. As consideration, the Company agreed to release Borax from certain indemnifications pursuant to the Stock Purchase Agreement between Borax and the Company by waiving all claims and releasing Borax from all obligations arising out of certain environmental and product liability matters (each, as defined) and indemnifying and holding harmless Borax in respect of all claims arising out of such products liability matters. The excess of the carrying value of the Preferred Stock over the redemption payment was credited to additional paid-in capital.

10. Commitments and Contingencies

   The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. Management believes, through discussions with counsel that its liability arising from or the resolution of these legal proceedings, claims and litigation, in the aggregate will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

   U.S. Silica is self-insured for product liability insurance as it relates to occupational disease. In addition, U.S. Silica is self-insured for health care costs and, in some states, workers' compensation. The Company provides for estimated future losses based on reported cases and past claim history. Management believes that the provision for estimated future losses is adequate.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Certain product liability claims related to occupational disease are indemnified by ITT Corporation under an agreement whereby claims presented with an exposure period prior to September 12, 1985 are shared ratably based on the claimant's total exposure period. The indemnity is subject to a cumulative annual deductible and expires September 12, 2005.

11. Income Taxes

   The provision (benefit) for income taxes consisted of the following for each of the three years in the period ended December 31, 1999:

                                                    1997      1998      1999
   (In thousands)                                 --------  --------  --------
   Current:
     Federal..................................... $  1,730  $    375  $    --
     State.......................................        6        39       378
     Foreign.....................................      --         23       180
                                                  --------  --------  --------
                                                     1,736       437       558

   Deferred:
     Federal.....................................   (3,638)   (2,819)   (4,307)
     State.......................................     (337)     (439)     (642)
     Foreign.....................................      --        (96)      (75)
                                                  --------  --------  --------
                                                    (3,975)   (3,354)   (5,024)
                                                  --------  --------  --------
   Tax effect of extraordinary items.............      --        713     1,752
                                                  --------  --------  --------
     Benefit for income taxes.................... $ (2,239) $ (2,204) $ (2,714)
                                                  ========  ========  ========

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax effects, based on enacted tax laws, of temporary differences between the values of assets and liabilities recorded for financial reporting and for tax purposes and of net operating loss and other carryforwards. The tax effects of the types of temporary differences and carryforwards that gave rise to deferred tax assets and liabilities at December 31, 1998 and 1999, consisted of the following:

                                                              1998      1999
                                                            --------  ---------
                                                              (In thousands)
   Gross deferred tax liabilities
   Land and mineral property basis difference.............. $(36,927) $(116,743)
   Fixed assets and depreciation...........................  (26,969)   (31,971)
   Restricted stock vesting................................     (371)      (525)
   Debt fee amortization...................................     (815)       --
   Other...................................................   (3,280)    (7,025)
                                                            --------  ---------
       Total deferred tax liabilities......................  (68,362)  (156,264)
                                                            --------  ---------
   Gross deferred tax assets
   Royalty.................................................      --       2,025
   Post retirement benefit costs...........................    8,208      8,100
   Reserves for self-insurance.............................    2,729      2,652
   Plant closure liability.................................    2,334      2,762
   State deferred tax......................................    2,832      9,369
   Covenants not to compete................................    4,087      5,618
   Alternative minimum tax.................................    3,397      5,483
   Reserves for vacation...................................      790        910
   Pensions................................................    1,695      2,100
   Inventories.............................................      422        535
   Net operating loss carryforward.........................    2,695      4,605
   Bad debts...............................................      450        496
   Reclamation.............................................      851      1,032
   Other...................................................    1,247      1,088
                                                            --------  ---------
       Total deferred tax assets...........................   31,737     46,775
                                                            --------  ---------
       Net deferred tax liabilities........................  (36,625)  (109,489)
     Less net current deferred tax assets..................   (6,167)    (8,148)
                                                            --------  ---------
   Net long-term deferred tax liabilities.................. $(42,792) $(117,637)
                                                            ========  =========

   At December 31, 1998 and 1999, the Company had a federal net operating loss carryforward ("NOL") of $5.9 million and $11.1 million, respectively, which begins to expire in 2011.

   The Company believes that it is more likely than not that the NOL carryforward will be utilized prior to its expiration. The NOL carryforward and existing deductible temporary differences are offset by existing taxable temporary differences reversing within the carryforward period.

   In addition, the Company has an alternative minimum tax credit carryforward at December 31, 1998 and 1999, of approximately $3.4 million and $5.5 million, respectively. The credit carryforward may be carried forward indefinitely to offset any excess of regular tax liability over alternative minimum tax liability subject to certain limitations. This alternative minimum tax credit carryforward has been reflected as a reduction of net noncurrent deferred income tax liabilities for financial reporting purposes.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The effective income tax rate on pretax earnings before extraordinary items differed from the U.S. federal statutory rate for each of the three years in the period ended December 31, 1999 for the following reasons:

                                                         1997   1998    1999
                                                         -----  -----  ------
   Provision computed at U.S. federal statutory rate....  35.0%  35.0%   35.0%
   Increase (decrease) resulting from:
     Percentage depletion...............................  77.7    9.6  (253.7)
     Disallowed interest expense........................  (6.5)   (.4)    --
     Restricted stock vesting...........................   --   (29.5)    --
     Accretion of preferred stock warrants.............. (24.5)  (2.6)    1.9
     Prior year tax return reconciliation...............  27.1    --    (61.2)
     State income taxes, net of federal benefit.........   8.3    1.2     5.4
     Other, net.........................................  (2.9)   (.2)    9.6
                                                         -----  -----  ------
       Provision for income taxes....................... 114.2%  13.1% (263.0)%
                                                         =====  =====  ======

12. Pension and Postretirement Benefits

   The Company maintains a number of single-employer noncontributory defined benefit pension plans covering substantially all employees. The plans provide benefits based on each covered employee's years of qualifying service. The Company's funding policy is to contribute amounts within the range of the minimum required and maximum deductible contributions for each plan consistent with a goal of appropriate minimization of the unfunded projected benefit obligation. The majority of the Company's pension plans use a benefit level per year of service (hourly) with one plan using final average pay method (salaried). All Company plans use the projected unit credit cost method to determine the actuarial valuation.

   In addition, the Company provides defined benefit postretirement healthcare and life insurance benefits to substantially all employees. Covered employees become eligible for these benefits at retirement after meeting minimum age and service requirements. The projected future cost of providing postretirement benefits, such as healthcare and life insurance, is recognized as an expense as employees render services.

   The Company contributes to a Voluntary Employees' Beneficiary Association trust that will be used to partially fund health care benefits for future retirees. Benefits are funded to the extent contributions are tax deductible, which under current legislation is limited. In general, retiree health benefits are paid as covered expenses are incurred.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Net pension and postretirement cost consisted of the following for each of the three years in the period ended December 31, 1999:

                            Pension Benefits        Postretirement Benefits
                         -------------------------  --------------------------
                          1997     1998     1999      1997     1998     1999
                         -------  -------  -------  --------  -------  -------
                                          (In thousands)
Service cost--benefits
 earned
 during the period...... $   961  $   920  $ 1,040  $    162  $   128  $   144
Interest cost...........   3,636    3,791    3,886     1,073      958      946
Expected return on plan
 assets.................  (3,548)  (3,585)  (3,739)      (15)     (18)     (19)
Net amortization and
 deferral...............       8      109      235      (447)    (551)    (449)
                         -------  -------  -------  --------  -------  -------
  Net pension and
   postretirement cost.. $ 1,057  $ 1,235  $ 1,422  $    773  $   517  $   622
                         =======  =======  =======  ========  =======  =======

   The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension and postretirement plans at December 31, 1998 and 1999 were as follows:

                                 Pension Benefits    Postretirement Benefits
                                 ------------------  ------------------------
                                   1998      1999       1998         1999
                                 --------  --------  -----------  -----------
                                              (In thousands)
Benefit obligation at January
 1.............................. $ 51,857  $ 56,697  $    15,280  $    14,683
  Service cost..................      800     1,040          128          144
  Interest cost.................    3,654     3,886          958          946
  Actuarial.....................    2,877    (5,664)      (1,016)      (1,716)
  Acquisitions..................    2,231     3,039          --           --
  Benefits paid.................   (4,722)   (3,636)        (859)      (1,097)
  Other.........................      --        278          192          213
                                 --------  --------  -----------  -----------
Benefit obligation at December
 31.............................   56,697    55,640       14,683       13,173
                                 --------  --------  -----------  -----------
Fair value of plan assets at
 January 1......................   53,618    56,078          235          236
  Actual return on plan assets..    5,807     8,991            1          (38)
  Acquisitions..................    1,335     4,871          --           --
  Employer contributions........       40       407          667          884
  Benefits paid.................   (4,722)   (3,636)        (859)      (1,097)
  Other.........................      --        --           192          213
                                 --------  --------  -----------  -----------
Fair value of plan assets at
 December 31....................   56,078    66,711          236          198
                                 --------  --------  -----------  -----------
Plan assets in excess (less
 than)
 benefit obligations at December
 31.............................     (619)   11,071      (14,447)     (12,975)
  Unrecognized net loss (gain)..   (3,393)  (14,486)      (5,575)      (6,785)
  Unrecognized prior service
   cost.........................      536       763          --           --
                                 --------  --------  -----------  -----------
Accrued benefit cost recognized
   in the
   Company's consolidated
   balance sheet
   before additional pension
   liability....................   (3,476)   (2,652)     (20,022)     (19,760)
                                 --------  --------  -----------  -----------
Adjustment to recognize minimum
 pension liability..............     (212)      --           --           --
                                 --------  --------  -----------  -----------
    Net accrued benefit cost
     recognized in the Company's
     consolidated balance
     sheet...................... $ (3,688) $ (2,652) $   (20,022) $   (19,760)
                                 ========  ========  ===========  ===========

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In prior years, certain of the Company's pension plans were underfunded. At December 31, 1998, the projected benefit obligation of the underfunded plans was $17.9 million, the total fair value of assets was $14.7 million, and the accumulated benefit obligation was $17.3 million. At December 31, 1998, the accrued benefit cost recognized in the Company's consolidated balance sheet for these plans was $3.4 million. Effective December 31, 1999, the Company merged a number of these plans which eliminated their underfunded status.

   The adjustment to recognize the minimum pension liability on the Company's consolidated balance sheet of $212,000 at December 31, 1998 provides financial statement recognition to the unfunded status of the pension plans. The pension liability adjustment has been recorded as a long-term liability offset by an intangible asset, reduction to stockholder's equity and deferred taxes of $146,000, $40,000 and $26,000, respectively, at December 31, 1998.

   The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                                    Pension    Postretirement
                                                   Benefits       Benefits
                                                   ----------  ----------------
                                                   1998  1999   1998     1999
                                                   ----  ----  -------  -------
Discount rate..................................... 6.75% 7.75%    6.75%    7.75%
Long-term rate of compensation increase........... 3.50% 3.50%     --       --
Long-term rate of return on plan assets........... 8.00% 8.00%    8.00%    8.00%
Health care cost trend rate.......................  --    --      6.50%    6.00%

   The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.50% in 1998, 6.00% in 1999 and 6.00% in 2000, gradually declining to 3.00% by the year 2014 and remaining at that level thereafter.

   A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation at December 31, 1999 and net postretirement health care cost (service cost and interest cost) for the year then ended by approximately $1.4 million and $134,000, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation at December 31, 1999 and net postretirement health care cost (service cost and interest cost) for the year then ended by approximately $1.1 million and $111,000, respectively.

   Certain hourly employees are covered under a multi-employer defined benefit pension plan. The pension cost recognized for these plans for each of the three years ended December 31, 1997, 1998 and 1999 totaled approximately $142,000, $147,000, and $176,000, respectively.

   The Company also sponsors a defined contribution plan covering certain employees. The Company contributes to the plan in two ways. For certain employees not covered by the defined benefit plan, the Company makes a contribution equal to 4% of their salary. The Company also contributes an employee match which can range from 25 to 100 cents, based on financial performance, for each dollar contributed by an employee, up to 8% of their earnings. Contributions for each of the three years ended December 31, 1997, 1998 and 1999 totaled approximately $470,000, $678,000 and $746,000, respectively. The Company also sponsors a defined contribution thrift plan for hourly employees to which employees may contribute up to 15% of their earnings. There is no contributing match for the thrift plan.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


13. Related Party Transactions

   Pursuant to an agreement between the Company and principals of D. George Harris & Associates, LLC ("DGH&A"), who are also stockholders of the Company's ultimate parent, DGH&A provides certain management advisory services to the Company. The Company paid approximately $500,000, $583,000 and $877,000 to DGH&A for each of the three years ended December 31, 1997, 1998 and 1999, respectively, associated with these management services. The agreement also provides that the Company will pay DGH&A an acquisition fee in the event of a business acquisition by the Company. The Company paid approximately $325,000 for services in connection with the acquisition of the Morie Assets during 1999. In addition, approximately $600,000 was paid to DGH&A during 1998 associated with the Better Materials Corporation and George F. Pettinos, Inc. acquisitions. The management advisory services and acquisition fees have been charged to selling, general and administrative expense during each of the respective periods noted above.

   Prior to the acquisition of Commercial Stone, certain operations of DGH&A were conducted as a subsidiary of the Company. Subsequent to the acquisition, the DGH&A operations have been handled separately from the Company. The Company does not have an ownership interest in DGH&A. Consequently, the DGH&A acquisition fee of approximately $1,387,000 associated with the acquisition of Commercial Stone was capitalized and allocated to mineral reserves as part of the purchase price.

   The agreement also provides that, at DGH&A's request, U.S. Silica provide DGH&A with an interest-free loan not to exceed $1.0 million annually. At December 31, 1999, a loan receivable to DGH&A of $1.0 million is currently outstanding. The loan is guaranteed by certain principals of DGH&A. In addition, a payable of approximately $898,000 to DGH&A, principally related to the Company's unpaid portion of the acquisition fee, existed at December 31, 1999.

   On occasion, the Company and its parent make non-interest bearing cash advances to each other. At December 31, 1998, the Company had a payable to its parent of approximately $1.1 million. At December 31, 1999, the Company had a receivable from its parent of approximately $834,000.

14. Silica Mining Lease

   On July 18, 1997, the Company settled a dispute concerning royalties related to a silica-mining lease. The terms in the agreement provided that U.S. Silica pay the lessor approximately $1.1 million in cash and property for retroactive royalties and legal fees. This amount was charged to cost of goods sold in 1997. The agreement further stipulates that future royalties be determined as a percentage of gross sales from the leased property. The lease, along with renewals, covers a period of thirty-six years.

15. Incentive Stock Compensation

   Under the terms of a repurchase agreement between Holdings and holders of Holdings' Class A Common Stock (the "Class A Holders"), the Class A Holders were required to sell some or all of their Class A Common Stock to Holdings at par value if the holders of Holdings' Series A and Series B Preferred Stock did not achieve a specified internal rate of return upon the occurrence of certain liquidity events as described in the Stockholders Agreement. In 1998, Holdings agreed to waive the repurchase requirements associated with the Class A Common Stock, which effectively gave the Class A Holders the right to put the Class A Common Stock back to Holdings for fair value

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

consideration subject to certain conditions. This resulted in a $14.2 million one time, non-cash charge to the Company's operations, which was the difference between the fair market value of the Class A Common Stock and its par value at the time the repurchase agreement was waived.

16. Segment Information

   The Company operates in the industrial minerals and aggregates business segments, principally in the United States, and conducts limited operations in Canada. Industrial minerals includes the mining, processing and marketing of industrial minerals, principally silica, to a wide variety of end use markets, including foundry, glass, chemicals, fillers and extenders (primarily used in paints and coatings), building materials, ceramics, and oil and gas. Aggregates includes the mining, processing and marketing of high quality crushed stone, construction sand and gravel. The Company's customers use its aggregates for road construction and maintenance, other infrastructure projects and residential and commercial construction and to produce hot mixed asphalt and concrete products. The Company also uses its aggregate to produce hot mixed asphalt at production facilities the Company owns or operates. The industrial minerals and aggregates business segments constitute the reportable segments of the Company.

   The Company's management reviews operating company income to evaluate segment performance and allocate resources. General corporate expense (income), interest expense, the accretion of preferred stock warrants, other income (net of interest income) and the provision (benefit) for income taxes are not included in segment operating income since they are excluded from the measure of segment profitability reviewed by the Company's management. The Company's assets are managed based on segment and accordingly, asset information is reported for the commercial aggregates and industrial minerals segments. Corporate assets consist primarily of cash and cash equivalents, debt issuance costs and equipment. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Reportable segment information for each of the two years in the period ended December 31, 1999 was as follows:

                                                                        1998      1999
                                                                      --------  --------
                                                                       (In thousands)
Net sales:
  Aggregates........................................................  $  3,497  $ 49,907
  Industrial Minerals...............................................   138,797   159,168
                                                                      --------  --------
    Total net sales.................................................  $142,294  $209,075
                                                                      ========  ========
Operating company income (loss):
  Aggregates........................................................  $   (288) $  6,610
  Industrial Minerals...............................................    (7,287)   12,476
                                                                      --------  --------
    Total operating company income (loss)...........................    (7,575)   19,086
  General corporate (expense) income................................       346      (579)
                                                                      --------  --------
    Total operating income (loss)...................................  $ (7,229) $ 18,507
                                                                      ========  ========
Depreciation, depletion and amortization expense:
  Aggregates........................................................  $    309  $  6,328
  Industrial Minerals...............................................    19,579    22,152
  Corporate.........................................................       --          1
                                                                      --------  --------
    Total depreciation, depletion and amortization expense..........  $ 19,888  $ 28,481
                                                                      ========  ========
Capital expenditures:
  Aggregates........................................................  $    517  $  3,282
  Industrial Minerals...............................................     8,882    11,120
  Corporate.........................................................       --        170
                                                                      --------  --------
    Total capital expenditures......................................  $  9,399  $ 14,572
                                                                      ========  ========

   Reportable segment information at December 31, 1998 and 1999 was as follows:

                                                                        1998      1999
                                                                      --------  --------
                                                                       (In thousands)
                                                                      ------------------
Assets:
  Aggregates........................................................  $ 86,928  $323,470
  Industrial Minerals...............................................   187,574   201,390
  Corporate.........................................................       176    29,169
  Elimination of intersegment receivables...........................       --     (2,426)
                                                                      --------  --------
    Total assets....................................................  $274,678  $551,603
                                                                      ========  ========

   In December 1998, U.S. Silica acquired Better Materials Corporation. Prior to this acquisition, the Company conducted business solely in the "Industrial Minerals" segment. Accordingly, reportable segment information at December 31, 1997 and for the year then ended has not been presented.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


17. Guarantor Financial Data

   Except for the Company's two Canadian subsidiaries, each of the Company's subsidiaries have fully and unconditionally guaranteed the Company's Senior Subordinated Notes and Senior Secured Credit Facilities on a joint and several basis. Presented below is summarized combined financial information of the Company (on a stand-alone basis), the guarantor subsidiaries and nonguarantor subsidiaries at December 31, 1998 and 1999 and for the two years then ended.

                          Company     Combined     Combined
                           Stand-    Guarantor   Nonguarantor Consolidation
                           alone    Subsidiaries Subsidiaries  Adjustments   Total
                          --------  ------------ ------------ ------------- --------
                                               (In thousands)
At December 31, 1998
Current assets..........  $      1    $ 50,412      $6,030      $     --    $ 56,443
Non-current assets......       --      215,542       2,693            --     218,235
Current liabilities.....         3      35,191       1,741            --      36,935
Non-current
 liabilities............       --      210,880       3,467            --     214,347
Investments in
 subsidiaries...........    23,398       3,515         --         (26,913)       --
                          Company     Combined     Combined
                           Stand-    Guarantor   Nonguarantor Consolidation
                           alone    Subsidiaries Subsidiaries  Adjustments   Total
                          --------  ------------ ------------ ------------- --------
                                               (In thousands)
At December 31, 1999
Current assets..........  $ 13,773    $ 89,538      $4,992      $ (16,898)  $ 91,405
Non-current assets......   115,116     444,314       2,468       (101,700)   460,198
Current liabilities.....    25,995      34,702       1,891        (16,898)    45,690
Non-current
 liabilities............   282,604     258,656       2,018       (101,700)   441,578
Investments in
 subsidiaries...........   248,799       3,551         --        (252,350)       --
                          Company     Combined     Combined
                           Stand-    Guarantor   Nonguarantor Consolidation
                           alone    Subsidiaries Subsidiaries  Adjustments   Total
                          --------  ------------ ------------ ------------- --------
                                               (In thousands)
For the Year Ended
 December 31, 1998
Net sales...............  $    --     $138,758      $3,617      $     (81)  $142,294
Cost of goods sold......       --       95,461       3,098            (81)    98,478
Operating (loss)
 income.................        (1)     (7,110)       (118)           --      (7,229)
Net (loss) income before
 extraordinary loss.....   (14,667)    (14,666)        (17)        14,683    (14,667)
Net (loss) income.......   (16,769)    (16,768)        (17)        16,785    (16,769)
                          Company     Combined     Combined
                           Stand-    Guarantor   Nonguarantor Consolidation
                           alone    Subsidiaries Subsidiaries  Adjustments   Total
                          --------  ------------ ------------ ------------- --------
                                               (In thousands)
For the Year Ended
 December 31, 1999
Net sales...............  $    --     $200,460      $8,927      $    (312)  $209,075
Cost of goods sold......       --      133,138       7,418           (312)   140,244
Operating (loss)
 income.................      (110)     23,277          94         (4,754)    18,507
Net income (loss) before
 extraordinary loss.....     5,753      14,315          48        (16,370)     3,746
Net income (loss).......     5,753      11,568          22        (16,344)       999

   Amounts are not intended to report results as if the subsidiaries were separate stand-alone entities. Comparative information for the year ended December 31, 1997 has not been presented because the nonguarantor subsidiary in that year was nonoperating and the assets and results of operations were immaterial.

             BETTER MINERALS & AGGREGATES COMPANY AND SUBSIDIARIES
                    (formerly USS Intermediate Holdco, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


18. Subsequent Event

   On February 29, 2000, the Company completed the sale of the stock of its Canadian subsidiary, George F. Pettinos (Canada) Limited for $3.2 million. The proceeds from the sale were used to retire the Canadian Term Facility (Note 6) and for general corporate uses.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Better Materials Corporation
Penns Park, Pennsylvania

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Better Materials Corporation and Subsidiaries at December 13, 1998 and January 3, 1998, and the results of their operations and their cash flows for the period ended December 13, 1998 and fiscal years ended January 3, 1998 and December 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 25, 1999

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    at December 13, 1998 and January 3, 1998

                                                        December   January 3,
                                                        13, 1998      1998
                                                       ----------- -----------
                        ASSETS
Cash and cash equivalents............................. $ 2,185,967 $   803,366
Accounts receivable, less allowance for doubtful
 accounts of approximately $489,000 and $300,000,
 respectively.........................................   5,419,458   3,589,049
Other receivables.....................................      87,807      37,817
Inventories:
  Stone...............................................     897,671     979,224
  Parts...............................................     408,092     409,512
Refundable income taxes...............................         --      286,157
Prepaid expenses......................................     243,546      79,639
Deferred income taxes.................................     780,089     135,860
                                                       ----------- -----------
    Total current assets..............................  10,022,630   6,320,624
Property, plant and equipment, net of accumulated
 depreciation, depletion and amortization.............  10,609,154   9,124,424
Assets held for sale..................................     800,000     800,000
Deferred income taxes.................................     138,439      64,140
Notes receivable......................................         --       69,338
                                                       ----------- -----------
    Total assets...................................... $21,570,223 $16,378,526
                                                       =========== ===========
                     LIABILITIES
Current installments of long-term debt................ $ 1,073,099 $ 1,149,289
Accounts payable......................................   1,814,325   1,375,020
Other accrued expenses................................   1,445,917   1,270,846
Income taxes payable..................................     658,563         --
Accrued pension cost..................................     214,330     235,561
                                                       ----------- -----------
    Total current liabilities.........................   5,206,234   4,030,716
Accrued pension cost, net of current portion..........     807,423     799,943
Long-term debt, net of current portion................   3,637,231   3,357,809
                                                       ----------- -----------
    Total liabilities.................................   9,650,888   8,188,468
                                                       ----------- -----------
Contingencies (Note 7)
                 SHAREHOLDERS' EQUITY
Class A common stock--voting; $.10 par value;
 authorized 100,000 shares; issued 44,024 shares......       4,403       4,403
Class B common stock--nonvoting; $.10 par value;
 authorized 300,000 shares; issued 116,308 shares.....      11,631      11,631
Capital in excess of par..............................       5,986       5,986
Retained earnings.....................................  12,430,733   8,701,456
                                                       ----------- -----------
                                                        12,452,753   8,723,476
                                                       ----------- -----------
Less treasury stock at cost:
  Class A common stock--1,200 shares..................      45,980      45,980
  Class B common stock--13,498 shares.................     487,438     487,438
                                                       ----------- -----------
                                                           533,418     533,418
                                                       ----------- -----------
    Total shareholders' equity........................  11,919,335   8,190,058
                                                       ----------- -----------
    Total liabilities and shareholders' equity........ $21,570,223 $16,378,526
                                                       =========== ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

     for the period ended December 13, 1998, and for the fiscal years ended
                     January 3, 1998 and December 28, 1996

                                          December                 December
                                             13,      January 3,      28,
                                            1998         1998        1996
                                         -----------  ----------- -----------
Sales of crushed stone and asphalt...... $26,255,889  $24,692,001 $21,617,034
                                         -----------  ----------- -----------
Costs and expenses:
  Cost of sales and operating expenses..  17,326,039   17,499,281  14,712,929
  Depreciation, depletion and
   amortization.........................   1,148,284    1,046,207   1,056,549
  Selling, general and administrative
   expenses.............................   3,286,985    4,394,304   4,136,824
                                         -----------  ----------- -----------
                                          21,761,308   22,939,792  19,906,302
                                         -----------  ----------- -----------
Income before interest expense, other
 (income) expense, net and income
 taxes..................................   4,494,581    1,752,209   1,710,732
Interest expense........................     629,955      514,862     464,984
Other (income) expense, net.............     (51,288)      10,963      30,296
                                         -----------  ----------- -----------
Income before income taxes..............   3,915,914    1,226,384   1,215,452
Income tax provision (benefit)..........     186,637      267,971    (343,400)
                                         -----------  ----------- -----------
Net income.............................. $ 3,729,277  $   958,413 $ 1,558,852
                                         ===========  =========== ===========




   The accompanying notes are an integral part of the consolidated financial statements.

                  BETTER MATERIALS CORPORATION AND SUBSCRIBERS

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

         for the period ended December 13, 1998 and fiscal years ended
                     January 3, 1998 and December 28, 1996

                                 Common Stock                                          Treasury Stock
                         -----------------------------                        ------------------------------------
                                                       Capital in
                                                       Excess of   Retained                          Class B
                            Class A        Class B     Par Value   Earnings       Class A            -------
                         Shares Amount Shares  Amount    Shares     Amount    Shares   Amount
                         ------ ------ ------- ------- ---------- ----------- ------  --------
Balances, December 30,
 1995................... 44,024 $4,403 116,308 $11,631   $5,986   $ 6,184,191 (1,200) $(45,980) (13,498) $(487,438)
Net income..............                                            1,558,852
                                                                  -----------
Balances, December 28,
 1996................... 44,024  4,403 116,308  11,631    5,986     7,743,043 (1,200)  (45,980) (13,498) (487, 438)
Net income..............                                              958,413
                                                                  -----------
Balances, January 3,
 1998................... 44,024  4,403 116,308  11,631    5,986     8,701,456 (1,200)  (45,980) (13,498) (487, 438)
Net income..............                                            3,729,277
                                                                  -----------
Balances, December 13,
 1998................... 44,024 $4,403 116,308 $11,631   $5,986   $12,430,733 (1,200) $(45,980) (13,498) $(487,438)
                         ====== ====== ======= =======   ======   =========== ======  ========  =======  =========


   The accompanying notes are an integral part of the consolidated financial statements.

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     for the period ended December 13, 1998, and for the fiscal years ended
                     January 3, 1998 and December 28, 1996

                                         December 13,  January 3,   December 28,
                                             1998         1998          1996
                                         ------------  -----------  ------------
Cash flows from operating activities:
 Net income............................. $ 3,729,277   $   958,413  $ 1,558,852
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation, depletion and
   amortization.........................   1,148,284     1,046,207    1,085,582
  Provision for bad debts on accounts
   receivable...........................      90,000       169,160       79,400
  Deferred income taxes.................    (718,528)      200,000     (400,000)
  (Gain) loss on fixed assets...........     (98,344)       14,602     (188,563)
  Changes in operating assets and
   liabilities:
   Accounts receivable..................  (1,920,409)      488,517   (1,841,903)
   Inventories..........................      82,973     1,135,726      287,744
   Prepaid expenses and refundable
    income taxes........................     122,250        (2,271)      10,273
   Accounts payable.....................     439,305      (150,113)     (52,550)
   Income taxes payable.................     658,563      (884,277)     601,014
   Other accrued expenses and accrued
    pension costs.......................     161,320      (235,089)     387,554
                                         -----------   -----------  -----------
    Net cash provided by operating
     activities.........................   3,694,691     2,740,875    1,527,403
                                         -----------   -----------  -----------
Cash flows from investing activities:
 Purchase of property, plant and
  equipment.............................  (2,725,420)   (4,393,316)    (691,244)
 Proceeds from sales of property, plant
  and equipment.........................     190,750        56,634      377,300
 Payments received on notes and other
  receivable............................      19,348        52,490      152,178
                                         -----------   -----------  -----------
    Net cash used in investing
     activities.........................  (2,515,322)   (4,284,192)    (161,766)
                                         -----------   -----------  -----------
Cash flows from financing activities:
 Proceeds from term loan................   1,300,000     1,800,000          --
 Payments on long-term debt and term
  loans.................................  (1,096,768)   (1,232,763)    (960,445)
                                         -----------   -----------  -----------
    Net cash provided by (used in)
     financing activities...............     203,232       567,237     (960,445)
                                         -----------   -----------  -----------
Net increase (decrease) in cash.........   1,382,601      (976,080)     405,192
Cash at beginning of year...............     803,366     1,779,446    1,374,254
                                         -----------   -----------  -----------
Cash at end of year..................... $ 2,185,967   $   803,366  $ 1,779,446
                                         ===========   ===========  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid for the year:
  Income taxes, net..................... $       273   $   410,629  $    90,641
                                         ===========   ===========  ===========
  Interest.............................. $   482,298   $   486,500  $   464,110
                                         ===========   ===========  ===========
 Nonmonetary transactions:
  Exchange of similar assets............         --            --   $    26,465
                                         ===========   ===========  ===========
 Property, plant and equipment
  acquisitions remaining in
  accounts payable......................         --    $   453,373          --
                                         ===========   ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Operations and Summary of Significant Accounting Policies

Description of Operations

   The Company produces crushed stone and bituminous asphalt material, used in the production of concrete and asphalt products, construction and maintenance of highways and other infrastructure projects, and for commercial and residential construction. Sales of the Company's materials are limited up to a 100 mile area due to inherently high transportation costs associated with the industry.

Principles of Consolidation

   The consolidated financial statements include the accounts of Better Materials Corporation (Company) and its wholly-owned subsidiaries, Bucks County Crushed Stone Co., Inc. (BCCS), BMC Trucking Company (BMCT), Industrial Trucking Service Corporation (ITSC), Chippewa Farms Corporation (CFC), Quarry Food, Inc., Shore Fast Line, Inc. (SFL) and Shore Stone Company, Inc. (SSC). In addition, Hi-Way Maintenance & Supply Co., Inc. (HMS) is a subsidiary of BCCS. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year and Sale of the Business

   The Company's fiscal year ends on the Saturday nearest to December 31. Fiscal year 1997 ended January 3, 1998 and was comprised of 53 weeks; fiscal year 1996 ended December 28, 1996 and was comprised of 52 weeks. On December 14, 1998, all of the common stock of the Company and its wholly-owned subsidiaries, BCCS, BMCT, CFC and SSC was sold to U.S. Silica Company; such stock comprised principally all of the assets of the Company, accordingly, the Company's financial position and results of operations for 1998 are presented for the period January 4, 1998 through December 13, 1998.

   The stock of ITSC, Quarry Food, Inc., SFL and HMS was sold to a former shareholder. Accordingly, all liabilities and any contingent liabilities were assumed by the former shareholder.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates relate primarily to assets held for sale, allowance for uncollectable accounts receivable, valuation allowance on net deferred tax assets and depreciation, depletion and amortization.

Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Inventories

   Inventories are valued at the lower of cost or market. Cost of parts is determined by the first-in, first-out method. Cost of stone inventory is determined principally by the average-cost method.

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

Property, Plant and Equipment

   Property, plant and equipment is carried at cost. Maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, any gain or loss is recognized currently.

Depreciation, Amortization and Depletion

   Provisions for depreciation and amortization are being made over the estimated lives of the respective assets or lease terms, if shorter, using the straight-line method for financial statement purposes and accelerated methods for income tax purposes. Depletion of stone deposits is provided based upon the tonnage of rock quarried in relation to the estimated total tonnage available.

Income Taxes

   The Company and its subsidiaries file a consolidated federal income tax return. The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities. Under SFAS No. 109, deferred tax assets and liabilities are based on the tax rates and laws enacted as of the balance sheet date. The effects of future changes in tax laws or rates are not anticipated.

Pension Plan

   The Company and its wholly-owned subsidiaries sponsor two noncontributory defined benefit pension plans. The Industrial Trucking Service Corporation Plan (ITSC Plan) covers union employees, and the Better Materials Corporation Pension Plan (BMC Plan) covers substantially all employees other than those covered by the ITSC Plan. Under the BMC Plan pension expense is determined and funded on the basis of accepted actuarial methods. Under the ITSC Plan, contributions are based on hours worked by, or gross wages paid to, covered employees. The Company has no prior service liability under the ITSC Plan.

Concentration of Credit Risk

   The Company grants credit to its customers which are primarily construction companies located in Pennsylvania and New Jersey. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, which, when realized, have been within the range of management's expectations.

   The Company primarily invests its excess cash in interest bearing instruments with a major commercial bank. Cash available in these accounts may at times exceed FDIC levels. The Company performs periodic evaluations of the relative credit standing of the financial institution.

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

2. Property, Plant and Equipment

   Property, plant and equipment consisted of the following categories:

                                                   December 13,   January 3,
                                                       1998          1998
                                                   ------------  ------------
      Buildings................................... $  2,499,083  $  2,499,082
      Quarry equipment............................   16,099,322    10,190,701
      Construction-in-progress....................          --      3,593,285
      Transportation and garage equipment.........    1,078,586     1,427,376
      Furniture, fixtures and other equipment.....      569,879       557,329
      Land improvements...........................    1,406,099     1,342,835
                                                   ------------  ------------
                                                     21,652,969    19,610,608
      Less accumulated depreciation and
       amortization...............................  (13,173,979)  (12,655,162)
                                                   ------------  ------------
                                                      8,478,990     6,955,446
      Land, including stone deposits, net of
       depletion..................................    2,130,164     2,168,978
                                                   ------------  ------------
                                                   $ 10,609,154  $  9,124,424
                                                   ============  ============

3. Debt

   Long-term debt consisted of the following:

                                                       December 13, January 3,
                                                           1998        1998
                                                       ------------ ----------
      Term loan(a)....................................  $1,481,758  $1,889,242
      Bullet term loan(a).............................     497,620     667,856
      Loan payable to former shareholder for non-
       compete agreement(b)...........................         --      150,000
      Equipment term loan(c)..........................   2,730,952   1,800,000
                                                        ----------  ----------
                                                         4,710,330   4,507,098
      Less installments due within one year...........   1,073,099   1,149,289
                                                        ----------  ----------
                                                        $3,637,231  $3,357,809
                                                        ==========  ==========

--------
(a) On March 1, 1998, the Company entered into a third amended loan and security agreement with a bank, which includes a revolving credit facility, a term loan, a bullet term loan and a line of credit facility.
    The revolving credit loan expired on February 28, 1999 and provides for maximum borrowing of $3,500,000, less any outstanding letter of credit commitments (at December 13, 1998, the Company was contingently liable, in the amount of $242,840, under standby letters of credit) with interest at the prime rate or at prime minus 1/4% to plus 1/2% depending on the Company's leverage ratio at the end of each quarter. In addition, the Company may otherwise elect to pay interest at adjusted LIBOR plus 2 1/2%. The choice of interest rates is determined by whether the Borrower has made an option to make an election to change to LIBOR. Borrowings are limited to an amount equal to the sum of 85% of eligible accounts receivable plus the lesser of $1,000,000 or 50% of finished stone inventory for eligible months. There were no amounts outstanding under the revolving credit loan at December 13, 1998 and January 3, 1998.

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

    The term loan is repayable in equal monthly installments of $37,044 until maturity on March 31, 2002. At December 13, 1998, the outstanding principal balance bears interest at a fixed rate of 8.35%.
    The bullet term loan, or second term loan, is repayable from the net proceeds from asset sales of the Company's discontinued operations. This loan bears interest at a fixed rate of 8.35%. Pending receipts of net proceeds from asset sales, the unpaid balance of the bullet term loan is payable as a term loan with a seven-year amortization period, repayable in equal monthly installments of $15,476, starting November 1, 1996, with a balloon payment on November 1, 2001. The principal balance outstanding as of December 13, 1998 was $497,620.
    The line of credit facility allows the Company to borrow up to $500,000 for capitalized expenditures. Each borrowing is payable in equal monthly installments not to exceed sixty months from the funding date. Each advance under the line bears interest at a fixed rate or a floating rate based on the bank's prime rate plus 0% to 3/4% depending upon the Company's leverage ratio at the end of each quarter. There were no amounts outstanding under the line of credit facility at December 13, 1998 and January 3, 1998.
    The borrowings under the agreement are collateralized by substantially all assets of the Company. In addition, the agreement contains, among other provisions, requirements for maintaining and meeting certain financial covenants. The two most restrictive covenants require the ratio of total liabilities to tangible net worth not to exceed 2.00 to 1; secondly, the ratio of cash flow to the sum of fixed obligations cannot be less than 1.20 to 1 measured quarterly based upon a rolling four-quarter basis.
(b) On April 22, 1991, a payment in respect to a covenant not to compete was made for $150,000 with the balance of $750,000 payable over the next five years in equal installments. A revised agreement was entered into in 1994 which called for the remaining payments to be paid annually beginning April 22, 1996.
(c) In May 1997, the Company entered into an equipment loan agreement which provides for borrowings up to $4,000,000, at an interest rate equal to the bank's prime rate or at prime plus 0% to 3/4% depending on the Company's leverage ratio at the end of each calendar quarter (7.75% and 8.5% at December 13, 1998 and January 3, 1998, respectively). On March 1, 1998, the Company converted the amount outstanding on the equipment loan to a term loan with a seven-year amortization period, repayable in equal monthly installments of $36,905, starting on March 1, 1998, with a balloon payment on March 1, 2003.

   Amounts payable on the long-term debt under renegotiated terms during each of the five years 1999 through 2003 are $1,073,099, $1,073,098, $1,013,580,
$591,031 and $959,522, respectively.

   All bank debt, except the outstanding letter of credit commitments, was paid off on December 14, 1998 with proceeds from the sale of the Company and subsidiaries (see Note 10).

4. Leases

   The Company leases certain quarry equipment and office equipment under operating lease arrangements which expire between 1999 and 2002. Certain of the agreements include options to purchase the equipment for the fair market value at the end of the original lease terms. Total rent expense under these leases was $549,831 for the period ended December 13, 1998, and $585,408 and $656,897 for fiscal years ended January 3, 1998 and December 26, 1996, respectively.

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

   At December 13, 1998, annual future minimum lease payments under operating leases were as follows:

                                                                       Operating
                           Minimum lease payments                       Leases
                           ----------------------                      ---------
      December 14, 1998 through December 31, 1998..................... $ 24,460
        1999..........................................................  268,917
        2000..........................................................   60,933
        2001..........................................................   36,420
        2002..........................................................   30,161
                                                                       --------
      Total minimum lease payments.................................... $420,891
                                                                       ========

5. Income Taxes

   The components of the net deferred tax asset at December 13, 1998 and January 3, 1998 are as follows:

                                                           1998       1997
                                                           ----       ----
   Deferred tax asset:
     Current:
       Allowance for doubtful accounts.................. $ 197,390  $ 170,686
       Inventory........................................    80,804    127,818
       Accrued expenses.................................   490,069    590,734
       Net operating loss carryforwards.................    11,826     76,957
                                                         ---------  ---------
                                                           780,089    966,195
       Valuation allowance..............................       --    (830,335)
                                                         ---------  ---------
         Net current deferred tax assets................ $ 780,089  $ 135,860
                                                         =========  =========
     Long-term:
       Pension costs....................................   326,199    392,506
       Alternative minimum tax credits..................   270,215    134,918
       Net operating loss carryforwards, net of current
        portion.........................................    14,451    208,257
       Depreciable and depletable assets................  (469,426)  (279,576)
                                                         ---------  ---------
                                                           141,439    456,105
       Valuation allowance..............................    (3,000)  (391,965)
                                                         ---------  ---------
         Net long-term deferred tax assets.............. $ 138,439  $  64,140
                                                         =========  =========

   Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of net operating loss carryforwards. Based on estimated future taxable income, management has estimated the net deferred tax assets that are more likely than not to be realized. The change in the valuation allowance in 1998 is primarily the result of the realization of deferred tax assets in 1998 and the change in the anticipated utilization of net operating loss carryforwards to offset future estimated taxable income.

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

   The components of the provision (benefit) for income taxes are as follows:

                                                          January
                                             December 13,    3,     December 28,
                                                 1998       1998        1996
                                             ------------ --------  ------------
     Current provision (benefit):
       Federal..............................  $ 698,897   $ 98,314   $  18,100
       State................................    206,268    (30,343)     38,500
     Deferred expense (benefit).............   (718,528)   200,000    (400,000)
                                              ---------   --------   ---------
                                              $ 186,637   $267,971   $(343,400)
                                              =========   ========   =========

   Reconciliation of the provision (benefit) for income taxes at the U.S. Federal statutory rate to the effective rate are as follows:

                                          December 13, January 3, December 28,
                                              1998        1998        1996
                                          ------------ ---------- ------------
     Federal statutory tax rate..........     34.0%       34.0%       34.0%
     Percentage depletion................     (6.3)      (14.7)      (13.4)
     State income taxes, net of federal
      tax benefit........................      3.5        (1.3)        1.6
     Adjustment to valuation allowance...    (31.5)        5.5       (42.0)
     Nondeductible items and other.......      5.1        (0.3)        2.9
                                             -----       -----       -----
     Effective tax rate..................      4.8%       23.2%      (16.9)%
                                             =====       =====       =====

   At December 13, 1998, the Company has approximately $270,000 of alternative minimum tax credits. The Company has net operating loss carryforwards for New Jersey income tax purposes of approximately $437,950 which are available to offset future taxable income through 2003.

6. Pension Plan Costs

   The following items are the components of the net pension cost:

                                                   1998       1997       1996
                                                 ---------  ---------  --------
     Service cost............................... $ 111,472  $  85,859  $ 95,119
     Interest cost..............................   117,170    103,890   121,826
     Actual return on plan assets...............  (134,924)  (108,382)  (64,861)
     Net amortization and deferral..............   125,683     96,466    29,587
                                                 ---------  ---------  --------
     Net pension cost........................... $ 219,401  $ 177,833  $181,671
                                                 =========  =========  ========

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES

   The funded status of the plans at December 13, 1998 and January 3, 1998 is shown in the table below:

                                                        1998         1997
                                                     -----------  -----------
     Actuarial present value of benefit obligation:
       Vested....................................... $(1,604,047) $(1,400,057)
       Nonvested....................................      (9,639)      (8,005)
                                                     -----------  -----------
     Accumulated benefit obligation.................  (1,613,686)  (1,408,062)
     Projected future salary increases..............    (617,181)    (553,400)
                                                     -----------  -----------
     Projected benefit obligation...................  (2,230,867)  (1,961,462)
     Fair value of plan assets......................   1,335,212    1,069,178
                                                     -----------  -----------
     Plan assets less than projected benefit
      obligation....................................    (895,655)    (892,284)
     Unrecognized transition amount.................     362,538      434,846
     Unrecognized net gain..........................    (488,636)    (578,066)
                                                     -----------  -----------
         Accrued pension cost....................... $(1,021,753) $(1,035,504)
                                                     ===========  ===========

   Assets of the plans are primarily invested in money funds, bonds, certificates of deposit and stocks. Assumptions used in calculating the actuarial present value of the projected benefit obligations as of December 13, 1998 and January 3, 1998 and the net periodic pension costs for the period ended December 13, 1998 and fiscal years ended January 3, 1998 and December 28, 1996 were as follows:

                                                            1998     1997  1996
                                                          ---------  ----  ----
     Discount rate....................................... 6.50-6.75% 7.0%  7.0%
     Rate of increase in future compensation levels......      3.50  5.0   5.0
     Expected long-term rate of return on assets......... 7.50-8.00  8.0   8.0

   In addition to the defined benefit plan described above, the Company also sponsors a qualified defined contribution 401(k) plan to all full-time nonunion employees. Participants may make voluntary contributions to the plan up to 15% of their compensation. The Company's contribution is determined by the Executive Committee based upon assessment of the Company's fiscal year's profitability as related to pre-established financial objectives. There were no Company contributions made to the plan in 1998, 1997 and 1996.

7. Contingencies

   On March 4, 1985, the Company and a subsidiary company received two Directives and Notices of Violation (Directives) from the State of New Jersey relating to two former waste disposal sites in Woodland Township, New Jersey. The Directives indicate that the Company and its subsidiary and other respondents were in violation of the Spill Compensation and Control Act.

   In connection with this matter, certain companies filed a complaint against the Company, its subsidiary and at least 50 unnamed defendants. The complaint alleges that plaintiffs have incurred substantial costs in connection with the remediation or cleanup of the sites and seeks damages equal to past response costs and all future response costs to be incurred by plaintiffs.

   This lawsuit has been settled pursuant to a Settlement Agreement dated as of December 21, 1994. As part of the Settlement Agreement, plaintiffs released the Company and its subsidiaries, with

                 BETTER MATERIALS CORPORATION AND SUBSIDIARIES the sole exception of ITSC, from all claims which were or could have been asserted by plaintiffs in this lawsuit.

   Pursuant to the Settlement Agreement, ITSC entered into a Consent Judgment on January 11, 1995 in favor of plaintiffs for approximately $20 million plus 40% of any amounts that plaintiffs may incur from and after July 24, 1994 for response costs or other damages related to or in connection with the Woodland Sites. However, with respect to such Consent Judgment, plaintiffs agreed not to seek to recover against any assets, properties or rights of ITSC other than against amounts, if any, recovered by ITSC as indemnity in litigation filed by it and the Company against certain of their insurance carriers. ITSC is required to vigorously prosecute the litigation against the insurance carriers and ITSC, first, and the Company, secondarily, are required to pay all attorneys' fees and costs in this litigation up to an aggregate total not to exceed $1.5 million. The Company and ITSC have spent and charged to expense $1,275,399 towards the $1.5 million aggregate cap through 1998. In addition, the Company has estimated additional costs of $224,601 and has accrued that amount as of December 13, 1998 ($401,268 as of January 3, 1998). The ultimate cost, however, will depend on how the litigation progresses. The Company and ITSC are also seeking recovery from the insurance carriers of past and future legal costs associated with this case. To date, the Company and ITSC have settled with two insurance carriers for $4,371,000. Of this amount $3,786,900 was remitted to the plaintiffs and $584,100 was retained by the Company and its subsidiary for past legal costs as well as any potential future costs or claims. Management believes, based in part on discussions with legal counsel, that the ultimate outcome will not have a material adverse impact on the Company's financial condition or future results of operations or cash flows.

8. Receivables From Related Parties

   Included in other receivables are receivables from shareholder in the amount of $57,067 in 1998.

   Included in notes receivable are receivables from shareholders in the amount of $69,338 in 1997. The notes are uncollateralized and are payable on demand.

9. Subsequent Event

   On December 14, 1998 all of the common stock of the Company was sold to U.S. Silica Company, which included the following wholly-owned subsidiaries:
Bucks County Crushed Stone Company; BMC Trucking Company; Chippewa Farms Corporation and Shore Stone Company.

   Also, on the same date the stock of Industrial Trucking Service Corporation; Quarry Food, Inc.; Shore Fast Line, Inc.; and Hi-Way Maintenance & Supply Company, Inc. was sold to a former shareholder. Accordingly, all liabilities and any contingent liabilities were assumed by the former shareholder.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Commercial Stone Co., Inc.
Connellsville, Pennsylvania

   We have audited the accompanying combined balance sheets of Commercial Stone Co., Inc. and Commercial Aggregates Transportation & Sales, L.P. (the Companies) as of March 31, 1999 and 1998, and the related combined statements of operations, changes in owners' equity and cash flows for the years ended March 31, 1999, 1998 and 1997 that appear in this Registration Statement. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Commercial Stone Co., Inc. and Commercial Aggregates Transportation & Sales, L.P. as of March 31, 1999 and 1998 and the results of their operations and their cash flows for the years ended March 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

                                          /s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
September 8, 1999

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                       COMBINED STATEMENTS OF OPERATIONS

                                                Years Ended March 31
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
SALES................................... $41,953,242  $37,753,036  $26,718,926
COSTS AND EXPENSES
  Costs of goods sold and operating
   expenses.............................  25,500,999   24,909,817   17,965,563
  Depreciation, depletion and
   amortization.........................   3,220,522    2,817,324    2,598,544
  General and administrative expenses...   3,239,303    2,838,887    2,273,349
                                         -----------  -----------  -----------
                                          31,960,824   30,566,028   22,837,456
                                         -----------  -----------  -----------
  Income From Operations................   9,992,418    7,187,008    3,881,470
OTHER INCOME, NET.......................     474,543      587,247      493,300
INTEREST EXPENSE........................    (247,172)    (248,342)    (256,147)
                                         -----------  -----------  -----------
                                             227,371      338,905      237,153
                                         -----------  -----------  -----------
  Net Income............................ $10,219,789  $ 7,525,913  $ 4,118,623
                                         ===========  ===========  ===========


                See notes to the combined financial statements.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                            COMBINED BALANCE SHEETS

                                                               March 31
                                                       ------------------------
                                                           1999        1998
                                                       ------------ -----------
                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents........................... $  9,038,795 $ 5,259,985
  Accounts receivable.................................    3,545,356   3,467,325
  Inventory...........................................    2,659,150   2,626,731
  Prepaid expenses....................................      202,869     258,041
                                                       ------------ -----------
    Total Current Assets..............................   15,446,170  11,612,082

OTHER ASSETS..........................................    3,764,586   1,532,851
PROPERTY, PLANT AND EQUIPMENT, NET....................   18,353,306  19,072,992
                                                       ------------ -----------
                                                       $ 37,564,062 $32,217,925
                                                       ============ ===========

                     LIABILITIES
CURRENT LIABILITIES
  Payments due within one year on long-term debt...... $     15,609 $    14,341
  Accounts payable....................................    1,840,494   3,352,773
  Accrued liabilities:
    Federal tax deposit payable.......................    1,216,108         --
    Other.............................................      464,348     600,673
                                                       ------------ -----------
                                                          1,680,456     600,673
                                                       ------------ -----------
    Total Current Liabilities.........................    3,536,559   3,967,787
LONG-TERM DEBT........................................    4,060,902   4,076,510
ACCRUED RECLAMATION COSTS.............................      508,866     485,527

COMMITMENTS AND CONTINGENCIES.........................          --          --

                    OWNERS' EQUITY
COMMON STOCK
  Class A Voting--Par value $5 per share, authorized,
   issued and outstanding 1,200 shares................        6,000       6,000
  Class B Nonvoting--Par value $5 per share,
   authorized, issued and outstanding 22,800 shares...      114,000     114,000
                                                       ------------ -----------
                                                            120,000     120,000

RETAINED EARNINGS AND PARTNERS' CAPITAL...............   29,337,735  23,568,101
                                                       ------------ -----------
                                                         29,457,735  23,688,101
                                                       ------------ -----------
                                                        $37,564,062 $32,217,925
                                                       ============ ===========

                See notes to the combined financial statements.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1999, 1998 AND 1997

                                                                       Retained
                                                                       Earnings
                           Common                            CATS         and       Combined
                            Stock    Common   Retained    Partners'    Partners'     Owners'
                          Shares(1) Stock(1) Earnings(1)  Capital(2)    Capital      Equity
                          --------- -------- -----------  ----------  -----------  -----------
BALANCE--March 31,
 1996...................   24,000   $120,000 $24,608,152  $ 369,614   $24,977,766  $25,097,766
 Shareholder and partner
  distributions.........      --         --   (4,793,364)  (777,153)   (5,570,517)  (5,570,517)
 Net income.............      --         --    3,567,830    550,793     4,118,623    4,118,623
                           ------   -------- -----------  ---------   -----------  -----------
BALANCE--March 31,
 1997...................   24,000    120,000  23,382,618    143,254    23,525,872   23,645,872
 Shareholder and partner
  distributions.........      --         --   (7,047,592)  (436,092)   (7,483,684)  (7,483,684)
 Net income.............      --         --    6,870,744    655,169     7,525,913    7,525,913
                           ------   -------- -----------  ---------   -----------  -----------
BALANCE--March 31,
 1998...................   24,000    120,000  23,205,770    362,331    23,568,101   23,688,101
 Shareholder and partner
  distributions.........      --         --   (3,788,192)  (661,963)   (4,450,155)  (4,450,155)
 Net income.............      --         --    9,480,076    739,713    10,219,789   10,219,789
                           ------   -------- -----------  ---------   -----------  -----------
BALANCE--March 31,
 1999...................   24,000   $120,000 $28,897,654  $ 440,081   $29,337,735  $29,457,735
                           ======   ======== ===========  =========   ===========  ===========

--------
(1)  Commercial Stone Co., Inc.
(2)  Commercial Aggregates Transportation & Sales, L.P.


                See notes to the combined financial statements.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                Years Ended March 31
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................ $10,219,789  $ 7,525,913  $ 4,118,623
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation, depletion and
     amortization.......................   3,220,522    2,817,324    2,598,544
  Changes in assets and liabilities:
    Accounts receivable.................     181,613    1,054,624    1,174,456
    Inventory...........................     (32,419)       7,822      381,343
    Prepaid expenses and other assets...  (1,475,829)    (141,832)    (235,362)
    Accounts payable....................    (305,279)     201,682      (11,969)
    Accrued liabilities.................     829,184      133,840     (130,113)
    Other...............................       9,000        1,000           --
                                         -----------  -----------  -----------
      Net Cash Provided By Operating
       Activities.......................  12,646,581   11,600,373    7,895,522
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property, plant and
   equipment, net.......................  (3,703,276)  (4,341,631)  (3,315,802)
  Issuance of notes receivable..........    (700,000)    (925,000)          --
                                         -----------  -----------  -----------
      Net Cash Used In Investing
       Activities.......................  (4,403,276)  (5,266,631)  (3,315,802)
CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to stockholders and
   partners.............................  (4,450,155)  (7,483,684)  (5,570,517)
  Payments on long-term debt............     (14,340)     (13,176)     (12,104)
                                         -----------  -----------  -----------
      Net Cash Used In Financing
       Activities.......................  (4,464,495)  (7,496,860)  (5,582,621)
                                         -----------  -----------  -----------
      Net Increase (Decrease) In Cash
       and Cash Equivalents.............   3,778,810   (1,163,118)  (1,002,901)
CASH AND CASH EQUIVALENTS
  Beginning of year.....................   5,259,985    6,423,103    7,426,004
                                         -----------  -----------  -----------
  End of year........................... $ 9,038,795  $ 5,259,985  $ 6,423,103
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid during the year for
   interest............................. $   247,172  $   248,342  $   256,147
                                         ===========  ===========  ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION

Included in accounts payable at March 31, 1999, 1998 and 1997 are amounts for the purchase of property, plant and equipment paid in the subsequent period. These balances are $642,000, $1,849,000 and $886,000, respectively.

                See notes to the combined financial statements.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                         MARCH 31, 1999, 1998 AND 1997

1. Organization

   The combined financial statements consist of Commercial Stone Co., Inc.
(CSC) and Commercial Aggregates Transportation & Sales, L.P. (CATS) (collectively referred to as "the Companies"). These two companies are affiliated through ownership. The combined financial statements are being prepared pursuant to a purchase agreement dated August 26, 1999 by and among U.S. Silica Company as buyer and the owners of the Companies as sellers.

   CSC operates two stone quarries (mines) and three asphalt plants in Southwestern Pennsylvania. The asphalt plants operate under the trade name of Commercial Asphalt Products.

   CATS is a transportation and sales company whose revenues are generated through contracts with independent haulers of aggregates. CATS contracts for a portion of CSC's hauling services between CSC's quarries and asphalt plants as well as for certain CSC customer shipments.

2. Summary of Significant Accounting Policies

   A summary of significant accounting policies applied by management in the preparation of the accompanying financial statements follows.

   Principles of Combination--The combined financial statements include the results of operations and financial position of CSC and CATS. The CATS results of operations and financial position are presented on a calendar year basis and include the twelve months ended December 31, 1998, 1997 and 1996. No significant transactions have occurred with CATS during the three-month period ended March 31, 1999 that would require disclosure within these combined financial statements. All intercompany transactions have been eliminated.

   Management Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents--The Companies consider all highly liquid debt instruments with purchased maturities of three months or less to be cash equivalents. The Companies maintain, at several financial institutions, cash and cash equivalents that exceed federally insured amounts at times.

   Inventory--Inventory is stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

   Property, Plant and Equipment--Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Depletion is provided for mineral deposits on the units-of-production method. Repairs and maintenance, which do not extend the lives of the applicable assets, are charged to expense as incurred. Profit or loss resulting from the retirement or other disposition of assets is included in income.

   Accrued Reclamation Costs--Reclamation costs are expensed over the productive life of the mines on the units-of-production method.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                         MARCH 31, 1999, 1998 AND 1997


   Revenue Recognition--The Companies generally recognize revenue upon shipment of aggregates to customers or performance of services.

   Income Taxes--CSC has elected to be taxed as an S Corporation for federal and state tax purposes under the provisions of the Internal Revenue Code and the Commonwealth of Pennsylvania, respectively. CATS is taxed as a limited partnership. Under both of these provisions, the Companies do not pay corporate net income taxes on their taxable income. Instead, the stockholders and partners of each company reflect their proportionate share of the taxable income on their personal income tax returns. It is the Companies' policy to make stockholder and partnership distributions necessary to satisfy the stockholders' and partners' income tax obligations in relation to their proportionate share of the Companies' taxable income. In order to retain the CSC's fiscal year-end of March 31, CSC makes federal tax deposits as required by Section 444 of the Internal Revenue Code. At March 31, 1999 and 1998, other assets included approximately $1,792,000 and $576,000 in connection with these deposits. The Companies combined book basis of assets and liabilities exceeds the tax basis by approximately $5,460,000 and $5,146,000 at March 31, 1999 and 1998, respectively.

3. Inventory

   Inventory consists of the following:

                                                               March 31
                                                         ---------------------
                                                            1999       1998
                                                         ---------- ----------
      Mining division stone............................. $1,715,432 $1,957,177
      Asphalt division stone............................    763,936    634,979
      Materials brokerage...............................    108,181        --
      Cold patch asphalt................................     71,601     34,575
                                                         ---------- ----------
                                                         $2,659,150 $2,626,731
                                                         ========== ==========

4. Property, Plant and Equipment

   Property, plant and equipment consists of the following:

                                                               March 31
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
      Machinery and equipment.........................  $36,046,837 $34,566,360
      Office equipment................................      611,081     568,084
      Light trucks and automobiles....................      626,390     602,662
      Buildings and improvements......................    2,771,627   2,451,368
      Land and mineral deposits.......................    1,713,365   1,638,782
                                                        ----------- -----------
                                                         41,769,300  39,827,256
      Less--Accumulated depreciation, amortization and
       depletion......................................   23,568,722  21,367,396
                                                        ----------- -----------
                                                         18,200,578  18,459,860
      Construction in progress........................      152,728     613,132
                                                        ----------- -----------
                                                        $18,353,306 $19,072,992
                                                        =========== ===========

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                         MARCH 31, 1999, 1998 AND 1997

5. Long-Term Debt

   Long-term debt consists of the following:

                                                                 March 31
                                                           ---------------------
                                                              1999       1998
                                                           ---------- ----------
      Note payable to Dell H. Shearer Marital Trust, due
       August 15, 2001 (see Note 6)......................  $4,000,000 $4,000,000
      Mortgage payable to an individual, payable in
       monthly installments of $1,793, including interest
       at 8.5%, collateralized by real property in
       Washington County, Pennsylvania...................      76,511     90,851
                                                           ---------- ----------
                                                            4,076,511  4,090,851
      Less--Payments due within one year.................      15,609     14,341
                                                           ---------- ----------
                                                           $4,060,902 $4,076,510
                                                           ========== ==========

6. Related Party Transactions

   All of the parties mentioned below are related through common ownership. Related party transactions arise between the various entities in the ordinary course of business and are summarized as follows:

   CSC has a note receivable from Three Rivers Marine & Rail Terminals, L.P. (TRM & RT). The balance outstanding is $1,625,000 and $925,000 at March 31, 1999 and 1998, respectively. There are no fixed repayment terms until maturity in June 2000. Interest at 6% is payable monthly and aggregated $81,000 and $14,000 for the years ended March 31, 1999 and 1998, respectively. There was no balance outstanding during the year ended March 31, 1997.

   CSC has a note payable to Dell H. Shearer Marital Trust, which has no fixed repayment terms until maturity in August 2001. Interest at 6% is payable monthly and aggregated $240,000 for the three years ended March 31, 1999, 1998 and 1997, respectively.

   CSC leases the right to mine certain mineral deposits from a related Trust and pays royalties based on units of production. CSC paid royalties of approximately $462,000, $484,000 and $316,000 to the Trust for the three years ended March 31, 1999, 1998 and 1997, respectively.

7. Employee Benefit Plans

   CSC provides retirement benefits to its union employees under a multi-employer pension plan. Contributions are based on an amount for each hour worked. During the three years ended March 31, 1999, 1998 and 1997, CSC contributed approximately $304,000, $244,000 and $185,000, respectively.

   CSC also maintains a noncontributory, defined benefit pension plan covering all eligible nonunion employees. Benefits under the Plan are actuarially computed and include a provision for past service costs. CSC makes contributions to the Plan equal to the amounts accrued for pension expense when

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                         MARCH 31, 1999, 1998 AND 1997

required. Plan assets consist of corporate equity securities and various corporate and government debt obligations. The Plan was overfunded for the three years ended March 31, 1999, 1998 and 1997; thus, CSC did not make any contribution to the Plan.

   The following sets forth the change in benefit obligation, change in plan assets, funded status, combined Balance Sheets presentation, net periodic pension benefit cost and the relevant assumptions for the Company's defined benefit pension plan at March 31:

                                                            March 31
                                                     ------------------------
                                                        1999         1998
                                                     -----------  -----------
     Change in Benefit Obligation:
       Benefit obligation at beginning of year...... $ 1,784,449  $ 1,600,900
       Service cost.................................     200,515      147,095
       Interest cost................................     144,941      114,708
       Liability loss (gain)........................     307,100      (50,887)
       Benefits paid................................     (25,491)     (27,367)
                                                     -----------  -----------
       Benefit Obligation at End of Year............ $ 2,411,514  $ 1,784,449
                                                     ===========  ===========
     Change in Plan Assets:
       Fair value of plan assets at beginning of
        year........................................ $ 3,661,318  $ 2,910,207
       Benefits paid................................     (25,491)     (27,367)
       Investment return............................     524,822      778,478
                                                     -----------  -----------
       Fair Value of Plan Assets at End of Year..... $ 4,160,649  $ 3,661,318
                                                     ===========  ===========
     Funded Status:
       Funded status................................ $ 1,749,135  $ 1,876,868
       Unrecognized gain............................  (1,067,535)  (1,135,035)
       Prior service costs not yet recognized.......    (275,279)    (293,631)
       Unrecognized net transition obligation.......    (301,525)    (322,509)
                                                     -----------  -----------
       Prepaid Pension Cost......................... $   104,796  $   125,693
                                                     ===========  ===========
     Amounts Recognized in Combined Balance Sheets:
       Prepaid Benefit Cost......................... $   104,796  $   125,693
                                                     ===========  ===========

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                         MARCH 31, 1999, 1998 AND 1997


                                                          March 31
                                                -------------------------------
                                                  1999       1998       1997
                                                ---------  ---------  ---------
     Net periodic pension benefit cost:
       Service cost............................ $ 200,515  $ 147,095  $ 142,730
       Interest cost...........................   144,941    114,708    102,400
       Expected return on assets...............  (255,602)  (217,155)  (195,825)
       Transition asset recognition............   (20,983)   (20,983)   (20,983)
       Prior service cost amortization.........   (18,352)   (18,352)   (18,352)
       Net gain recognition....................   (29,622)   (16,822)    (8,483)
                                                ---------  ---------  ---------
     Net periodic pension cost (income)........ $  20,897  $ (11,509) $   1,487
                                                =========  =========  =========
     Weighted-average assumptions:
       Discount rate...........................       7.0%       7.5%       7.5%
       Expected return on plan assets..........       7.0%       7.5%       7.5%
       Rate of compensation increase...........       5.0%       5.0%       5.0%

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                         MARCH 31, 1999, 1998 AND 1997


8. Segment Information

   The Companies have defined their segments into two main areas: quarries and asphalt. These segments are organized under the supervision of the Companies' executive management team and are evaluated based on the following information presented: customer sales, inter-segment sales, depreciation, depletion and amortization expense and gross profit. All inter-segment transactions are eliminated to arrive at the combined Companies' total.

   The quarries segment operates two stone quarries that mine stone used in the asphalt and construction businesses. The asphalt segment operates three asphalt plants in Southwestern Pennsylvania under the trade name of Commercial Asphalt Products. The asphalt segment purchases the majority of its stone from the quarries segment. The Companies grant credit to their customers, the majority of whom are in the construction industry in Southwestern Pennsylvania. Credit is generally granted on open account. As permitted by Statement of Financial Accounting Standards No. 131 "Disclosure About Segments of an Enterprise and Related Information," certain information not routinely used in the management of these segments by executive management has been excluded.

                           Quarries     Asphalt     Other    Eliminations     Total
                          ----------- ----------- ---------- ------------  -----------
1999 Segment Information
 By Group Customer
 sales..................  $22,254,871 $23,338,127 $1,771,174 $(5,410,930)  $41,953,242
Inter-segment sales.....    5,068,815         --     342,115  (5,410,930)          --
Depreciation, depletion
 and amortization
 expense................    2,188,858   1,009,745     21,919         --      3,220,522
Gross profit............    6,948,878   5,197,318  1,129,688     (39,603)   13,236,281
1998 Segment Information
 by Group Customer
 sales..................  $19,966,871 $22,149,911 $  973,305 $(5,337,051)  $37,753,036
Inter-segment sales.....    4,957,859         --     379,192  (5,337,051)          --
Depreciation, depletion
 and amortization
 expense................    2,389,335     423,429      4,560         --      2,817,324
Gross profit............    5,522,104   3,728,662    783,563      (3,874)   10,030,455
1997 Segment Information
 by Group Customer
 sales..................  $16,767,307 $13,265,181 $  783,057 $(4,096,619)  $26,718,926
Inter-segment sales.....    3,784,403         --     312,216  (4,096,619)          --
Depreciation, depletion
 and amortization
 expense................    1,966,319     627,665      4,560         --      2,598,544
Gross profit............    4,636,516     844,879    663,427      14,557     6,159,379

9. Commitments

   Subsequent to March 31, 1999, CSC purchased approximately 228 acres of land and related mineral deposits for approximately $1,645,000.

   In September 1998, CSC entered into a 25-year lease for the right to mine certain mineral deposits. The guaranteed minimum annual rent is $20,000 and is payable on July 1 of each year. The lease requires CSC to pay a royalty on the average selling price of all extracted minerals from the leased property. The guaranteed minimum rent shall be credited and applied to any royalties due under this agreement. CSC incurred expenses of $10,000 relating to this lease for the year ended March 31, 1999.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                         MARCH 31, 1999, 1998 AND 1997


   In November 1998, CSC entered into a contract totaling $509,000 for expansion of an asphalt plant. CSC has paid a $100,000 deposit on the contract, which was classified as construction in progress. Management anticipates completion of the contract during the fiscal year ending March 31, 2000.

10. Contingency

   In November 1998, CSC filed petitions with the Pennsylvania Commonwealth Court seeking review of a Board of Finance and Revenue decision denying CSC's refund of capital stock tax paid for the years ended March 31, 1993, 1994 and 1995. It is CSC's position that it was entitled to claim a manufacturing exemption from Pennsylvania capital stock tax for each of these years. In addition, the Commonwealth of Pennsylvania has issued a settlement notice for the years ended March 31, 1996 and 1997, claiming that CSC is not entitled to the manufacturing exemption claimed for these tax years. CSC is contesting these settlement notices. The capital stock tax issue for the years ended March 31, 1998 and 1999 remains unsettled. In connection with the petitions filed in November 1998, CSC is claiming refunds of previously paid taxes approximating $536,000. CSC intends to vigorously pursue its position with the Commonwealth of Pennsylvania. However, were CSC's position not to be upheld, CSC would not receive any refund and would be required to pay to the Commonwealth of Pennsylvania an additional $623,000 of capital stock tax for the years ended March 31, 1996, 1997, 1998 and 1999 plus any accrued interest. None of these amounts have been recorded in the financial statements, as it is management's position that CSC's claim for a manufacturing exemption will be upheld.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                       CONDENSED COMBINED BALANCE SHEETS

                                                                  September 30,
                                                                      1999
                                                                  -------------
                             ASSETS                                (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents......................................  $   598,459
  Accounts receivable............................................   12,396,068
  Inventory......................................................    1,836,231
  Prepaid expenses...............................................      161,481
                                                                   -----------
    Total Current Assets.........................................   14,992,239
OTHER ASSETS.....................................................    1,808,275
PROPERTY, PLANT AND EQUIPMENT, NET...............................   19,835,798
                                                                   -----------
                                                                   $36,636,312
                                                                   ===========


                           LIABILITIES
CURRENT LIABILITIES
  Payments due within one year on long-term debt.................  $    66,154
  Accounts payable...............................................    3,233,418
  Accrued liabilities............................................    1,823,735
                                                                   -----------
    Total Current Liabilities....................................    5,123,307
LONG-TERM DEBT...................................................      289,717
ACCRUED RECLAMATION COSTS........................................      528,666
COMMITMENTS AND CONTINGENCIES....................................          --


                         OWNERS' EQUITY
COMMON STOCK
  Class A Voting--Par value $5 per share, authorized, issued
   and outstanding 1,200 shares..................................        6,000
  Class B Nonvoting--Par value $5 per share, authorized, issued
   and outstanding 22,800 shares.................................      114,000
                                                                   -----------
RETAINED EARNINGS AND PARTNERS' CAPITAL..........................   30,574,622
                                                                   -----------
                                                                    30,694,622
                                                                   -----------
                                                                   $36,636,312
                                                                   ===========

           See notes to the condensed combined financial statements.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                          Six Months Ended
                                                            September 30
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
                                                       (Unaudited)  (Unaudited)
SALES................................................. $32,326,503  $27,161,450
COSTS AND EXPENSES
  Costs of goods sold and operating expenses..........  19,204,294   14,352,208
  Depreciation, depletion and amortization............   1,563,574    1,575,748
  General and administrative expenses.................   2,141,127    1,604,589
                                                       -----------  -----------
                                                        22,908,995   17,532,545
                                                       -----------  -----------
Income From Operations................................   9,417,508    9,628,905
OTHER INCOME, NET.....................................     332,060      194,097
INTEREST EXPENSE......................................    (123,118)    (123,738)
                                                       -----------  -----------
                                                           208,942       70,359
                                                       -----------  -----------
Net Income............................................ $ 9,626,450  $ 9,699,264
                                                       ===========  ===========



           See notes to the condensed combined financial statements.

                         COMMERCIAL STONE CO., INC. AND

               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

           CONDENSED COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY
                                  (Unaudited)

                                                                       Retained
                          Common                                     Earnings and   Combined
                           Stock    Common   Retained    Partners'    Partners'      Owners'
                         Shares(1) Stock(1) Earnings(1)  Capital(2)    Capital       Equity
                         --------- -------- -----------  ----------  ------------  -----------
BALANCE--March 31,
 1999...................  24,000   $120,000 $28,897,654  $ 440,081   $29,337,735   $29,457,735
Shareholder and partner
 distributions..........     --         --   (8,131,439)  (258,124)   (8,389,563)   (8,389,563)
Net income..............     --         --    9,322,712    303,738     9,626,450     9,626,450
                          ------   -------- -----------  ---------   -----------   -----------
BALANCE--September 30,
 1999...................  24,000   $120,000 $30,088,927  $ 485,695   $30,574,622   $30,694,622
                          ======   ======== ===========  =========   ===========   ===========
BALANCE--March 31,
 1998...................  24,000   $120,000 $23,205,770  $ 362,331   $23,568,101   $23,688,101
Shareholder and partner
 distributions..........     --         --   (1,559,196)  (218,675)   (1,777,871)   (1,777,871)
Net income..............     --         --    9,391,828    307,436     9,699,264     9,699,264
                          ------   -------- -----------  ---------   -----------   -----------
BALANCE--September 30,
 1998...................  24,000   $120,000 $31,038,402  $ 451,092   $31,489,494   $31,609,494
                          ======   ======== ===========  =========   ===========   ===========

--------
(1)  Commercial Stone Co., Inc.
(2)  Commercial Aggregates Transportation & Sales, L.P.


           See notes to the condensed combined financial statements.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                           September 30
                                                     -------------------------
                                                         1999         1998
                                                     ------------  -----------
                                                     (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................ $  9,626,450  $ 9,699,264
  Adjustments to reconcile net income to net cash
   used in operating activities:
  Depreciation, amortization and depletion..........    1,563,574    1,575,748
  Changes in assets and liabilities:
    Receivables.....................................   (8,850,712)  (7,108,996)
    Inventory.......................................      822,919       31,090
    Prepaid expenses and other assets...............    1,997,699     (298,900)
    Accounts payable................................    1,392,924     (365,605)
    Accrued expenses................................     (344,921)     420,412
                                                     ------------  -----------
      Net Cash Provided By Operating Activities.....    6,207,933    3,953,013

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property, plant and equipment, net....   (2,766,066)  (1,634,482)
                                                     ------------  -----------
      Net Cash Used In Investing Activities.........   (2,766,066)  (1,634,482)

CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to stockholders.....................   (7,881,563)  (1,777,871)
  Payments on long-term debt........................   (4,000,640)      (7,019)
                                                     ------------  -----------
      Net Cash Used In Financing Activities.........  (11,882,203)  (1,784,890)
                                                     ------------  -----------
      Net (Decrease) Increase In Cash and Cash
       Equivalents..................................   (8,440,336)     533,641

CASH AND CASH EQUIVALENTS
  Beginning of period...............................    9,038,795    5,259,985
                                                     ------------  -----------
  End of period..................................... $    598,459  $ 5,793,626
                                                     ============  ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for interest............ $    123,000  $   124,000
                                                     ============  ===========

Supplemental disclosures of noncash information included in accrued liabilities at September 30, 1999 are shareholder distributions of $508,000.

The Company purchased land and incurred debt of approximately $280,000 during the six months ended September 30, 1999.

           See notes to the condensed combined financial statements.

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                  (Unaudited)

1. Summary of Significant Accounting Policies

   A summary of significant accounting policies applied by management in the preparation of the accompanying condensed combined financial statements follows.

   Interim Accounting--Commercial Stone Co., Inc. (CSC) and Commercial Aggregates Transportation & Sales, L.P. (the Companies) combined financial statements for the fiscal year ended March 31, 1999 includes additional information about the Companies, their operations and their combined financial statements, and contains a summary of significant accounting polices followed by the Companies in preparation of their combined financial statements and should be read in conjunction with these condensed combined financial statements. These policies were also followed in preparing these condensed combined financial statements.

   In the opinion of management, all adjustments which are of a normal and recurring nature necessary for a fair statement of the results of operations of these interim periods have been included. Net income for the six months ended September 30, 1999 is not necessarily indicative of the results to be expected for the full fiscal year.

2. Related Party Transactions

   During the six months ended September 30, 1999, CSC repaid a $4.0 million note payable to Dell H. Shearer Marital Trust.

   Additionally, during the six months ended September 30, 1999, Three Rivers Marine & Rail Terminals, L.P. paid a note receivable of $1,625,000 in full to CSC.

3. Inventory

   Inventory consists of the following:

                                                                 September 30,
                                                                     1999
                                                                 -------------
       Mining division stone....................................  $1,207,332
       Asphalt division stone...................................     494,446
       Materials brokerage......................................      72,494
       Cild patch asphalt.......................................      61,959
                                                                  ----------
                                                                  $1,836,231
                                                                  ==========

4. Property, Plant and Equipment

   Property, plant and equipment consists of the following:

                                                                     September
                                                                     30, 1999
                                                                    -----------
       Machinery and equipment..................................... $36,534,528
       Office equipment............................................     585,288
       Light trucks and automobiles................................     455,796
       Buildings and improvements..................................   2,796,505
       Land and mineral deposits...................................   3,458,741
       Construction in progress....................................      60,000

                         COMMERCIAL STONE CO., INC. AND
               COMMERCIAL AGGREGATES TRANSPORTATION & SALES, L.P.

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS--(Continued)

              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                  (Unaudited)

                                                                    September
                                                                    30, 1999
                                                                   -----------
                                                                    43,890,858
         Less--Accumulated depreciation, amortization and
          deletion................................................  24,055,060
                                                                   -----------
                                                                   $19,835,798
                                                                   ===========

5. Contingency

   In November 1998, CSC filed petitions with the Pennsylvania Commonwealth Court seeking review of a Board of Finance and Revenue decision denying CSC's refund of capital stock tax paid for the years ended March 31, 1993, 1994 and 1995. It is CSC's position that it was entitled to claim a manufacturing exemption from Pennsylvania capital stock tax for each of these years. In addition, the Commonwealth of Pennsylvania has issued a settlement notice for the years ended March 31, 1996 and 1997, claiming that CSC is not entitled to the manufacturing exemption claimed for these tax years. CSC is contesting these settlement notices. The capital stock tax issue for the years ended March 31, 1998 and 1999 remains unsettled. In connection with the petitions filed in November 1998, CSC is claiming refunds of previously paid taxes approximating $536,000. CSC intends to vigorously pursue its position with the Commonwealth of Pennsylvania. However, were CSC's position not to be upheld, CSC would not receive any refund and would be required to pay to the Commonwealth of Pennsylvania an additional $623,000 of capital stock tax for the years ended March 31, 1996, 1997, 1998 and 1999 plus any accrued interest. None of these amounts have been recorded in the financial statements, as it is management's position that CSC's claim for a manufacturing exemption will be upheld.

6. Subsequent Events

   On October 1, 1999, the Companies were purchased, along with a related party that owned the mineral rights, by Better Minerals & Aggregates Company. Pursuant to the acquisition, the mineral rights were recorded as assets by Better Minerals & Aggregates Company and property, plant and equipment were adjusted to their fair value. Additionally, the Companies' tax statuses of S Corporation and limited partnership, respectively, were changed to a C Corporation.

Better Minerals & Aggregates Company

Offer To Exchange All Outstanding
13% Senior Subordinated Notes due 2009 for
13% Senior Subordinated Notes due 2009,
Which Have Been Registered Under
the Securities Act of 1933